Exhibit 2.1

BUSINESS COMBINATION AGREEMENT

by and among

HAYMAKER ACQUISITION CORP. III,

HAYMAKER SPONSOR III LLC,

BIOTE HOLDINGS, LLC,

BIOTE MANAGEMENT, LLC,

DR. GARY DONOVITZ

IN HIS INDIVIDUAL CAPACITY

and

TERESA S. WEBER

AS THE MEMBERS’ REPRESENTATIVE HEREUNDER

DATED AS OF DECEMBER 13, 2021

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EXHIBITS

Exhibit A – Debt Commitment Letter

Exhibit B – Buyer Second A&R Certificate of Incorporation

Exhibit C – Buyer A&R Bylaws

Exhibit D – Sponsor Letter Agreement

Exhibit E – Company A&R OA

Exhibit F – Tax Receivable Agreement

Exhibit G – Investor Rights Agreement

Exhibit H – Phantom Equity Acknowledgement & Schedule of Awards

Exhibit I – Recapitalization Steps Plan

BUSINESS COMBINATION AGREEMENT

This Business Combination Agreement (this “Agreement”) is made and entered into as of December 13, 2021 (the “Effective Date”), by and among (i) Haymaker Acquisition Corp. III, a Delaware corporation (the “Buyer”), (ii) Haymaker Sponsor III LLC, a Delaware limited liability company (the “Sponsor”), (iii) BioTe Holdings, LLC, a Nevada limited liability company (the “Company”), (iv) BioTe Management, LLC, a Nevada limited liability company (the “Class A Member”); (v) Dr. Gary Donovitz (the “Founder”), in his individual capacity and (vi) Teresa S. Weber (the “Members’ Representative”). Each of the Buyer, the Sponsor, the Company, the Class A Member, the Founder and the Members’ Representative is also referred to herein as a “Party” and, collectively, as the “Parties.” Capitalized terms used and not otherwise defined herein have the meanings ascribed to them under Section 1.1.

RECITALS

WHEREAS, the Buyer is a special purpose acquisition company formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses;

WHEREAS, in connection with the transactions contemplated hereby, BioTE Medical, LLC (the “Borrower”) has entered into a certain debt commitment letter with Truist Bank and Truist Securities, Inc. (together, the “Debt Provider”) to obtain (i) a $50,000,000 senior secured revolving credit facility in favor of the Company and (ii) a $125,000,000 senior secured term loan A facility in favor of the Borrower (the “Debt Commitment Letter”), attached hereto as Exhibit A;

WHEREAS, the Buyer Board has (i) determined that the transactions contemplated by this Agreement are fair, advisable and in the best interests of the Buyer and the Buyer Stockholders, and (ii) approved this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth herein;

WHEREAS, each of the Company Board and the Class A Member has (i) determined that the transactions contemplated hereby are fair, advisable and in the best interest of the Company, and (ii) approved this Agreement and the transactions contemplated hereby, including the Company A&R OA, upon and subject to the conditions set forth herein and in accordance with the Company OA (the “Requisite Consent”);

WHEREAS, on the terms and subject to the conditions of this Agreement, not later than immediately prior to the Closing, the Buyer shall amend and restate (i) the Buyer Certificate of Incorporation by adopting the Second Amended and Restated Certificate of Incorporation of the Buyer, substantially in the form attached hereto as Exhibit B (the “Buyer Second A&R Certificate of Incorporation”) and (ii) the Buyer Bylaws by adopting the Amended and Restated Bylaws of the Buyer, substantially in the form attached hereto as Exhibit C (the “Buyer A&R Bylaws”), to (among other things) establish a structure containing Buyer Class A Common Stock, which will carry such economic and voting rights as set forth in the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws, and Buyer Class V Voting Stock, which will carry only such voting rights as set forth in the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws;

WHEREAS, pursuant to the terms and conditions of the Buyer Certificate of Incorporation, in connection with the Closing, all then-outstanding shares of Buyer Class B Common Stock will be converted into shares of Buyer Class A Common Stock (after giving effect to the Sponsor Letter Agreement) on a one-for-one basis (the “Buyer Class B Common Stock Conversion”);

WHEREAS, as of the Effective Date, the Sponsor has agreed to (a) vote in favor of this Agreement and the transactions contemplated hereby, (b) subject to certain exceptions, not effect any sale or distribution of any Buyer Class B Common Stock or Buyer Warrants during the period described therein and (c) waive any and all anti-dilution rights described in Buyer’s Certificate of Incorporation or otherwise with respect to the conversion of the shares of Buyer Class B Common Stock held by the Sponsor into shares of Buyer Class A Common Stock in connection with the transactions contemplated by this Agreement, as more fully set forth in, and subject to the terms and conditions of, a letter agreement by and among the Sponsor, the Members’ Representative, the Company, the Buyer, and each holder of Buyer Class B Common Stock that is required to become bound by the terms and conditions thereof, in the form attached hereto as Exhibit D (the “Sponsor Letter Agreement”);

WHEREAS, on the Closing Date, the Company will convert into a Delaware limited liability company pursuant to the provisions of Section 18-214 of the Delaware Limited Liability Company Act, Del. Code title 6, Section 18-101, et seq., as amended from time to time or any corresponding provisions of succeeding law by filing a certificate of conversion with the Delaware Secretary of State and filing a plan of conversion with the Nevada Secretary of State (the “Conversion”);

WHEREAS, immediately prior to the Closing, the Company will effectuate a recapitalization, pursuant to which all Class A Units, Class AA Units, Class AAA Units and Class AAAA Units held by the Members will be converted or exchanged (whether by direct exchange, merger or otherwise) into a number of Equity Interests designated as “Class A Common Units” (“Company Units”) in the amounts determined in accordance with the Company A&R OA, the result of which will be that the Members will hold a single class of Company Units as of immediately prior to the Closing (the “Recapitalization”);

WHEREAS, immediately prior to the Closing, the Company and the Members shall amend and restate the Company’s operating agreement by adopting the Second Amended and Restated Operating Agreement of the Company substantially in the form attached hereto as Exhibit E (the “Company A&R OA”) to, among other things, reflect the Conversion, the Recapitalization, to permit the issuance and ownership of the Equity Interests of the Company as contemplated to be issued and owned upon consummation of the transactions contemplated by this Agreement, designate the Buyer as the sole manager of the Company, otherwise amend and restate the rights and preferences of the Company Units and set forth the rights and preferences of the Company Units, and establish the ownership of the Company Units by the Persons indicated in the Company A&R OA, in each case, as set forth in the Company A&R OA;

WHEREAS, in connection with Closing, on the Closing Date, (a) the Members on a Pro Rata Basis will subject (i) ten million (10,000,000) Retained Company Units held by them (the “Member Earnout Units”) and (ii) ten million (10,000,000) shares of the Buyer Class V Voting Stock distributed to them by the Company (the “Earnout Voting Shares”); and (b) the Sponsor will subject one million five hundred eighty-seven thousand and five hundred (1,587,500) shares (the “Sponsor Earnout Shares”) of Buyer Class A Common Stock held by it after giving effect to the Buyer Class B Common Stock Conversion (collectively, the “Sponsor Shares”), and Buyer will subject a number of Closing Company Units equal to the number of Sponsor Earnout Shares (the “Sponsor Earnout Units,” and, together with the Sponsor Earnout Shares, the Earnout Voting Shares and the Member Earnout Units, the “Earnout Securities”) to certain restrictions and potential forfeiture pending the achievement (if any) of certain earnout targets pursuant to the terms of this Agreement;

WHEREAS, upon the terms and subject to the conditions set forth in this Agreement, the Buyer wishes to acquire the Closing Company Units from the Company in exchange for the Closing Date Cash paid pursuant to Sections 2.2(b)-(g), that number of shares of Buyer Class V Voting Stock equal to the number of Retained Company Units (including the Member Earnout Units) and certain rights under the Tax Receivable Agreement, in each case, in accordance with the terms of this Agreement;

WHEREAS, simultaneously with the Closing, the Members’ Representative, the Company and the Buyer will enter into a Tax Receivable Agreement substantially in the form attached hereto as Exhibit F (the “Tax Receivable Agreement”);

WHEREAS, simultaneously with the Closing, the Members’ Representative, the Sponsor, the Buyer and, solely for the limited purpose set forth therein, the Buyer Insiders will enter into an Investor Rights Agreement substantially in the form attached hereto as Exhibit G (the “Investor Rights Agreement”);

WHEREAS, prior to the Closing Date, as a condition and inducement to the willingness of the Buyer to enter into this Agreement, each of the Executives will enter into an Employment Agreement with the Company, effective as of the Closing;

WHEREAS, as a material inducement to the Buyer to enter into this Agreement, each holder of phantom equity in any BioTE Company (each, a “Phantom Equity Holder”) will enter into a phantom equity acknowledgement in substantially the form attached hereto as Exhibit H (the “Phantom Equity Acknowledgement”), to be effective as of the Closing; and

WHEREAS, as a condition to the consummation of the transactions contemplated by this Agreement and by the Ancillary Agreements, the Buyer shall provide an opportunity to the Buyer Stockholders to exercise their rights to participate in the Buyer Share Redemption, on the terms and subject to the conditions and limitations, set forth in this Agreement and the applicable Buyer Governing Documents in conjunction with, inter alia, obtaining approval from the Buyer Stockholders for the transactions contemplated by this Agreement and by the Ancillary Agreements.

NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Agreement, and subject to the terms and conditions set forth in this Agreement, the Parties, intending to be legally bound, hereby agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Section 1.1 Certain Definitions. For purposes of this Agreement, capitalized terms used in this Agreement but not otherwise defined herein shall have the meanings set forth below.

“ACA” has the meaning set forth in Section 3.15(c).

“Additional Buyer Filings” has the meaning set forth in Section 5.11(f).

“Affiliate” of any particular Person means any other Person controlling, controlled by, or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct the management and policies of a Person, whether through the ownership of voting securities, by Contract, its capacity as a sole or managing member, or otherwise.

“Affiliated Transactions” has the meaning set forth in Section 3.22.

“Agreement” has the meaning set forth in the Preamble.

“Allocation” has the meaning set forth in Section 7.1(f).

“Alternative Target” has the meaning set forth in Section 5.17(b).

“Ancillary Agreements” means the Company A&R OA, the Tax Receivable Agreement, the Investor Rights Agreement, the Sponsor Letter Agreement, the documents and approvals underlying the Requisite Consent and each other agreement, instrument and certificate required by this Agreement to be executed by any of the Parties as contemplated by this Agreement, in each case only as applicable to the relevant Party or Parties to such Ancillary Agreement, as indicated by the context in which such term is used.

“Annual Financial Statements” has the meaning set forth in Section 3.4(a).

“Anti-Money Laundering Laws” means applicable Laws related to money laundering, including the Currency and Foreign Transaction Reporting Act of 1970 (also known as the Bank Secrecy Act), the Money Laundering Control Act of 1986 and any other applicable Law related to money laundering of any jurisdictions in which any BioTE Company conducts business, including any anti-racketeering laws involving money laundering or bribery as a racketeering act.

“Assets” has the meaning set forth in Section 3.19(a).

“At-Risk Sponsor Shares” means, after giving effect to the Buyer Class B Common Stock Conversion, an aggregate amount of 793,750 Sponsor Shares. For the avoidance of doubt, the At-Risk Sponsor Shares shall not overlap with or reduce the Sponsor Earnout Shares.

“BioTE Companies” means, collectively, the Company and the Company Subsidiaries.

“BioTE Mexico Equity Interests” means all partnership interests representing the outstanding capital of BioTE Mexico Sub.

“BioTE Mexico Sub” means Bio-Pellet Mexico, S. de R.L. de C.V., a Mexican Sociedad de Responsabilidad Limitada de Capital Variable.

“BioTE Mexico Transfer” has the meaning set forth in Section 2.4(a)(ix).

“Business Combination” has the meaning ascribed to such term in the Buyer Certificate of Incorporation and the Buyer Bylaws.

“Business Day” means any day except a Saturday, a Sunday or any other day on which commercial banks are required or authorized to close in the State of New York.

“Buyer” has the meaning set forth in the Preamble.

“Buyer A&R Bylaws” has the meaning set forth in the Recitals.

“Buyer Balance Sheet” has the meaning set forth in Section 4.12(c).

“Buyer Board” means, at any time, the board of directors of the Buyer.

“Buyer Board Recommendation” has the meaning set forth in Section 4.1.

“Buyer Bylaws” means the bylaws of the Buyer as in effect on the Effective Date.

“Buyer Capital Stock” means (a) prior to the Closing, the Buyer Class A Common Stock, the Buyer Class B Common Stock and the Buyer Preferred Stock and (b) following the Closing, the Buyer Class A Common Stock, the Buyer Class V Voting Stock and the Buyer Preferred Stock.

“Buyer Certificate of Incorporation” means the amended and restated certificate of incorporation of the Buyer, dated as of March 1, 2021, as in effect on the Effective Date.

“Buyer Class A Common Stock” means the Class A common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation and the Buyer Second A&R Certificate of Incorporation.

“Buyer Class B Common Stock” means the Class B common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation.

“Buyer Class B Common Stock Conversion” has the meaning set forth in the Recitals.

“Buyer Class V Voting Stock” means the Class V common stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Second A&R Certificate of Incorporation.

“Buyer Competing Transaction” means any transaction involving, directly or indirectly, any merger or consolidation with, or acquisition of, purchase of all or substantially all of the assets or equity of, consolidation or similar business combination with, or other transaction that would constitute a Business Combination with or involving the Buyer and a third party, other than the BioTE Companies.

“Buyer D&O Provisions” has the meaning set forth in Section 5.14(a).

“Buyer’s Disclosure Letter” means the Disclosure Letter delivered by the Buyer to the Company concurrently with the execution and delivery of this Agreement.

“Buyer Executives” means Andrew Heyer, Steven Heyer, and Christopher Bradley.

“Buyer Fundamental Representations” means the representations and warranties set forth in Section 4.1 (Organization; Authority; Enforceability), Section 4.2 (Capitalization), Section 4.3 (Brokerage), Section 4.4 (Trust Account) and Section 4.13 (Investment Intent).

“Buyer Governing Documents” means, at any time prior to the Closing, the Buyer Certificate of Incorporation and the Buyer Bylaws, and, at any time following the Closing, the Buyer Second A&R Certificate of Incorporation and the Buyer A&R Bylaws, as in effect at such time.

“Buyer Indemnified Person” has the meaning set forth in Section 5.14(a).

“Buyer Insiders” means Steven J. Heyer, Andrew J. Heyer, Christopher Bradley, Joseph M. Tonnos, Roger Meltzer, Frederic H. Mayerson, and Stephen W. Powell.

“Buyer Material Adverse Effect” means any event, circumstance or state of facts that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect upon the ability of the Buyer to perform its obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided that the consummation of any Buyer Share Redemptions shall not be deemed to constitute a Buyer Material Adverse Effect.

“Buyer Parties” has the meaning set forth in Section 10.2(a).

“Buyer Post-Closing Representation” has the meaning set forth in Section 10.16(b)(i).

“Buyer Preferred Stock” means the preferred stock of the Buyer, par value one ten-thousandth of one dollar ($0.0001) per share, authorized pursuant to the Buyer Certificate of Incorporation and the Buyer Second A&R Certificate of Incorporation.

“Buyer Prepared Returns” has the meaning set forth in Section 7.1(a)(i).

“Buyer Public Securities” has the meaning set forth in Section 4.8.

“Buyer Released Matters” has the meaning set forth in Section 5.13(b).

“Buyer Released Parties” has the meaning set forth in Section 5.13(b).

“Buyer Releasing Parties” has the meaning set forth in Section 5.13(b).

“Buyer SEC Documents” has the meaning set forth in Section 4.5(a).

“Buyer SEC Filing” means the forms, reports, schedules, registration statements and other documents required to be filed by the Buyer with the SEC, including the Proxy Statement, Additional Buyer Filings, the Signing Form 8-K and the Closing Form 8-K, and all amendments, modifications and supplements thereto.

“Buyer Second A&R Certificate of Incorporation” has the meaning set forth in the Recitals.

“Buyer Share Redemption” means the election of an eligible holder of the Buyer Class A Common Stock (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement) to redeem all or a portion of such holder’s Buyer Class A Common Stock, at the per-share price, payable in cash, equal to such holder’s pro rata share of the Trust Account (as determined in accordance with the applicable Buyer Governing Documents and the Trust Agreement), by tendering such holders Buyer Class A Common Stock for redemption not later than the Buyer Share Redemption Deadline.

“Buyer Share Redemption Deadline” means 5:00 p.m. Eastern Time on the date that is two (2) Business Days prior to the date of the Buyer Stockholder Meeting

“Buyer Stockholder Meeting” means a special meeting of the Buyer Stockholders to vote on the Buyer Stockholder Voting Matters.

“Buyer Stockholder Voting Matters” means, collectively, proposals to approve (a) the adoption of this Agreement and the transactions contemplated by this Agreement, (b) the proposed Buyer Second A&R Certificate of Incorporation, (c) the adoption of the Equity Incentive Plan, (d) the issuance of the Buyer Class A Common Stock and Buyer Class V Voting Stock, including the Earnout Voting Shares, pursuant to this Agreement, to the extent required by the Stock Exchange, and (e) any other proposals that are required for the consummation of the transactions contemplated by this Agreement that are submitted to, and require the vote of, the Buyer Stockholders in the Proxy Statement and agreed to by the Buyer and the Company.

“Buyer Stockholders” means the holders of the Buyer Class A Common Stock, Buyer Class B Common Stock and Buyer Preferred Stock, in each case, as of immediately prior to the Closing.

“Buyer Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to, (i) the Buyer or (ii) the Sponsor, in each case, as set forth herein, and in the case of the Sponsor, only to the extent the Buyer is obligated to pay, has paid, or has agreed to pay such Transaction Expense, in each case, as set forth herein.

“Buyer Transaction Expenses Certificate” has the meaning set forth in Section 2.4(b)(v).

“Buyer Warrants” has the meaning set forth in Section 4.2(a).

“CARES Act” means the Coronavirus Aid, Relief, and Economic Security Act of 2020.

“Cash Consideration” means the portion of the aggregate consideration paid or payable to the Selling Member in accordance with Section 2.2, which amount shall in no event exceed one hundred ninety-nine million dollars ($199,000,000).

“Change of Control” means, solely for purposes of Section 2.5, (a) a direct or indirect sale, lease, transfer, or other disposition of all or substantially all of the assets of the Buyer and the BioTE Companies (taken as a whole) in any transaction or series of related transactions to a Person or a “group” (as such term is defined under Regulation 13D under the Securities Exchange Act), or (b) any transaction with a Person or “group” (as such term is defined under Regulation 13D under the Securities Exchange Act), pursuant to which such Person or group acquires, directly or indirectly, in any single transaction or series of related transactions, more than 50% of the total voting power or economic rights of the equity securities of Buyer or the Company (excluding, for the avoidance of doubt, (i) any Earnout Voting Shares, (ii) Member Earnout Units, (iii) Sponsor Earnout Shares or (iv) Sponsor Earnout Units to be issued or to become vested in connection with such transaction(s) pursuant to Section 2.5, in each case, in connection with such Change of Control, as applicable) (whether by merger, consolidation, sale, exchange, issuance, transfer or redemption of equity securities or otherwise). For the avoidance of doubt, the Recapitalization shall not constitute a Change of Control.

“Class A Units” means the Class A Units (as defined in the Company OA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Class AA Units” means the Class AA Units (as defined in the Company OA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Class AAA Units” means the Class AAA Units (as defined in the Company OA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Class AAAA Units” means the Class AAAA Units (as defined in the Company OA) issued and outstanding immediately prior to the consummation of the Recapitalization.

“Closing” has the meaning set forth in Section 2.3.

“Closing Company Units” means a number of Company Units equal to the aggregate number of outstanding shares of Buyer Class A Common Stock issued and outstanding as of immediately prior to the Closing (after giving effect to any Buyer Share Redemptions, any Equity Financing, the Buyer Class B Common Stock Conversion and any forfeiture of At-Risk Sponsor Shares pursuant to Section 2.5(e)).

“Closing Date” has the meaning set forth in Section 2.3.

“Closing Date Cash” means, as of immediately prior to the Closing, an aggregate amount equal to (without duplication) (a) the cash in the Trust Account and any Buyer cash held outside of the Trust Account, less (b) the amounts required for the Buyer Share Redemptions, plus (c) the aggregate proceeds to be received by any BioTE Company from the Debt Financing, plus (d) the aggregate proceeds to be received by Buyer pursuant to the Equity Financing.

“Closing Form 8-K” has the meaning set forth in Section 5.11(g).

“Closing Press Release” has the meaning set forth in Section 5.11(g).

“Code” means the U.S. Internal Revenue Code of 1986.

“Company” has the meaning set forth in the Preamble.

“Company A&R OA” has the meaning set forth in the Recitals.

“Company Board” means, prior to Closing, the board of managers of the Company.

“Company Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA, whether or not subject to ERISA) and each equity, phantom equity, or equity-based compensation, retirement, pension, savings, profit sharing, bonus, incentive, severance, separation, employment, individual consulting or individual independent contractor, change in control, retention, deferred compensation, vacation, paid time off, medical, dental, life or disability, retiree or post-termination health or welfare, salary continuation, fringe or other compensatory or benefit plan, program, policy, arrangement or Contract, in each case, that is currently maintained, sponsored or contributed to (or required to be contributed to) on behalf of or for the benefit of any current or former employees, directors or other service providers of the BioTE Companies or under or with respect to which any of the BioTE Companies has any material Liability.

“Company D&O Provisions” has the meaning set forth in Section 5.14(a).

“Company Equity Value” means an amount equal to five hundred and fifty-five million dollars ($555,000,000).

“Company Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization Authority; Enforceability), Section 3.3 (Capitalization), Section 3.5 (No Material Adverse Effect) and Section 3.13 (Brokerage).

“Company Indemnified Person” has the meaning set forth in Section 5.14(a).

“Company OA” means that certain Amended and Restated Operating Agreement of the Company effective as of December 31, 2015, as amended by that certain First Amendment to Amended and Restated Operating Agreement effective as of March 31, 2019.

“Company Parties” has the meaning set forth in Section 10.2(a).

“Company Permits” has the meaning set forth in Section 3.17(b).

“Company Post-Closing Representation” has the meaning set forth in Section 10.16(a)(i).

“Company PPP Loan” means that certain Promissory Note entered into between BioTE Medical, LLC and Bank of America dated April 28, 2020, in the principal amount of $2,224,638.00.

“Company Products” means all (a) products made commercially available, marketed, distributed, supported, sold, leased, imported for resale or licensed out by or on behalf of any of the BioTE Companies, or which any of the BioTE Companies intends to make commercially available, market, distribute, support, sell, lease, import for resale, or license, (b) services offered, made commercially available, marketed, delivered or provided by any of the BioTE Companies, and (c) technology used in the provision or delivery of services by or on behalf of any of the BioTE Companies including but not limited to any software products or application services utilizing such products currently marketed, licensed, sold, or distributed by or on behalf of any of the BioTE Companies.

“Company Released Matters” has the meaning set forth in Section 5.13(a).

“Company Released Parties” has the meaning set forth in Section 5.13(a).

“Company Releasing Parties” has the meaning set forth in Section 5.13(a).

“Company Subsidiaries” means the direct and indirect Subsidiaries of the Company.

“Company Transaction Expenses” means the aggregate Transaction Expenses incurred by, or attributable to (whether or not billed or accrued for), (i) the Company, (ii) any Member, (iii) the Members’ Representative and (iv) the BioTE Companies, in each case, as set forth herein, and in the case of any Member, only to the extent a BioTE Company is obligated to pay, has paid, or has agreed to pay such Transaction Expense, in each case, as set forth herein.

“Company Transaction Expenses Certificate” has the meaning set forth in Section 2.4(a)(vi).

“Company Units” has the meaning set forth in the Recitals.

“Company’s Disclosure Letter” means the Disclosure Letter delivered by the Company to the Buyer concurrently with the execution and delivery of this Agreement.

“Competing Buyer” has the meaning set forth in Section 5.17(a).

“Competing Transaction” means (a) any transaction involving any BioTE Company, which, upon consummation thereof, would (x) result in any BioTE Company becoming a public company or (y) which would impede, interfere with, or prevent the transactions contemplated hereby, (b) any direct or indirect sale (including by way of a merger, consolidation, license, transfer, sale, or other business combination or similar transaction) of any material portion of the assets (including sale or transfer of any material Intellectual Property) or business of the BioTE Companies, taken as a whole (but excluding the sale of assets in the Ordinary Course of Business that in the aggregate could not reasonably be expected to impede, interfere with, or prevent the transactions contemplated hereby), (c) any direct or indirect sale (including by way of an issuance, dividend, distribution, merger, consolidation, license, transfer, sale, or other business combination or similar transaction) of Equity Interests of any BioTE Company (excluding any such sale between or among the BioTE Companies) (except, in each case, as contemplated by this Agreement), or (d) any liquidation or dissolution (or the adoption of a plan of liquidation or dissolution) of any BioTE Company (except to the extent contemplated by the terms of this

Agreement), in all cases of clauses (a) through (d), either in one or a series of related transactions, where such transaction(s) is to be entered into with a Competing Buyer (including any Interested Party or any representatives of any Interested Party); provided that, notwithstanding anything herein to the contrary, “Competing Transaction” shall be deemed to exclude any transaction, arrangement, Contract or understanding involving any Person (other than a BioTE Company) that is an Affiliate of any Interested Party so long as such transaction, arrangement, Contract or understanding does not directly or indirectly involve any BioTE Company or any assets or Equity Interests of the BioTE Companies.

“Compliance Program” has the meaning set forth in Section 3.20(k).

“Confidentiality Agreement” means that certain Confidentiality Agreement dated as of June 21, 2021, by and between the Buyer and the Company, as the same may be further amended or supplemented from time to time.

“Contract” means any written contract, agreement, license, sublicense, Lease, use or occupancy agreement, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto).

“Cooley” has the meaning set forth in Section 10.16(a)(i).

“Copyleft Terms” has the meaning set forth in Section 3.10(d).

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemics, or disease outbreaks.

“COVID-19 Actions” means all reasonable actions taken, or planned to be taken, by a BioTE Company in the Ordinary Course of Business in response to events, occurrences, conditions, circumstances, or developments arising directly or indirectly as a result of the COVID-19 outbreak, its impact on economic conditions, its impact on the operations of the Company, risks to the health and safety of any Person, or actions taken by an applicable Governmental Entity.

“COVID-19 Measures” means any applicable quarantine, ‘shelter in place,’ ‘stay at home,’ workforce reduction, social distancing, shut down, closure, sequester, safety or similar Law, Order, directive, guideline, or recommendation promulgated by an applicable Governmental Entity (including the Centers for Disease Control and Prevention and the World Health Organization), in each case, in connection with or in response to COVID-19, including, but not limited to, the CARES Act and the Families First Coronavirus Response Act of 2020.

“Data Room” has the meaning set forth in Section 10.7.

“Debt Commitment Letters” has the meaning set forth in the Recitals.

“Debt Facilities” means the debt facilities entered into between the Buyer or any BioTE Company and the Debt Provider on the terms of the Debt Commitment Letters or any alternative financing entered into by the Buyer or any BioTE Company pursuant to the terms of Section 5.19.

“Debt Financing” means the debt financing pursuant to the Debt Facilities.

“Debt Provider” has the meaning set forth in the Recitals.

“Deemed Sale” has the meaning set forth in Section 7.1(f).

“DGCL” means the Delaware General Corporation Law.

“Director Threshold Amount” means one hundred fifty-eight million eight hundred thousand dollars ($158,800,000).

“Disclosure Letters” means the Buyer’s Disclosure Letter and the Company’s Disclosure Letter.

“Discrimination Complaint” has the meaning set forth in Section 3.14(i).

“DLA” has the meaning set forth in Section 10.16(b)(i).

“DRE Subsidiaries” has the meaning set forth in Section 7.1(f).

“Earnout Deadline” has the meaning set forth in Section 2.5(b)(v).

“Earnout Notice” has the meaning set forth in Section 2.5(b)(ii).

“Earnout Restrictions” has the meaning set forth in Section 2.5(b)(iv).

“Earnout Securities” has the meaning set forth in the Recitals.

“Earnout Voting Shares” has the meaning set forth in the Recitals.

“Effective Date” has the meaning set forth in the Preamble.

“Enforceability Exceptions” has the meaning set forth in Section 3.1.

“Environmental Laws” means all Laws concerning pollution, human health or safety, Hazardous Materials or protection of the environment.

“Environmental Permits” means all permits, licenses, authorizations, registrations, certifications and other approvals issued under or required by Environmental Laws.

“Equity Financing” has the meaning set forth in Section 5.18.

“Equity Incentive Plan” has the meaning set forth in Section 5.6.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock, or equity of (or other ownership or profit interests in) such Person, all of the warrants, options, or other rights for the purchase or acquisition from such Person of shares of capital stock or equity of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock or equity of (or other ownership or profit interests in) such

Person, or warrants, rights, or options for the purchase or acquisition from such Person of such shares or equity (or such other interests), restricted stock awards, restricted stock units, equity appreciation rights, phantom equity rights, profit participation and all of the other ownership or profit interests of such Person (including partnership or member interests therein), whether voting or nonvoting.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“Executives” means Teresa S. Weber and Robbin C. Gibbons.

“Extraordinary Dividend” has the meaning set forth in Section 2.5(d)(ii).

“Family Member” means, with respect to any individual, (a) (i) such individual, (ii) the spouse and lineal descendants (whether natural or adopted) of such individual, (iii) any spouse of any of the individuals described in clause (ii), and (iv) a trust solely for the benefit of any individuals described in the foregoing clauses (i) through (iii); and (b) any siblings or parents of any of the individuals described in clause (a)(i) through (iii); provided that, with respect any representation or warranty related to an Interested Party or Family Member, clause (b) shall be limited to the Knowledge of the Company.

“FDA” means U.S. Food and Drug Administration.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914.

“Final Allocation” has the meaning set forth in Section 7.1(f).

“Final Tax Basis Balance Sheet” has the meaning set forth in Section 7.1(f).

“Financial Statements” has the meaning set forth in Section 3.4(a).

“Financing Source Parties” means, collectively, the Financing Sources, their affiliates and such Persons’ and their affiliates’ respective current, former and future directors, officers, general or limited partners, shareholders, members, managers, controlling persons, employees, representatives and agents, and the respective successors and assigns of each of the foregoing.

“Financing Sources” means entities that have committed to provide or otherwise entered into agreements in connection with the Debt Financing or other financings in connection with the transactions contemplated hereby.

“Flow-Thru Entity” means (a) any entity, plan or arrangement that is treated for Income Tax purposes as a partnership, (b) a “controlled foreign corporation” within the meaning of Code Section 957, (c) a “specified foreign corporation” within the meaning of Code Section 965 or (d) a “passive foreign investment company” within the meaning of Code Section 1297.

“Fraud” means a claim for Delaware common law fraud brought against a Party based on a representation of such Party contained in this Agreement; provided that at the time such representation was made (a) such representation was inaccurate, (b) such Party had actual knowledge (and not imputed or constructive knowledge) of the inaccuracy of such representation,

(c) such Party had the specific intent to deceive another Party and (d) the other Party acted in reliance on such inaccurate representation and suffered losses as a result of such inaccuracy. For the avoidance of doubt, “Fraud” does not include any claim for equitable fraud, promissory fraud, unfair dealings fraud, or any torts (including a claim for fraud) based on negligence or recklessness.

“GAAP” means United States generally accepted accounting principles, consistently applied.

“Governing Documents” means (a) in the case of a corporation, its certificate of incorporation (or analogous document) and bylaws; (b) in the case of a limited liability company, its certificate of formation (or analogous document) and limited liability Company OA; or (c) in the case of a Person other than a corporation or limited liability company, the documents by which such Person (other than an individual) establishes its legal existence or which govern its internal affairs.

“Governmental Entity” means any nation or government, any state, province, county, municipal or other political subdivision thereof, any entity exercising executive, legislative, tribal, judicial, regulatory or administrative functions of or pertaining to government, including any court, arbitrator (public or private) or other body or administrative, regulatory or quasi-judicial authority, agency, department, board, commission or instrumentality of any federal, state, local or foreign jurisdiction, or any self-regulated organization or other non-governmental regulatory authority (to the extent that the rules, regulations or orders of such organization or authority have the force of law).

“Hazardous Materials” means all substances, materials or wastes regulated by, or for which Liability or standards of conduct are imposed pursuant to, Environmental Laws, including petroleum products or byproducts, asbestos, polychlorinated biphenyls, radioactive materials and per- and polyfluoroalkyl substances.

“Health Care Laws” means any and all federal, state or local laws, rules or regulations relating to the health care industry and applicable to the business and operations of any BioTE Company, including without limitation, Regulatory Laws, the manufacture, distribution, marketing, sale, or provision of, payment for, or arrangement for, health care products or services; licensure, certification, qualification or authority to transact business in connection with the manufacture, distribution, marketing, sales, or provision of, payment for, or arrangement for, health care products or services; referrals to or by healthcare professionals or facilities; healthcare quality or safety; applicable Privacy and Security Requirements; mandated reporting of incidents, occurrences, diseases and events in connection with providing healthcare products and services; health care fraud and abuse, including but not limited to, the federal Anti-Kickback Law (42 U.S.C. § 1320a-7b(b)), the federal False Claims Act (31 U.S.C. § 3279, et seq.), the federal Civil Monetary Penalties Law (42 U.S.C. § 1320a-7a), the federal Exclusion Laws (42 U.S.C. § 1320a-7), 18 U.S.C. § 1347, California Physician Ownership and Referral Act, California Business & Professions Code §§ 650 and 2273(a), California Health & Safety Code § 445, and the California Insurance Frauds Prevention Act; the corporate practice of medicine and other healing arts; and the advertising or marketing of healthcare services.

“HIPAA” has the meaning set forth in Section 3.20(n).

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder.

“Income Tax Returns” means Tax Returns relating to Income Taxes.

“Income Taxes” means Taxes (a) imposed on, or with reference to, net income or gross receipts, or (b) imposed on, or with reference to, multiple bases including net income or gross receipts.

“Indebtedness” means, with respect to a Party, without duplication: (a) the outstanding principal amount of, and accrued (but unpaid) interest arising for borrowed money owed to a third party; (b) all indebtedness evidenced by any note, bond, debenture, mortgage, or other debt instrument or debt security; (c) all indebtedness for borrowed money of any Person for which such Party has guaranteed payment; (d) all capitalized Lease obligations or obligations required to be capitalized in accordance with GAAP; (e) any Liabilities in respect of deferred purchase price for property or services with respect to which such Person is liable, contingently or otherwise, as obligor or otherwise for additional purchase price (excluding any purchase commitments for capital expenditures or otherwise incurred in the Ordinary Course of Business); (f) reimbursement obligations under any drawn letters of credit; and (g) obligations under derivative financial instruments, including hedges, currency and interest rate swaps and other similar instruments.

“Independent Accountant” has the meaning set forth in Section 2.5(b)(ii).

“Insurance Policies” has the meaning set forth in Section 3.16.

“Intellectual Property” means any and all intellectual property and proprietary rights arising in any jurisdiction throughout the world, including each of the following: (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice) and invention disclosures, all improvements thereto, and all patents, utility models and industrial designs and all applications for any of the foregoing, together with all reissuances, provisionals, continuations, continuations-in-part, divisionals, extensions, renewals and reexaminations thereof, (b) all trademarks, service marks, certification marks, trade dress, logos, slogans, trade names, corporate and business names, and other indicia of source, including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith (collectively, “Trademarks”), (c) Internet domain names and rights of publicity and in social media usernames, handles, and accounts; (d) all works of authorship, copyrightable works, all copyrights and rights in Software, databases, and all applications, registrations, and renewals in connection therewith and all moral rights associated with any of the foregoing, (e) all mask works and design rights and all applications, registrations, and renewals in connection therewith, and (f) all trade secrets, confidential business information, and confidential or proprietary ideas, research and development, know-how, formulas, compositions, algorithms, source code, data analytics, manufacturing and production processes and techniques, technical data and information, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals, (g) Software, (h) all other intellectual property and proprietary rights; (i) copies and tangible embodiments or descriptions of any of the foregoing (in whatever form or medium); and (j) all rights to sue for past or present infringement, misappropriation or other violation of any of the foregoing.

“Intended Tax Treatment” has the meaning set forth in Section 7.1(f).

“Interested Party” means any Person holding Equity Interests of the Company and any Family Member or Affiliate of such Person.

“Investor Rights Agreement” has the meaning set forth in the Recitals.

“IRS” means Internal Revenue Service.

“IT Assets” means Software, systems, servers, computers, hardware, firmware, middleware, applications, networks, data communications lines, routers, hubs, switches and all other information technology equipment, and all associated documentation, in each case, owned by one of the BioTE Companies.

“Key Employee” means any employee of a BioTE Company with an annual base compensation in excess of $200,000.

“Knowledge” (a) as used in the phrase “to the Knowledge of the Company” or phrases of similar import means the actual knowledge of any of the Executives, including after reasonable due inquiry of such Executive’s direct reports, and (b) as used in the phrase “to the Knowledge of the Buyer” or phrases of similar import means the actual knowledge of the Buyer Executives, including after reasonable due inquiry of such Buyer Executive’s direct reports.

“Labor Organization” has the meaning set forth in Section 3.14(c).

“Latest Balance Sheet” has the meaning set forth in Section 3.4(a).

“Latest Balance Sheet Date” means September 30, 2021.

“Laws” means all applicable federal, state, local, municipal, foreign or other laws, acts, statutes, constitutions, treaties, ordinances, codes, rules, requirements, regulations and rulings of a Governmental Entity, including common law. All references to a Law shall be deemed to include any amendments thereto, and any successor Law, unless the context otherwise requires.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use, license or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the BioTE Companies.

“Leases” means all leases, subleases, licenses, concessions and other Contracts pursuant to which any BioTE Company holds any Leased Real Property.

“Liability” or “Liabilities” means any and all debts, liabilities and obligations, whether accrued or fixed, known or unknown, absolute or contingent, matured or unmatured or determined or determinable.

“Liens” means, with respect to any specified asset, any and all liens, mortgages, hypothecations, claims, encumbrances, options, pledges, licenses, rights of priority, easements, covenants, restrictions and security interests thereon.

“Lookback Date” means the date which is three (3) years prior to the Effective Date.

“Material Adverse Effect” means any event, circumstance, state of facts, condition, change, development, occurrence or effect (each, an “Event”) that, individually or in the aggregate, has had or would reasonably be expected to have a material and adverse effect on (a) the business, results of operations, or financial condition of the BioTE Companies, taken as a whole, or (b) the ability of the BioTE Companies, taken as a whole, to perform their respective obligations and to consummate the transactions contemplated by this Agreement and the Ancillary Agreements; provided, however, that, with respect to the foregoing clause (a), none of the following (or the effect of the following), alone or in combination, will constitute a Material Adverse Effect, or will be considered in determining whether a Material Adverse Effect has occurred: (i) changes that are the result of factors generally affecting the industries or markets in which the BioTE Companies operate; (ii) the public announcement or pendency of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of the BioTE Companies with their respective employees, investors, contractors, lenders, partners, licensors, licensees or other third parties related thereto (it being understood and agreed that this clause (ii) shall not apply with respect to any representation or warranty that is intended to address the consequences of the execution, delivery, or performance of this Agreement); (iii) changes in Law or GAAP or the interpretation thereof, in each case effected after the Effective Date; (iv) any failure of any BioTE Company to achieve any projected revenue, earnings, expense, sales or other projections, forecasts, predictions or budgets prior to the Closing (it being understood that the underlying Events giving rise to such failure that are not otherwise excluded from the definition of Material Adverse Effect may be taken into account in determining whether a Material Adverse Effect has occurred); (v) changes that are the result of economic factors affecting the national, regional, or world economy or financial markets, including changes in interest rates in the United States; (vi) any change in the financial, banking, or securities markets; (vii) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire, other weather-related or meteorological event, pandemic (including COVID-19, or the worsening thereof, and any COVID-19 Measures), epidemic, disease outbreak or other natural disaster or act of god; (viii) any national or international political conditions in or affecting any jurisdiction in which the BioTE Companies conduct business; (ix) the engagement by the United States or any district or state thereof in hostilities or the escalation thereof, whether or not pursuant to the declaration of a national or state emergency or war, or the occurrence or the escalation of any military or terrorist attack upon the United States or any district or state thereof, or any United States territories, possessions or diplomatic or consular offices or upon any United States government or military installation, equipment, or personnel; or (x) any consequences arising from any action taken (or omitted to be taken) by any BioTE Company after the Effective Date at the written request of the Buyer; provided, however, that any Event resulting from a matter described in any of the foregoing clauses (i), (iii), (v), (vi), (vii), (viii), and (ix) may be taken into account in determining whether a Material Adverse Effect has occurred only to the extent such Event has a material and disproportionate effect on the BioTE Companies, taken as a whole, relative to other similarly situated entities operating in the industries or markets in which the BioTE Companies operate.

“Material Contract” has the meaning set forth in Section 3.9(a).

“Material Leases” means all Leases for each Leased Real Property that provide for a current monthly base rent of more than $500,000.

“Material Providers” means the top ten (10) providers of the BioTE Companies (determined by the amount paid to the BioTE Companies), taken as a whole, for the fiscal years ended December 31, 2019 and December 31, 2020.

“Material Vendors” means the top ten (10) vendors of the BioTE Companies (determined by the amount purchased by the BioTE Companies), taken as a whole, for the fiscal years ended December 31, 2019 and December 31, 2020.

“Members” means the members of the Company immediately following the Recapitalization, excluding, for the avoidance of doubt, the Phantom Equity Holders.

“Member Earnout Units” has the meaning set forth in the Recitals.

“Members’ Representative” has the meaning set forth in the Preamble.

“Non-Party Affiliate” has the meaning set forth in Section 10.15.

“Order” means any order, writ, judgment, injunction, temporary restraining order, stipulation, determination, decree, ruling, administrative order, executive order, assessment or award entered by or with any Governmental Entity.

“Ordinary Course of Business” means, with respect to any Person, (a) any action taken or not taken by such Person in the ordinary course of business consistent with past practice, and (b) any other reasonable action reasonably required to be taken or not taken by such Person in good faith in response to any COVID-19 Measures, in each case, with respect to this clause (b) in connection with or in response to COVID-19.

“Ordinary Course Tax Sharing Agreement” means any written commercial agreement entered into in the Ordinary Course of Business of which the principal subject matter is not Tax but which contains customary Tax indemnification provisions.

“Outside Date” has the meaning set forth Section 9.1(c).

“Owned Intellectual Property” means all Intellectual Property owned or purported to be owned, in whole or in part, by any of the BioTE Companies.

“Party” or “Parties” has the meaning set forth in the Recitals.

“PCAOB” means the Public Company Accounting Oversight Board.

“Permits” means all permits, licenses, registrations (excluding Intellectual Property registrations and certifications), approvals, consents, accreditations, waivers, charters, no-action letters, memberships, bonds, privileges, certificates, orders, listings, clearances, exemptions, certifications, grants, regulatory waivers or exemptive relief, qualifications, exemptions or authorizations of any Governmental Entity.

“Permitted Liens” means (a) Liens securing obligations under leases relating to fixed assets; (b) easements, permits, rights of way, restrictions, covenants, reservations or encroachments, and documents of record which do not or would not, individually or in the aggregate, materially impair the use or occupancy of such real property in the operation of the business of any of the BioTE Companies as currently conducted thereon; (c) Liens for Taxes, assessments or governmental charges or levies imposed with respect to property which are not yet due and payable or which are being contested in good faith by appropriate Proceedings (provided appropriate reserves required pursuant to GAAP have been made in respect thereof on the books and records of the BioTE Companies); (d) Liens in favor of suppliers of goods for which payment is not yet due or delinquent (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (e) mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens arising or incurred in the Ordinary Course of Business which are not yet due and payable or which are being contested in good faith (provided appropriate reserves required pursuant to GAAP have been made in respect thereof); (f) Liens arising under workers’ compensation Laws or similar legislation, unemployment insurance or similar Laws; (g) Liens arising under municipal bylaws, development agreements, restrictions or regulations, and zoning, entitlement, land use, building or planning restrictions or regulations, in each case, promulgated by any Governmental Entity, which do not restrict or are not violated by the BioTE Companies’ current use of its real property; (h) in the case of Leased Real Property, any Liens to which the underlying fee interest in the leased premises (or the land on which or the building in which the leased premises may be located) is subject, including rights of the landlord under the Lease and all superior, underlying and ground Leases and renewals, extensions, amendments or substitutions thereof, in each case, that do not or would not, individually or in the aggregate, materially interfere with any BioTE Company’s occupancy or use of such Leased Real Property for purposes for which it is currently used in connection the conduct of such BioTE Company’s business; (i) Securities Liens; (j) non-exclusive licenses of Owned Intellectual Property granted to customers in the Ordinary Course of Business; and (k) those Liens set forth on Section 1.1 of the Company’s Disclosure Letter.

“Person” means any natural person, sole proprietorship, partnership, joint venture, trust, unincorporated association, corporation, limited liability company, entity or Governmental Entity.

“Personal Information” means any information relating to an identified or identifiable natural person (one who can be identified, directly or indirectly, in particular by reference to an identifier such as a name, an identification number, location data, an online identifier or to one or more factors specific to the physical, physiological, genetic, mental, economic, cultural or social identity of that natural person) to the extent that such data is defined as Personal Information or similar term as defined under applicable Privacy and Security Requirements.

“Phantom Equity Acknowledgement” has the meaning set forth in the Recitals.

“Phantom Equity Holder” has the meaning set forth in the Recitals.

“PPP Lender” means Bank of America, N.A.

“PPP Loan” means any covered loan obtained under 15 U.S.C. 636(a)(36) (as added to the Small Business Act by Section 1102 of the CARES Act).

“Pre-Closing Period” has the meaning set forth in on Section 5.1(a).

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period through and including the Closing Date.

“Premium Cap” has the meaning set forth in Section 5.14(b)(ii).

“Price Target 1” has the meaning set forth in Section 2.5(c)(i).

“Price Target 2” has the meaning set forth in Section 2.5(c)(ii).

“Price Target 3” has the meaning set forth in Section 2.5(b)(iii).

“Primary Capital” has the meaning set forth in Section 2.2(b).

“Primary Units” means the Closing Company Units that are not Purchased Units.

“Privacy and Security Requirements” means all applicable laws, regulations, internal and external Company policies and requirements in Material Contracts concerning data privacy, data security, cybersecurity and data protection.

“Pro Rata Basis” means with respect to each Member, in accordance with the ratio calculated by dividing (x) the number of Retained Company Units held by such Member as of immediately following the Closing, by (y) the aggregate number of Retained Company Units held by all of the Members as of immediately following the Closing.

“Proceeding” means any action, claim, inquiry, suit, charge, litigation, arbitration, notice of violation or citation received, investigation or other proceeding at law or in equity (whether civil, criminal or administrative) by or before any Governmental Entity.

“Process” or “Processing” means the creation, collection, use (including for the purposes of sending telephone calls, text messages and emails), storage, maintenance, processing, recording, distribution, transfer, transmission, receipt, import, export, protection (including safeguarding, security measures and notification in the event of a breach of security), access, disposal or disclosure or other activity regarding Personal Information (whether electronically or in any other form or medium).

“Proxy Statement” has the meaning set forth in Section 5.11(c).

“Proxy Statement Clearance Date” has the meaning set forth in Section 5.11(c).

“Publicly Available Software” means any Software (or portion thereof) (a) that is distributed (i) as free Software or open source Software (including, for example, Software distributed under the GNU General Public License, the GNU Lesser General Public License, the Affero General Public License, Mozilla Public License, or Apache Software License), or (ii) pursuant to open source, copyleft or similar licensing and distribution models, or (b) that requires as a condition of use, modification and/or distribution of such Software that such Software or other Software incorporated into, derived from or distributed with such Software (i) be disclosed or distributed in source code form, (ii) be licensed for the purpose of making derivative works, or (iii) be redistributable at no or minimal charge.

“Purchased Units” means the number of Closing Company Units equal to the quotient of (x) the Cash Consideration divided by (y) ten dollars ($10.00).

“Recapitalization” has the meaning set forth in the Recitals.

“Recapitalization Steps Plan” has the meaning set forth in Section 8.1(b)(iv).

“Regulatory Laws” means any United States federal, state, local or foreign Law, statute, standard, ordinance, code, rule, regulation or any governmental order, or any license, registration, permit or similar right granted under any of the foregoing, or any similar provision having the force or effect of law, relating in each of the foregoing cases to any product regulated by FDA, including but not limited those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals, including but not limited to the Food, Drug, and Cosmetic Act (21 U.S.C. § 301 et seq.); the Public Health Service Act, (42 U.S.C. § 201 et seq.), any and all amendments thereto, and any similar state and local Laws that address the subject matter of any of the foregoing.

“Required Vote” means the vote of the Buyer Stockholders set forth in the Proxy Statement to the extent required to approve the Buyer Stockholder Voting Matters, as determined in accordance with applicable Law, the Buyer Governing Documents and the rules and regulations of the Stock Exchange.

“Retained Company Equity Value” means an amount equal to (a) the Company Equity Value, minus (b) the aggregate amount of Company Transaction Expenses, minus (c) the Cash Consideration (if any).

“Retained Company Units” means the aggregate number of Company Units held by the Members immediately following the Closing, which shall be calculated as (a) a number of Company Units equal to the quotient of (i) the Retained Company Equity Value divided by (ii) ten dollars ($10.00), plus (b) the Member Earnout Units, minus (c) without duplication of Company Units included in clause (d), a number of Company Units equal to the number of shares of Buyer Class A Common Stock to be issued to the Phantom Equity Holders pursuant to the Phantom Equity Acknowledgements (or the existing underlying phantom equity documentation with respect to any Phantom Equity Holder who has not entered into a Phantom Equity Acknowledgement as of the Closing), minus (d) without duplication of Company Units included in clause (c), a number of Company Units equal to the quotient of (i) the amount of cash payable to the Phantom Equity Holders pursuant to the Phantom Equity Acknowledgements (or the existing underlying phantom equity documentation with respect to any Phantom Equity Holder who has not entered into a Phantom Equity Acknowledgement as of the Closing) divided by (ii) $10.00. For the avoidance of doubt, no Company Units as described in either clause (c) or (d) herein shall be counted more than once.

“SEC” means the United States Securities and Exchange Commission.

“Section 6226 Election” has the meaning set forth in Section 7.1(h).

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Securities Liens” means Liens arising out of, under or in connection with (a) applicable federal, state and local securities Laws and (b) restrictions on transfer, hypothecation or similar actions contained in any Governing Documents.

“Security Breach” means any loss, damage, or unauthorized access, disclosure, use, or breach of security of any IT networks or systems, and the data (including Personal Information or sensitive or proprietary business information) thereon.

“Self-Help Code” means any back door, time bomb, drop dead device, or other Software routine designed to disable a computer program without input from, knowledge of, or notice to the user of the program.

“Signing Form 8-K” has the meaning set forth in Section 5.11(b).

“Signing Press Release” has the meaning set forth in Section 5.11(b).

“Software” means all computer software, applications, and programs (and all versions, releases, fixes, upgrades and updates thereto, as applicable), including software compilations, development tools, compilers, files, scripts, manuals, design notes, programmers’ notes, architecture, application programming interfaces, mobile applications, algorithms, data, databases, and compilations of data, comments, user interfaces, menus, buttons, icons, and other items and documentation related thereto or associated therewith as well as any foreign language versions, fixes, upgrades, updates, enhancements, new versions, previous versions, new releases and previous releases thereof, in each case, whether in source code, object code or human readable form.

“SPAC Cash” has the meaning set forth in Section 2.5(e).

“SPD” has the meaning set forth in Section 3.15(a).

“Sponsor” has the meaning set forth in the Preamble.

“Sponsor Directors” means each Andrew Heyer, Steven Heyer and Stephen Powell.

“Sponsor Earnout Shares” has the meaning set forth in the Recitals.

“Sponsor Letter Agreement” has the meaning set forth in the Recitals.

“Sponsor Loans” has the meaning set forth in Section 5.2(a)(vi).

“Sponsor Shares” has the meaning set forth in the Recitals.

“Sponsor Warrant” means a Buyer Warrant held by the Sponsor.

“Stock Exchange” means the Nasdaq Stock Market LLC.

“Straddle Period” means any taxable period that begins on or before (but does not end on) the Closing Date.

“Subsidiaries” means, of any Person, any corporation, association, partnership, limited liability company, joint venture or other business entity of which more than fifty percent (50%) of the voting power or equity is owned or controlled directly or indirectly by such Person, or one (1) or more of the Subsidiaries of such Person, or a combination thereof.

“Tail Policy” has the meaning set forth in Section 5.14(b)(ii).

“Tax” or “Taxes” means (a) all United States federal, state, local, foreign, and other net or gross income, net or gross receipts, net or gross proceeds, payroll, employment, excise, severance, stamp, occupation, windfall or excess profits, profits, customs, capital stock, net worth, withholding, social security, unemployment, disability, real property, personal property (tangible and intangible), sales, use, transfer, value added, alternative or add-on minimum, capital gains, user, leasing, lease, natural resources, ad valorem, franchise, license, capital, estimated, goods and services, fuel, interest equalization, registration, recording, premium, turnover, environmental or other taxes, charges, duties, fees, levies or other governmental charges of any kind whatsoever, including all interest, penalties, assessments and additions imposed with respect to the foregoing, imposed by (or otherwise payable to) any Governmental Entity, and, in each case, whether disputed or not, whether payable directly or by withholding and whether or not requiring the filing of a Tax Return, and (b) any liability for any items described in clause (a) payable by reason of (i) an obligation under a Contract, (ii) transferee or successor liability, (iii) operation of Treasury Regulations Section 1.1502-6(a) (or any predecessor or successor thereof of any analogous or similar provision under applicable Law) or any other applicable Law, or (iv) otherwise.

“Tax Accounting Firm” has the meaning set forth in Section 7.1(f).

“Tax Basis Balance Sheet” has the meaning set forth in Section 7.1(f).

“Tax Positions” has the meaning set forth in Section 7.1(g).

“Tax Proceeding” means any audit, examination, claim or Proceeding with respect to Taxes, Tax matters, or Tax Returns.

“Tax Receivable Agreement” has the meaning set forth in the Recitals.

“Tax Returns” means all United States federal, state, local, foreign and other returns, declarations, forms, reports, claims for refund, information returns, elections, disclosures, statements, or other documents (including any related or supporting schedules, attachments, statements or information, and including any amendments thereof) filed or required to be filed with a Taxing Authority in connection with, or relating to, Taxes.

“Tax Sharing Agreement” means any agreement or arrangement (including any provision of a Contract) pursuant to which any BioTE Company or the Buyer is or may be obligated to indemnify any Person for, or otherwise pay, any Tax of or imposed on another Person, or indemnify, or pay over to, any other Person any amount determined by reference to actual or deemed Tax benefits, Tax assets, or Tax savings, excluding, for the avoidance of doubt, the Tax Receivable Agreement.

“Taxing Authority” means any Governmental Entity having jurisdiction over the assessment, determination, collection, administration or imposition of any Tax.

“Threshold Amount” means two hundred six million four hundred thousand dollars ($206,400,000).

“Trading Day” means any day on which the Buyer Class A Common Stock is traded on the Stock Exchange, or, if Stock Exchange is not the principal trading market for the Buyer Class A Common Stock on such day, then on the principal national securities exchange or securities market on which the Buyer Class A Common Stock is then-traded.

“Transaction Expenses” means:

(a) all fees, costs and expenses designated as Buyer Transaction Expenses or Company Transaction Expenses in this Agreement;

(b) only to the extent Buyer is or becomes obligated to pay, has paid, or has agreed to pay, all fees, costs, bonuses and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other representatives), including brokerage fees and commissions, incurred or payable by the Buyer or the Sponsor through the Closing in connection with the preparation of the financial statements of the Buyer in connection with the filings required in connection with the transactions contemplated by this Agreement, the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Buyer’s pursuit of a Business Combination with the Company, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Buyer Transaction Expenses hereunder);

(c) only to the extent a BioTE Company is obligated to pay, has paid, or has agreed to pay, all fees, costs and expenses (including fees, costs and expenses of third-party advisors, legal counsel, accountants, investment bankers, or other representatives), including brokerage fees and commissions, incurred or payable by any of the BioTE Companies, the Members, or the Members’ Representative through the Closing in connection with the preparation of the financial statements of any of the BioTE Companies in connection with the transactions contemplated by this Agreement (including in any SEC filings required in connection therewith, including SEC filings of the Buyer), the negotiation, preparation and execution of this Agreement, the Ancillary Agreements and the Proxy Statement and the consummation of the transactions contemplated hereby and thereby (including due diligence) or in connection with the Company’s pursuit of the transactions contemplated by this Agreement, and the performance and compliance with all agreements and conditions contained herein or therein to be performed or complied with (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(d) any fees, costs and expenses incurred or payable by the Buyer, the Company or the Members’ Representative through the Closing in connection with any financing activities in connection with the transactions contemplated hereby and the performance and compliance with all agreements and conditions contained therein;

(e) any Liability of the BioTE Companies in the nature of compensation under any sale, change-of-control, “stay around,” retention, severance or similar bonus or payment plans or similar arrangements paid or payable to current or former directors, officers or employees of the BioTE Companies, in whole or in part, as a result of or in connection with the transactions contemplated this Agreement or any Ancillary Agreement (which fees, costs and expenses shall be deemed Company Transaction Expenses hereunder);

(f) all fees, costs and expenses paid or payable pursuant to the Tail Policy (which shall be deemed Company Transaction Expenses hereunder);

(g) all filing (or similar) fees paid or payable to a Governmental Entity in connection with any filing made under or pursuant to this Agreement or otherwise in connection with the transactions contemplated hereby, including in connection with the Proxy Statement and any filing made under the HSR Act (which shall be deemed Company Transaction Expenses hereunder);

(h) all fees, costs and expenses paid or payable to the Transfer Agent or the Trustee (which shall be deemed Company Transaction Expenses hereunder); and

(i) all Transfer Taxes (one hundred percent (100%) of which shall be deemed Buyer Transaction Expenses hereunder).

Notwithstanding anything to the contrary, “Transaction Expenses” shall not include any Liability with respect to the Phantom Equity Acknowledgements (or the existing underlying phantom equity documentation with respect to any Phantom Equity Holder who has not entered into a Phantom Equity Acknowledgement as of the Closing) that is accounted for in clause (c) or clause (d) of the definition of Retained Company Units.

“Transfer Agent” means Continental Stock Transfer & Trust Company.

“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, notarial fees and other similar Taxes and fees incurred in connection with the transactions contemplated by this Agreement.

“Treasury Regulations” means the United States Treasury Regulations promulgated under the Code.

“Triggering Event” has the meaning set forth in Section 2.5(c).

“Trust Account” means the trust account established by the Buyer pursuant to the Trust Agreement.

“Trust Agreement” means the Investment Management Trust Agreement, effective as of March 1, 2021, by and between the Buyer and the Trustee.

“Trust Amount” has the meaning set forth in Section 4.4(a).

“Trust Distributions” has the meaning set forth in Section 10.11.

“Trustee” means Continental Stock Transfer & Trust Company, acting as trustee of the Trust Account.

“Unaudited Financial Statements” has the meaning set forth in Section 3.4(a).

“Unauthorized Code” means any virus, Trojan horse, worm, or other Software routines or hardware components designed to permit unauthorized access, to disable, erase, or otherwise harm Software, hardware or data that is not developed or authorized by any BioTE Company or the licensor of the Software or hardware components.

“VWAP” means the volume-weighted average share price of Buyer Class A Common Stock as displayed on the Buyer’s page on Bloomberg (or any successor service) in respect of the period from 9:30 a.m. to 4:00 p.m., New York City time, on such Trading Day.

“Waiving Parties” has the meaning set forth in Section 10.16(a)(i).

“Warrant Agreement” means that certain Warrant Agreement dated as of March 1, 2021, by and between the Buyer and the Transfer Agent, as warrant agent thereunder.

“WARN Act” means the Worker Adjustment and Retraining Notification Act of 1988, or any similar or related Law.

ARTICLE II

PURCHASE AND SALE TRANSACTIONS

Section 2.1 Purchase and Sale of Closing Company Units; Issuance of Buyer Class V Voting Stock. On the terms and subject to the conditions set forth in this Agreement, at the Closing:

(a) The Company shall issue, sell, transfer, convey, assign and deliver to the Buyer the Closing Company Units (including the Sponsor Earnout Units), free and clear of all Liens (other than Securities Liens).

(b) The Buyer shall (i) issue, sell, transfer, convey, assign and deliver to the Company, in the aggregate, one (1) share of Buyer Class V Voting Stock for each Retained Company Unit (including Member Earnout Units, the Earnout Voting Shares with respect to which shall be subject to vesting, transfer restrictions, and potential forfeiture in accordance with Section 2.5) held by the Members following the Recapitalization as of immediately prior to Closing, free and clear of all other Liens (other than Securities Liens), and (ii) make (or cause to be made) appropriate book entries evidencing the issuance to the Company of such shares of Buyer Class V Voting Stock.

(c) The Buyer shall be designated as the sole manager of the Company pursuant to the terms of the Company A&R OA.

(d) Immediately after the transactions set forth in Section 2.1(a), Section 2.1(b) and Section 2.1(c), (i) the Company shall distribute the shares of Buyer Class V Voting Stock received by the Company under Section 2.1(b) to the Members pursuant to the Company A&R OA, and (ii) the Buyer shall make (or cause to be made) appropriate book entries (to the accounts designated by the Company in writing prior to Closing) evidencing the distribution to the Members of such shares of Buyer Class V Voting Stock.

Section 2.2 Purchase Price and Closing Date Payments. Subject to the satisfaction or waiver of the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions), at the Closing and in consideration for the acquisition of the Closing Company Units as specifically set forth in Section 2.1(a), the Buyer and the BioTE Companies shall, subject to this Agreement and the Trust Agreement, disburse the Closing Date Cash for the following purposes and in the following order of priority:

(a) first, to the payment of the unpaid Transaction Expenses by wire transfer of immediately available funds on behalf of the Persons that incurred such Transaction Expenses or by whom such Transaction Expenses are payable;

(b) second, to the extent of any Closing Date Cash remaining after giving effect to the payments made (or to be made) in accordance with Section 2.2(a) (such remaining amount, the “Primary Capital”), payment to the Company (for use by any BioTE Company) in the amount of seventy-five million dollars ($75,000,000);

(c) third, to the extent of any Primary Capital remaining after giving effect to the payments made (or to be made) in accordance with Section 2.2(b), payment of Cash Consideration to the Gary S. Donovitz 2012 Irrevocable Trust (the “Selling Member”), which held Class AA Units immediately prior to the Recapitalization, by wire transfer of immediately available funds to the account or accounts designated in writing by the Members’ Representative no later than three (3) Business Days prior to the Closing in the amount of fifty million dollars ($50,000,000);

(d) fourth, to the extent of any Primary Capital remaining after giving effect to the payments made (or to be made) in accordance with Section 2.2(b) and Section 2.2(c), payment to the Company (for use by any BioTE Company) in the amount of seventy-five million dollars ($75,000,000);

(e) fifth, to the extent any Primary Capital remains after giving effect to the payments made (or to be made) in accordance with Section 2.2(b), Section 2.2(c), and Section 2.2(d), payment of Cash Consideration to the Selling Member, by wire transfer of immediately available funds to the account or accounts designated in writing by the Members’ Representative in the amount of seventy-five million dollars ($75,000,000);

(f) sixth, to the extent of any Primary Capital remaining after giving effect to the payments made (or to be made) in accordance with Section 2.2(b), Section 2.2(c), Section 2.2(d), and Section 2.2(e), payments to the Company and the Selling Member, by wire transfer of immediately available funds to the account or accounts designated in writing by the Members’

Representative, such that the Company and the Selling Member receive 37.8% and 62.2%, respectively, of such Primary Capital payments pursuant to this Section 2.2(f), until the Company and the Selling Member have received aggregate payments under this Section 2.2(f) equal to forty-five million dollars ($45,000,000) and seventy-four million dollars ($74,000,000), respectively;

(g) seventh, to the extent of any Primary Capital remaining after giving effect to the payments made (or to be made) in accordance with Section 2.2(b), Section 2.2(c), Section 2.2(d), Section 2.2(e) and Section 2.2(f), payment to the Company (for use by any BioTE Company).

Section 2.3 Closing Transactions. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (a) by conference call and by exchange of signature pages by email or other electronic transmission as promptly as practicable (and in any event no later than 10:00 a.m. New York City time on the third (3rd) Business Day after the conditions set forth in Section 8.1 have been satisfied, or, if permissible, waived by the Party entitled to the benefit of the same (other than those conditions which by their terms are required to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions)) or (b) such other date and time as the Parties mutually agree (the date upon which the Closing occurs, the “Closing Date”).

Section 2.4 Closing Deliveries.

(a) Company and Members’ Representative’s Deliveries. At the Closing (or such earlier time as may be specified below), the Company or the Members’ Representative, as applicable, shall deliver to the Buyer:

(i) evidence reasonably acceptable to the Buyer that the Recapitalization has been effectuated as described herein;

(ii) a certificate, duly executed by an authorized Person of each of the Company, in form and substance reasonably acceptable to the Buyer, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(b)(i) and Section 8.1(b)(ii) with respect to the Company have been satisfied;

(iii) the Company A&R OA, duly executed by the Company and the Members;

(iv) the Tax Receivable Agreement, duly executed by the Members, the Company and the Members’ Representative;

(v) the Investor Rights Agreement, duly executed by the Members and the Members’ Representative;

(vi) the Debt Facilities, duly executed by the applicable BioTE Companies and the Debt Provider;

(vii) at least three (3) Business Days prior to the Closing Date, (A) copies of all invoices for Company Transaction Expenses (whether payable on, prior to, or after the Closing), (B) as well as a certificate setting forth in reasonable detail the Company’s good faith calculation of the aggregate amount of Company Transaction Expenses (the “Company Transaction Expenses Certificate”), (C) wire transfer or other applicable delivery instructions for payment of each item of Company Transaction Expenses to be paid at Closing, and (D) any IRS Form W-9, Form 1099 or other tax forms reasonably requested in connection with payment thereof;

(viii) evidence, in form and substance reasonably acceptable to the Buyer, of the termination of the Affiliated Transactions pursuant to Section 5.20;

(ix) evidence, in form and substance reasonably acceptable to the Buyer, of the transfer of any BioTE Mexico Equity Interests as may be necessary to ensure that, at the Closing, the Company and one or more other BioTE Companies owns, directly or indirectly, all of the issued and outstanding BioTE Mexico Equity Interests (the “BioTE Mexico Transfer”);

(x) at least three (3) Business Days prior to the Closing Date, a fully executed payoff letter with respect to that certain Credit Agreement, by and between BioTE Medical, LLC, BioTE Holdings, LLC and certain of its subsidiaries party thereto from time to time, Bank of America, N.A. and other lenders party thereto, dated May 17, 2019 (the “Credit Agreement”); and

(xi) on the Closing Date, evidence of the termination of the Credit Agreement and any liens under the Credit Agreement.

(b) Buyer Closing Deliveries. At the Closing (or such earlier time as may be specified below), the Buyer shall deliver to the Company:

(i) a certificate, duly executed by an authorized Person of the Buyer, in form and substance reasonably acceptable to the Company, dated as of the Closing Date, certifying that the conditions set forth in Section 8.1(c)(i) and Section 8.1(c)(ii) have been satisfied;

(ii) the Company A&R OA, duly executed by the Buyer;

(iii) the Tax Receivable Agreement, duly executed by the Buyer;

(iv) the Investor Rights Agreement, duly executed by the Buyer, the Sponsor and the Buyer Insiders; and

(v) at least three (3) Business Days prior to the Closing Date, (A) copies of all invoices for Buyer Transaction Expenses (whether payable on, prior to, or after the Closing), (B) as well as a certificate setting forth in reasonable detail the Buyer’s good faith calculation of the aggregate amount of Buyer Transaction Expenses (the “Buyer Transaction Expenses Certificate”), (C) wire transfer or other applicable delivery instructions for payment of each item of Buyer Transaction Expenses to be paid at Closing, and (D) any IRS Form W-9, Form 1099 or other tax forms reasonably requested in connection with payment thereof.

Section 2.5 Earnout.

(a) Earnout Securities. Upon the Closing, the Earnout Securities shall be subject to restrictions on transfer, as more fully described in Section 2.5(b)(iv), and subject to forfeiture in the event such Earnout Securities are not earned in accordance with Section 2.5(c). The Earnout Voting Shares and Member Earnout Units shall be allocated to the Members on a Pro Rata Basis in accordance with this Section 2.5.

(b) Procedures Applicable to the Earnout Securities.

(i) At the Closing, (x) the Buyer shall place the restrictive legends, in substantially the form set forth in this Section 2.5(b)(i), on the certificates or book entries representing the Earnout Voting Shares and the Sponsor Earnout Shares, and (y) the Company shall place the restrictive legends, in substantially the form set forth in this Section 2.5(b)(i) on the certificates or book entries representing the Member Earnout Units and Sponsor Earnout Units: “THESE SECURITIES ARE SUBJECT TO THE TRANSFER RESTRICTIONS SET FORTH IN THE BUSINESS COMBINATION AGREEMENT DATED DECEMBER 13, 2021 (THE “COMBINATION AGREEMENT”), BY AND AMONG HAYMAKER ACQUISITION CORP. III, BIOTE HOLDINGS, LLC, AND CERTAIN OTHER PARTIES THERETO, AS THE SAME MAY BE AMENDED OR RESTATED FROM TIME TO TIME, AND NO TRANSFER OF THESE SECURITIES WILL BE VALID OR EFFECTIVE UNTIL THE CONDITIONS CONTAINED IN THE COMBINATION AGREEMENT, IF ANY, HAVE BEEN FULFILLED.”

(ii) Promptly upon the occurrence of any Triggering Event, or as soon as practicable after the Buyer or the Company becomes aware of the occurrence of such Triggering Event, the Buyer shall prepare and deliver, or cause to be prepared and delivered, in consultation with the Company, a mutually agreeable written notice to the Members’ Representative and the Sponsor (each, an “Earnout Notice”), which Earnout Notice shall set forth in reasonable detail the Triggering Event giving rise to the Earnout Securities becoming vested and the number of Earnout Securities that are so vested. The Buyer, on the one hand, and the Members’ Representative or the Sponsor, as applicable, on the other hand, shall use commercially reasonable efforts to resolve any disputes in good faith that may arise between any of them with respect to the determination of the occurrence of a Triggering Event and the preparation of the applicable Earnout Notice. In the event the Buyer and the Members’ Representative or the Sponsor, as the case may be, are unable to reach mutual agreement with each other with respect to the determination of the occurrence of a Triggering Event, all unresolved disputed items shall be promptly referred to an impartial nationally recognized firm of independent certified public accountants appointed by mutual agreement of the Buyer, on the one hand, and the Members’ Representative or the Sponsor, as applicable, on the other hand (the “Independent Accountant”). The Independent Accountant shall be directed to render a written report on the unresolved disputed items with respect to the applicable Triggering Event and related Earnout Notice as promptly as practicable and to resolve only those unresolved disputed items. The Buyer, on the one hand, and the Members’ Representative or the Sponsor, as applicable, on the other hand, shall each furnish to the Independent Accountant such work papers, schedules and other documents and information relating to the unresolved disputed items as the Independent Accountant may reasonably request. The Independent Accountant shall resolve the disputed items based solely on the terms and conditions in this Agreement and the presentations made on behalf of the Buyer and the Members’

Representative and not by independent review. The resolution of any such dispute by the Independent Accountant shall be final and binding on the Parties absent manifest error in its determination, in which case the matter will be brought back to the Independent Accountant for correction no more than one time by the Buyer, on the one hand, or the Members’ Representative or the Sponsor, as applicable, on the other hand, after which the determination of the Independent Accountant shall be final and binding. The fees and expenses of the Independent Accountant shall be borne equally by the Buyer, on the one hand, and the Members’ Representative or the Sponsor, as applicable, on the other hand.

(iii) Promptly following the date of an Earnout Notice (or the final resolution of any disputes with respect to such Earnout Notice in accordance with Section 2.5(b)(ii)), the Buyer (with respect to the Earnout Voting Shares and Sponsor Earnout Shares that are so determined to have vested) and the Company (with respect to the Member Earnout Units and Sponsor Earnout Units that are finally determined to have vested) shall cause the restrictive legends set forth in Section 2.5(b)(i) to be removed from certificates or book entries representing such Earnout Voting Shares, Sponsor Earnout Shares, and Member Earnout Units and Sponsor Earnout Units, as applicable.

(iv) Subject to the terms of the Investor Rights Agreement and/or the Company A&R OA, as may be applicable, the holders of the Earnout Securities shall not, directly or indirectly, sell, transfer, assign, pledge, encumber, hypothecate or similarly dispose of, either voluntarily or involuntarily, any of the Earnout Securities until the date on which the relevant Triggering Event has been satisfied as described in Section 2.5(c) and it is finally determined that such Earnout Securities have become vested pursuant to Section 2.5(b)(ii) (the foregoing restrictions, the “Earnout Restrictions”), and thereafter, such Earnout Securities shall continue to be subject to the terms and restrictions of the Investor Rights Agreement, the Buyer Second A&R Certificate of Incorporation, the Buyer A&R Bylaws and the Company A&R OA, as applicable; provided that, subject to the procedures and restrictions of the Company A&R OA in the case of a transfer of Earnout Securities that are Company Units, a holder of Earnout Securities may transfer such Earnout Securities to a Permitted Transferee (as defined in the Investor Rights Agreement) if such Permitted Transferee agrees in writing to become bound by the Earnout Restrictions. Notwithstanding anything to the contrary contained herein, in the event that the members or former members of the Sponsor hold any Sponsor Earnout Shares directly, such members or former members of the Sponsor shall be treated as the Sponsor under this Section 2.5; provided that such members or former members of the Sponsor, taken as a whole, shall (i) exercise their rights based on the majority-in-interest of such members or former members holding Sponsor Earnout Shares; and (ii) not be entitled to rights in excess of those conferred on the Sponsor, as if the Sponsor remained a single entity party to this Agreement.

(v) For the avoidance of doubt, no additional shares of Buyer Capital Stock or Company Units will be subject to the Earnout Restrictions in this Section 2.5, and upon the earlier of (A) all of the Earnout Securities becoming vested in accordance with this Section 2.5, or (B) the final determination that no unvested Earnout Securities will become vested, the provisions of this Section 2.5 shall no longer have any force or effect. Notwithstanding the foregoing, any Earnout Securities that are not vested in accordance with the terms of Section 2.5 as of the end of the day on the five (5)-year anniversary of the Closing Date (the “Earnout Deadline”) (or such later date as may be applicable in the case of the Triggering Event set forth in

Section 2.5(c)(iii)) shall thereafter be forfeited to the Buyer, with respect to the Earnout Voting Shares and the Sponsor Earnout Shares, and the Company, with respect to the Member Earnout Units and Sponsor Earnout Units, and cancelled and retired and the Buyer, the Sponsor and/or the Members, as applicable, shall not have any rights with respect thereto.

(c) Triggering Events. The Earnout Securities shall be vested, and as a result no longer subject to the Earnout Restrictions, as follows (each such event, a “Triggering Event”):

(i) the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds twelve and one-half dollars ($12.50) per share (such share price as adjusted pursuant to this Section 2.5, the “Price Target 1”) for twenty (20) Trading Days of any thirty (30) consecutive Trading Day period following the Closing, one-third (1/3) of each of the (w) Earnout Voting Shares, (x) Member Earnout Units, (y) Sponsor Earnout Shares and (z) Sponsor Earnout Units shall be vested and no longer subject to the Earnout Restrictions;

(ii) the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds fifteen dollars ($15.00) per share (such share price as adjusted pursuant to this Section 2.5, the “Price Target 2”) for twenty (20) Trading Days of any thirty (30) consecutive Trading Day period following the Closing, one-third (1/3) of each of the (w) Earnout Voting Shares, (x) Member Earnout Units, (y) Sponsor Earnout Shares and (z) Sponsor Earnout Units shall be vested and no longer subject to the Earnout Restrictions;

(iii) the first time, prior to the Earnout Deadline, that the VWAP equals or exceeds seventeen and one-half dollars ($17.50) per share (such share price as adjusted pursuant to this Section 2.5, the “Price Target 3”) for twenty (20) Trading Days of any thirty (30) consecutive Trading Day period following the Closing, one-third (1/3) of each of the (w) Earnout Voting Shares, (x) Member Earnout Units, (y) Sponsor Earnout Shares and (z) Sponsor Earnout Units shall be vested and no longer subject to the Earnout Restrictions; and

(iv) if a definitive agreement with respect to a Change of Control is entered into on or prior to the Earnout Deadline, then, effective as of immediately prior to closing of such Change of Control, unless previously vested pursuant to Section 2.5(c)(i), Section 2.5(c)(ii), or Section 2.5(c)(iii), each of (A) the Earnout Voting Shares, (B) the Member Earnout Units, (C) the Sponsor Earnout Shares and (D) the Sponsor Earnout Units shall vest and no longer be subject to the Earnout Restrictions.

(d) Achievement of Multiple of Triggering Events; Equitable Adjustments.

(i) For the avoidance of doubt, if the condition for more than one Triggering Event is met pursuant to Section 2.5(c), (i) the Earnout Voting Shares, Member Earnout Units, Sponsor Earnout Shares and Sponsor Earnout Units vested in connection with each such Triggering Event shall be vested and no longer subject to the Earnout Restrictions accordance with this Section 2.5, and shall be cumulative with the Earnout Voting Shares, Member Earnout Units, Sponsor Earnout Shares and Sponsor Earnout Units vested prior to such time in connection with the satisfaction of any other Triggering Event (if any) and (ii) in no event shall the Buyer, the Sponsor, the Members, or any other Person be entitled to a number of Earnout Voting Shares, Member Earnout Units, Sponsor Earnout Shares or Sponsor Earnout Units, as applicable, in the aggregate which is greater than the number of Earnout Voting Shares, Member Earnout Units, Sponsor Earnout Shares or Sponsor Earnout Units, as applicable. For the avoidance of doubt, the terms of this Section 2.5 shall be subject to Section 2.7 with respect to equitable adjustments.

(ii) If the Buyer, at any time prior to a Triggering Event, shall pay a dividend or make a distribution in cash, securities or other assets to the holders of Buyer Class A Common Stock on account of such Buyer Class A Common Stock (or other shares of the Buyer Capital Stock into which the Earnout Voting Shares or the Member Earnout Units, as applicable, are convertible), other than as described in Section 2.7 (any such non-excluded event being referred to herein as an “Extraordinary Dividend”), then Price Target 1, Price Target 2 and Price Target 3 shall each be decreased, effective immediately after the effective date of such Extraordinary Dividend, by the amount of cash and/or the fair market value (as determined by the Buyer Board, in good faith) of any securities or other assets paid on each share of Buyer Class A Common Stock in respect of such Extraordinary Dividend. Without limiting the foregoing and for the avoidance of doubt, no Sponsor Earnout Shares shall be entitled to any Extraordinary Dividend unless and until a Triggering Event has occurred.

(e) Other Forfeiture Events. Notwithstanding anything to the contrary contained herein, if, (x) after giving effect to the Buyer Share Redemptions, the amount of cash in the Trust Account to be released to the Buyer at Closing, plus (y) any Buyer cash held outside of the Trust Account, plus (z) the aggregate proceeds to be received by Buyer pursuant to the Equity Financing (the sum of (x), (y), and (z), the “SPAC Cash”) is less than the Threshold Amount, then a portion of the At-Risk Sponsor Shares shall, in each case, be forfeited on a pro rata basis based on linear interpolation, with the forfeiture of all of the At-Risk Sponsor Shares if $0 of SPAC Cash remains, and no forfeiture if the SPAC Cash is equal to the Threshold Amount; provided that the number of At-Risk Sponsor Shares forfeited pursuant to this Section 2.5(e) shall be reduced by (i) the number of shares of Buyer Class A Common Stock or Buyer Class B Common Stock and (ii) 1/3 of the number of Buyer Warrants, in each case, that are transferred by the Sponsor or its affiliates to facilitate any Equity Financing, non-redemption agreement, or similar arrangement.

Section 2.6 Withholding.

(a) The Buyer and the Company (and any of their respective representatives) shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amount otherwise payable under this Agreement such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code or any other provision of applicable Laws; provided, however, that the relevant payor will reasonably cooperate with the relevant payee prior to the making of such deductions and withholding payments to determine whether any such deductions or withholding payments (other than with respect to compensatory payments, if any) are required under applicable Law and in obtaining any available exemption or reduction of, or otherwise minimizing to the extent permitted by applicable Law, such deduction and withholding; provided, further, that such cooperation shall not require the Buyer or the Company or their respective Affiliates to incur any Taxes or costs that are not reimbursed by the relevant payee. To the extent that such withheld amounts are paid over to or deposited with the applicable Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding were made.

(b) The Company shall deliver to the Buyer a properly signed certification, dated as of the Closing Date, pursuant to Treasury Regulations Section 1.1445-11T(d)(2), signed under penalties of perjury by a member of the Company with management authority over the Company in form and substance reasonably satisfactory to the Buyer, certifying that fifty percent (50%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” (as used in Treasury Regulations Section 1.1445-11T), or that ninety percent (90%) or more of the value of the gross assets of the Company does not consist of “U.S. real property interests” plus “cash or cash equivalents” (as used in Treasury Regulations Section 1.1445-11T). If such certification is not provided, the Buyer or the Company, as applicable, shall be permitted to withhold from the amount realized by the Member to the extent it has not provided an IRS Form W-9 in respect of such Company Units as provided in Section 1445.

(c) If a Member of the Company is unable to provide a duly executed and properly completed IRS Form W-9, then (i) the Member shall provide a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(B) or, at the Member’s election and expense, (ii) the Company shall deliver a certificate substantially in the form described in Treasury Regulations Section 1.1446(f)-2(c)(2)(ii)(C), in each case setting forth the liabilities of the Company allocated to the Company Units sold or deemed to be sold pursuant to this Agreement under Section 752 of the Code, and the Buyer or the Company, as applicable, shall be permitted to withhold from the amount realized by such Member in respect of such Company Units as provided in Section 1446(f) of the Code and Treasury Regulations thereunder and consistent with the certificate provided pursuant to clause (i) or (ii) of this sentence, as applicable (unless a greater amount is withheld pursuant to Section 2.6(b)); provided, however, that the Buyer or the Company, as applicable, shall be permitted to withhold a different amount as the Buyer or the Company determines to be required by applicable Law to be withheld if the Buyer or the Company, as applicable, has actual knowledge that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable; provided, further, that, prior to making any such withholding, the Buyer provides to the Member notice and the basis for the Buyer’s determination that the certificate provided pursuant to clause (i) or (ii) is incorrect or unreliable.

Section 2.7 Equitable Adjustments. If the outstanding shares of Buyer Capital Stock shall have been changed into a different number of shares or a different class, with the prior written consent of the Members’ Representative and the Sponsor to the extent required by this Agreement, by reason of any stock dividend, share capitalization, subdivision, reclassification, recapitalization, split, combination, consolidation or exchange of shares, or any similar event shall have occurred, then any number or amount contained in this Agreement that is based upon the number of shares of Buyer Capital Stock or price of Buyer Capital Stock shall be appropriately adjusted to provide the same economic effect as contemplated by this Agreement prior to such event.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND THE MEMBERS’ REPRESENTATIVE

As an inducement to the Buyer to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (i) as set forth in the Company’s Disclosure Letter (which shall be interpreted in accordance with Section 10.14), or (ii) for the consequences of COVID-19 on the BioTE Companies, their Affiliates or their respective businesses, or the implementation or effect of any COVID-19 Actions or COVID-19 Measures, all of which the Buyer acknowledges may have been or may be material to the BioTE Companies, their Affiliates and their respective businesses, the Company and the Members’ Representative, jointly and severally, hereby represent and warrant to the Buyer as follows as of the Effective Date and as of the Closing Date (or in the case of representations and warranties that speak of a specified date, as of such specified date):

Section 3.1 Organization; Authority; Enforceability. Each BioTE Company is (a) duly organized or formed, validly existing and in good standing (or the equivalent) under the Laws of its jurisdiction of organization or formation (or, if continued in another jurisdiction, under the Laws of its current jurisdiction of registration (as applicable)), (b) qualified to do business and is in good standing (or the equivalent) in the jurisdictions in which the conduct of its business or locations of its assets and/or its leasing, ownership, or operation of properties makes such qualification necessary, except where the failure to be so qualified to be in good standing (or the equivalent) would not have a Material Adverse Effect and (c) each BioTE Company has the requisite limited liability company power and authority to own, lease and operate its properties and to carry on its businesses as presently conducted. The Company has the limited liability company power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby, and each of the BioTE Companies have taken all limited liability company action necessary in order to execute, deliver and perform their respective obligations hereunder and under and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby and no other limited liability company proceedings on the part of any BioTE Company are necessary to approve and authorize the execution, delivery and performance of this Agreement and the Ancillary Agreement to which it is a party and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Company and constitutes the valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, subject to bankruptcy, insolvency, reorganization or other Laws affecting creditors’ rights generally and by general equitable principles (the “Enforceability Exceptions”). Correct and complete copies of the Governing Documents of each BioTE Company, as in effect on the Effective Date, have been made available to the Buyer. None of the BioTE Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 3.2 Noncontravention. The consummation by the Company of the transactions contemplated by this Agreement and the Ancillary Agreements to which the Company is a party do not (a) conflict with or result in any breach of any of the terms, conditions or provisions of, (b) constitute a default under (whether with or without the giving of notice, the passage of time or both), (c) result in a violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any right or obligation under, (e) result in the creation of any Lien upon the Company Units under, (f) require any approval under, from, or pursuant to, or (g) require any filing with, (i) any Material Contract or Material Lease, (ii) any Governing Document of a BioTE Company, (iii) any Company Permit, or (iv) any Governmental Entity under or pursuant to any Law or Order to which any BioTE Company is bound or subject, except, in the case of clauses (i), (ii), and (iii), as would not have a Material Adverse Effect. No BioTE Company is in violation of any of the Governing Documents of such BioTE Company.

Section 3.3 Capitalization.

(a) Section 3.3(a) of the Company’s Disclosure Letter sets forth with respect to each BioTE Company as of the Effective Date, (i) its name and jurisdiction of organization or formation, (ii) its form of organization or formation and (iii) the Equity Interests issued by each BioTE Company (including the number and class (as applicable) of vested and unvested Equity Interests) and the record ownership (including the percentage interests held thereby) thereof. The Equity Interests set forth on Section 3.3(a) of the Company’s Disclosure Letter comprise all of the Equity Interests of the BioTE Companies that are issued and outstanding as of the Effective Date and immediately prior to giving effect to the transactions occurring on the Closing Date (including prior to the Recapitalization) set forth in this Agreement and in the Ancillary Agreements.

(b) Except as set forth on Section 3.3(b) of the Company’s Disclosure Letter, or set forth in this Agreement, and if applicable, as further detailed in the Ancillary Agreements or the Governing Documents of the BioTE Companies:

(i) there are no outstanding options, warrants, Contracts, calls, puts, rights to subscribe, conversion rights or other similar rights to which any BioTE Company is a party or which are binding upon any BioTE Company providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests;

(ii) none of the BioTE Companies is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iii) none of the BioTE Companies is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any of its Equity Interests;

(iv) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer or registration rights in respect of Equity Interests of any of the BioTE Companies to which any BioTE Company is a party;

(v) none of the BioTE Companies has violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document or Contract to which such BioTE Company is a party in connection with the offer, sale or issuance of any of its Equity Interests; and

(vi) other than pursuant to applicable Law, there are no contractual restrictions which prevent the payment of dividends or distributions by any of the BioTE Companies.

(c) All of the issued and outstanding Equity Interests of the BioTE Companies have been duly authorized, validly issued, fully paid and non-assessable and are free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or applicable Law (other than Securities Liens and other than as set forth in the Governing Documents of the BioTE Companies). All of the Closing Company Units have been duly authorized and when issued against payment therefor as contemplated by this Agreement will be validly issued, fully paid and non-assessable and free of any preemptive rights in respect thereto, and will not be issued in violation of any preemptive rights, call options, rights of first refusal, subscription rights, transfer restrictions or similar rights of any Person or applicable Law (other than Securities Liens and other than as set forth in the Governing Documents of the BioTE Companies). Upon delivery of and payment for the Closing Company Units at the Closing, (i) the Buyer will acquire good and valid title to all of the Closing Company Units, free and clear of any Liens (other than Securities Liens and other than as set forth in the Company A&R OA, this Agreement or the Ancillary Agreements) and (ii) the Closing Company Units (including the Sponsor Earnout Units) together with the Retained Company Units (including the Member Earnout Units), will represent all of the Equity Interests of the Company.

(d) No BioTE Company currently owns, directly or indirectly, any Equity Interests in any Person (other than another BioTE Company), and no BioTE Company has agreed to acquire any Equity Interests of any Person.

(e) As of immediately prior to the Closing, the Members listed in Section 3.3(e) of the Company’s Disclosure Letter will be the sole record or beneficial owners of Company Units (in the amount provided for in this Agreement), and the Company shall not have any other outstanding Equity Interests, and the Company will own, directly or indirectly all of the outstanding Equity Interests of the Company Subsidiaries.

Section 3.4 Financial Statements; No Undisclosed Liabilities.

(a) Attached as Section 3.4(a) of the Company’s Disclosure Letter are (i) the audited consolidated balance sheet of the BioTE Companies as of December 31, 2020 and December 31, 2019 and the related audited consolidated statements of income, members’ equity and cash flows for the years ended December 31, 2020 and December 31, 2019 (the “Annual Financial Statements”) and (ii) the unaudited consolidated balance sheets of the BioTE Companies as of September 30, 2021 (the “Latest Balance Sheet”), and the related unaudited consolidated statements of operations for the fiscal periods then-ended (the “Unaudited Financial Statements,” and, together with the Annual Financial Statements, the “Financial Statements”).

(b) Each of the Financial Statements have been derived from the books and records of the BioTE Companies. Each of the Financial Statements (i) has been prepared in all material respects in accordance with GAAP applied on a consistent basis throughout the periods indicated therein and (ii) fairly presents, in all material respects, the combined assets, liabilities and financial condition as of the respective dates thereof and the operating results of the BioTE Companies for the periods covered thereby, except in each of clauses (i) and (ii): (A) as otherwise noted therein, (B) that the Unaudited Financial Statements do not include footnotes, schedules, statements of equity and statements of cash flow and disclosures required by GAAP, (C) that the Unaudited Financial Statements have not been prepared in accordance with Regulation S-X of the SEC or the standards of the PCAOB, and (D) that the Unaudited Financial Statements do not include all year-end adjustments required by GAAP, in each case of clauses (A), (B), (C), or (D), which are not material, individually or in the aggregate, in amount or effect. The Annual Financial Statements were prepared in accordance with Regulation S-X of the SEC and the standards of the PCAOB.

(c) Each of the independent auditors for the BioTE Companies, with respect to their report included in the Annual Financial Statements, is an independent registered public accounting firm within the meaning of the Securities Act and the applicable rules and regulations adopted by the SEC and the PCAOB.

(d) The BioTE Companies have no Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the Unaudited Financial Statements or the notes thereto or books and records of the BioTE Companies; (ii) Liabilities that have arisen after the date of the Latest Balance Sheet in the Ordinary Course of Business; (iii) Liabilities arising under this Agreement, the Ancillary Agreements and/or the performance by the BioTE Companies of their respective obligations hereunder or thereunder or incurred in connection with the transactions contemplated by this Agreement or the Ancillary Agreements, including the Transaction Expenses; (iv) Liabilities disclosed in the Company’s Disclosure Letter; or (v) Liabilities for Company Transaction Expenses.

Section 3.5 No Material Adverse Effect. Since the Latest Balance Sheet Date through the Effective Date, there has been no Material Adverse Effect.

Section 3.6 Absence of Certain Developments. Since the Latest Balance Sheet Date, except as required by Law (including any COVID-19 Measures), (a) each BioTE Company has conducted its business in all material respects in the Ordinary Course of Business and (b) no BioTE Company has taken (or has had taken on its behalf) any action that, if taken after the Effective Date, would require the Buyer’s consent under Section 5.1(a).

Section 3.7 Real Property.

(a) Neither the Company nor any other BioTE Company owns, or has ever owned, any real property.

(b) Set forth on Section 3.7(b) of the Company’s Disclosure Letter is a correct and complete list (with address) of all Material Leases. With respect to each of the Material Leases: (i) no BioTE Company subleases, licenses, or otherwise grants to any Person the right to use or occupy the Leased Real Property or any portion thereof; (ii) the applicable BioTE Company’s possession and quiet enjoyment of the Leased Real Property under such Material Lease, to the extent applicable, is not being disturbed in any material respect; (iii) each applicable BioTE Company has made available to the Buyer a correct and complete copy of all Material Leases; (iv) all rent and other material undisputed amounts due and payable with respect to the Material Leases on or prior to the Effective Date have been paid and all rent and other material undisputed amounts due and payable with respect to the Leased Real Property on or prior to the Closing Date, to the extent then due and payable, will have been paid prior to the Closing Date; and (v) the Company is not in material default under any such Material Lease nor, to the Company’s Knowledge, has an event occurred which would, with the giving of notice or the expiration of time, result in such material default by it or by any other party to such Material Lease.

(c) The Leased Real Property comprises all of the real property used in the business of the BioTE Companies.

(d) Since the Lookback Date, no portion of the Leased Real Property that is the subject of a Material Lease has suffered damage by fire or other casualty loss, which has not been repaired and restored in all material respects.

Section 3.8 Tax Matters.

(a) Each BioTE Company has timely filed all Income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income and other material Tax Returns filed by each of the BioTE Companies are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Income and other material Taxes due and payable by each of the BioTE Companies for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) Each BioTE Company has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where a BioTE Company does not file a particular type of Tax Return, or pay a particular type of Tax, that such BioTE Company is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction, which claim has not been settled or resolved.

(d) No BioTE Company is currently or has been within the prior five (5) taxable years the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to any BioTE Company, no such Tax Proceeding is pending, and, to the Knowledge of the Company, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. No BioTE Company has commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All deficiencies, assessments, claims, or adjustments with respect to a material amount of Taxes asserted or assessed in writing against any BioTE Company have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Company, no such deficiency, assessment, claim, or adjustment has been threatened or proposed in writing against any BioTE Company.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to any BioTE Company or extending a period of collection, assessment or deficiency for Taxes due from or with respect to any BioTE Company, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. No BioTE Company is the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return that has not been filed. No private letter ruling, administrative relief, technical advice, request for change of any method of accounting, or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of any BioTE Company.

(f) No BioTE Company has been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) The Company is and at all times since its formation has been classified as a partnership for U.S. federal income tax purposes and each of the Company Subsidiaries is and at all times since its formation has been classified as an entity disregarded as separate from the Company or a partnership, for U.S. federal Income Tax purposes.

(h) No BioTE Company will be required to include any material item of income, or exclude any material item of deduction, from taxable income for any taxable period (or portion thereof) beginning after the Closing Date as a result of: (i) an installment sale transaction occurring on or before the Closing Date governed by Code Section 453 (or any similar provision of state, local or non-U.S. Laws); (ii) a disposition occurring on or before the Closing Date reported as an open transaction for U.S. federal income Tax purposes (or any similar doctrine under state, local, or non-U.S. Laws); (iii) any prepaid amounts received or deferred revenue realized, accrued or received , on or prior to the Closing Date outside the Ordinary Course of Business; (iv) a change in method of accounting that occurs or was requested on or prior to the Closing Date (or as a result of an impermissible method used in a Pre-Closing Tax Period), including by reason of the application of Section 481 of the Code (or any analogous provision of state, local or non-U.S. Laws); or (v) an agreement entered into with any Governmental Entity (including a “closing agreement” under Code Section 7121) on or prior to the Closing Date. No BioTE Company uses the cash method of accounting for income Tax purposes. No BioTE Company has any “long-term contracts” that are subject to a method of accounting provided for in Section 460 of the Code or has any deferred income pursuant to IRS Revenue Procedure 2004-34, Treasury Regulations Section 1.451-5, Section 455 of the Code, or Section 456 of the Code (or any corresponding provision of state or local Law). No BioTE Company owns an interest in any “controlled foreign corporation” within the meaning of Code Section 957.

(i) There is no Lien for Taxes on any of the assets of any BioTE Company, other than Permitted Liens.

(j) Neither the Company nor any of its Subsidiaries has ever been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) (other than a group the common parent of which is the Company or a Subsidiary thereof). No BioTE Company has any Liability for Taxes of any other Person (other than any BioTE Company) as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to an Ordinary Course Tax Sharing Agreement). No BioTE Company is party to or bound by any Tax Sharing Agreement, except for any Ordinary Course Tax Sharing Agreement (and except that the Company OA provides for the payment of tax distributions to the Members). All amounts payable by each BioTE Company with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such Contracts.

(k) No Member of the Company is a foreign person within the meaning of Section 1445 or Section 1446(f) of the Code.

(l) No election has been made under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any BioTE Company.

(m) The Company has a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) in effect, and such election will remain in effect for any taxable period that includes the Closing Date.

(n) All material accrued but unpaid Taxes of the Company and its Subsidiaries (i) for periods covered by the Financial Statements have been accrued and adequately disclosed on the Financial Statements in accordance with GAAP and (ii) for periods not covered by the Financial Statements have been accrued and adequately disclosed on the books and records of the Company and its Subsidiaries.

(o) No Section 197 intangible (within the meaning of Section 197 of the Code) of any of the BioTE Companies existing as of the end of the day on the Closing Date will be excluded from the term “amortizable section 197 intangible” pursuant to Section 197(f)(9) of the Code and Treasury Regulations Section 1.197-2(h).

(p) Other than with respect to the United States, Mexico, or any political subdivision of either of the foregoing, neither the Company nor any of its Subsidiaries (i) has or has had in the last three (3) years an office, permanent establishment, branch, agency or taxable presence outside the country of its organization (other than such countries with respect to which such company has filed Income Tax Returns) or (ii) is or has been in the last three (3) years a resident for Tax purposes in any country outside the country of its organization (other than such countries with respect to which such company has filed Income Tax Returns).

(q) The BioTE Companies have (i) to the extent they elected to defer the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, properly complied in all material respects with all requirements of applicable Law in order to defer such Taxes, (ii) not deferred payment of any Taxes (including withholding Taxes) pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) and (iii) to the extent they have claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act, properly complied in all material respects with all requirements of applicable Law to claim such Tax credits.

Section 3.9 Contracts.

(a) Section 3.9(a) of the Company’s Disclosure Letter contains a listing of all Contracts described in clauses (i) through (xxi) below (collectively, such Contracts that are listed or should be listed in Section 3.9(a) of the Company’s Disclosure Letter, “Material Contracts”) to which any BioTE Company is a party to, or otherwise bound. No BioTE Company is a party to, or otherwise bound by, any (other than any Contracts that are no longer in effect and under which no BioTE Company has any continuing or potential Liability):

(i) collective bargaining agreement;

(ii) Contract with any Material Vendor;

(iii) Contract with any Material Provider;

(iv) Material Lease;

(v) (x) Contract for the employment or engagement of any directors, officers, employees, or individual independent contractors providing for an annual base compensation in excess of $200,000, (y) Contract providing for severance payments in excess of $100,000, in the aggregate, or (z) Contract requiring the payment of any compensation by any BioTE Company that is triggered as a result of the consummation of the transactions contemplated by this Agreement;

(vi) Contract under which any BioTE Company has created, incurred, assumed, or borrowed any money or issued any note, indenture, or other evidence of Indebtedness or guaranteed Indebtedness of others, in each case, having an outstanding principal amount (x) in excess of $500,000 annually (other than borrowings under the existing revolving credit facility of the BioTE Companies) or (y) or in excess of $1,000,000, in the aggregate;

(vii) written license or royalty Contract licensing-in or granting to any BioTE Company any right in or immunity under any Intellectual Property, other than Contracts (A) concerning uncustomized, commercially available Software (whether software, software-as-a-service services, platform-as-a-service services, and/or infrastructure-as-a-service services) licensed for less than $50,000 in annual fees; or (B) that include a license in of any commercially available Intellectual Property pursuant to stock, boilerplate, or other generally non-negotiable terms, such as, for example, website and mobile application terms and conditions or terms of use, stock photography licenses, and similar Contracts having an annual value of less than $50,000;

(viii) written license or royalty Contract licensing out or granting any rights in or immunity under any Intellectual Property from any BioTE Company to any Person (other than another BioTE Company), other than Contracts pursuant to which any BioTE Company grants non-exclusive licenses of Owned Intellectual Property to customers in the Ordinary Course of Business;

(ix) Contract that the Company reasonably expects will require aggregate future payments to or from any BioTE Company in excess of $500,000 in the twelve (12)-month period immediately following Closing, other than those that can be terminated without material penalty by such BioTE Company upon ninety (90) days’ notice or less and can be replaced with a similar Contract on materially equivalent terms in the Ordinary Course of Business; provided that the listing of a Contract on Section 3.9(a)(ix) of the Company’s Disclosure Letter is not a representation or warranty that such Contract will actually require aggregate future payments in such period in excess of $500,000;

(x) joint venture, partnership, or similar Contract;

(xi) other than this Agreement, Contract for the sale or disposition of any material assets or Equity Interests of any BioTE Company (other than those providing for sales or dispositions of assets and inventory in the Ordinary Course of Business, and assets no longer used in the businesses of the BioTE Companies), in each case, under which there are material outstanding obligations of the applicable BioTE Company (including any sale or disposition agreement that has been executed, but has not closed);

(xii) Contract that materially limits or restricts, or purports to limit or restrict, any BioTE Company (or after the Closing, the Buyer or any BioTE Company) from engaging or competing in any line of business or business activity in any jurisdiction;

(xiii) Contract that contains a provision providing for the sharing of any revenue or cost-savings with any other Person in excess of $100,000 in any one-year period;

(xiv) Contract involving the payment of any earnout or similar contingent payment with a value in excess of $250,000 in any single instance or in excess of $750,000 in the aggregate;

(xv) Contract involving the settlement, conciliation or similar agreement of any Proceeding or threatened Proceeding (x) involving payments (exclusive of attorney’s fees) in excess of $250,000 in any single instance or in excess of $750,000 in the aggregate, (y) that by its terms limits or restricts any BioTE Company from engaging or competing in any line of business in any jurisdiction or (z) involving any claims of harassment or discrimination based on any legally protected characteristic;

(xvi) Contract requiring any capital commitment or capital expenditure (or series of capital commitments or expenditures) following the Closing Date by any BioTE Company in an amount in excess of $500,000 annually or $1,000,000 over the life of the Contract;

(xvii) Contract that relates to the future acquisition of material business, assets or properties by any BioTE Company (including the acquisition of any business, stock or material assets of any Person or any real property and whether by merger, sale of stock, sale of assets or otherwise) for a purchase price in excess of $2,500,000 in any single instance or in excess of $5,000,000 in the aggregate, except for (x) any agreement related to the transactions contemplated by this Agreement, (y) any non-disclosure, indications or interest, term sheets, letters of intent or similar agreements entered into in connection with such acquisitions, and (z) any agreement for the purchase of inventory or other assets or properties in the Ordinary Course of Business;

(xviii) Contract pursuant to which any Person (other than a BioTE Company) has guaranteed the Liabilities of a BioTE Company;

(xix) Contract limiting, in any material respect, the freedom of any BioTE Company to compete in any line of business or industry, with any Person or in any geographic area;

(xx) supervisory Contract with a Governmental Entity; or

(xxi) terms of conditional approval from any Governmental Entity for any Company Permit.

(b) Each Material Contract is in full force and effect and is valid, binding and enforceable against the applicable BioTE Company party thereto and, to the Knowledge of the Company, against each other party thereto, except as such may be limited by the Enforceability Exceptions. The Company has made available to the Buyer a correct and complete copy of each Material Contract. With respect to all Material Contracts, none of the BioTE Companies or, to the Knowledge of the Company, any other party to any such Material Contract is in breach or default thereunder (or is alleged in writing to be in breach or default thereunder), and there does not exist under any Material Contract any event or circumstance which, with the giving of notice or the lapse of time (or both), would constitute such a breach or default by any BioTE Company thereunder, or to the Knowledge of the Company, any other party to such Material Contract. During the twelve (12) months prior to the Effective Date, no BioTE Company has received any written claim or notice, or, to the Knowledge of the Company, oral claim or notice, of material breach of or material default under any such Material Contract (which claim or notice has not been rescinded).

(c) Set forth on Section 3.9(c) of the Company’s Disclosure Letter is a list of the Material Vendors. Since the Latest Balance Sheet Date, no such Material Vendor has canceled, terminated, or, to the Knowledge of the Company, materially and adversely altered its relationship with any BioTE Company or threatened in writing to cancel, terminate, or materially and adversely alter its relationship with any BioTE Company. There have been no material disputes between any BioTE Company and any Material Vendor since the Lookback Date.

(d) Set forth on Section 3.9(d) of the Company’s Disclosure Letter is a list of the Material Providers. Since the Latest Balance Sheet Date, no such Material Provider has canceled, terminated, or, to the Knowledge of the Company, materially and adversely altered its relationship with any BioTE Company or threatened in writing to cancel, terminate, or materially and adversely alter its relationship with any BioTE Company. There have been no material disputes between any BioTE Company and any Material Provider since the Lookback Date.

Section 3.10 Intellectual Property.

(a) The BioTE Companies and the former and current products and services, the use of any Owned Intellectual Property and the operation of the business of the BioTE Companies, in each case, as advertised, marketed, offered for sale, sold, performed, or conducted (as applicable), have not, since the Lookback Date, infringed, misappropriated or otherwise violated, and do not currently infringe, misappropriate or otherwise violate, any Intellectual Property rights of any Person. There are no Proceedings pending (threatened in writing, and, in the three (3) years prior to the Effective Date, no BioTE Company has received any written charge, complaint, claim, demand, or notice that has not been fully resolved with prejudice) alleging any such infringement, misappropriation or other violation (including any claim that such BioTE Company must license or refrain from using any material Intellectual Property rights of any Person) or challenging the ownership, registration, validity or enforceability of any Owned Intellectual Property. To the Knowledge of the Company, no Person is, infringing upon, misappropriating, or otherwise violating any Owned Intellectual Property in a manner that is material to any of the BioTE Companies (nor has done so since the Lookback Date).

(b) (i) The BioTE Companies are the sole and exclusive owner of all right, title and interest in and to all Owned Intellectual Property, free and clear of all Liens (other than Permitted Liens), and each BioTE Company owns, or has the valid right to use, all other Intellectual Property and IT Assets, pursuant to a valid, written Contract, that are used in or necessary for the conduct of the business of such BioTE Company as currently conducted and none of the foregoing will be adversely impacted by (nor will require the payment or grant of additional material amounts or material consideration as a result of) the execution, delivery, or performance of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. (ii) Set forth on Section 3.10(b) of the Company’s Disclosure Letter is a true and complete listing of each item of Owned Intellectual Property that is registered or subject to a pending application with any Governmental Entity, internet domain registrar or social media site, in each case which is owned by any BioTE Company or, with respect to Internet domain names, is controlled by or registered in the name of any BioTE Company. All the Intellectual Property disclosed or required to be disclosed on Section 3.10(b) of the Company’s Disclosure Letter is subsisting, and all Owned Intellectual Property is valid and enforceable. (iii) The Owned Intellectual Property is not subject to any outstanding Order restricting the use or licensing thereof by such BioTE Company or the business of the BioTE Companies. All the Owned Intellectual Property disclosed or required to be disclosed on Section 3.10(b) of the Company’s Disclosure Letter t has been maintained effective, subject to any expiration of term under applicable Law, by the filing of all necessary filings, maintenance and renewals that have been required to be filed and timely payment of requisite fees that have become due, except in the event the BioTE Companies have decided in the exercise of good business judgment not to maintain such application, registration, or issuance.

(c) Section 3.10(c) of the Company’s Disclosure Letter sets forth a true and complete list of all Software that is Owned Intellectual Property that are currently made available as products or services of any BioTE Company or that is otherwise material to the BioTE Companies. All such Software (i) conforms and functions and is designed to function in all material respects in accordance with all specifications, representations, warranties and other descriptions established in written Contracts by the BioTE Companies or in other documents conveyed thereby to their customers or other licensees, and (ii) has been maintained for its intended purpose and is free of any material defects or material deficiencies and, to the Knowledge of the Company, does not contain any Self-Help Code or Unauthorized Code or similar programs; and (iii) is in all material respects sufficient for the BioTE Companies’ current (and to the Knowledge of the Company, reasonably anticipated future) needs. No Person other than a BioTE Company possesses, or has a right to possess, a copy, in any form (print, electronic or otherwise), of any source code for such Software (other than employees, contractors and consultants of the BioTE Companies that have confidentiality obligations to the BioTE Companies with respect to such source code and solely to the extent necessary for them to maintain and develop such Software for a BioTE Company) and all such source code is in the sole possession of the BioTE Companies and has been maintained as confidential.

(d) All Publicly Available Software used by the BioTE Companies in connection with the BioTE Companies’ business has been used in all material respects in accordance with the terms of its governing license. None of the BioTE Companies has used any Publicly Available Software in connection with Owned Intellectual Property, nor licensed or distributed to any third party any combination of Publicly Available Software and Owned Intellectual Property, in each case, in a manner that (i) requires or conditions the use or distribution of any Software that is Owned Intellectual Property on the disclosure, licensing, or distribution of any source code for any Owned Intellectual Property or (ii) otherwise imposes any limitation, restriction, or condition on the right or ability of the BioTE Companies to use, distribute, or enforce Owned Intellectual Property in any manner (the terms of such Publicly Available Software giving rise to the events in clauses (i) and (ii), “Copyleft Terms”).

(e) No current or former director, officer, manager, employee, agent or third-party representative of any BioTE Company has any right, title, or interest, directly or indirectly, in whole or in part, in any material Intellectual Property owned or used by the BioTE Companies, in each case except as would not be, individually or in the aggregate, material to the BioTE Companies. Each BioTE Company has obtained from all Persons (including all current and former founders, officers, directors, stockholders, employees, contractors, consultants and agents) who have contributed to the creation of any Owned Intellectual Property a valid written present assignment of all rights, title, and interest in and to any such Owned Intellectual Property to such BioTE Company, or all such rights, title, and interest in and to such Owned Intellectual Property have vested in such BioTE Company by operation of Law. To the Knowledge of the Company, no Person is in violation of any such written assignment agreements.

(f) Each BioTE Company has taken commercially reasonable measures to protect the confidentiality of all trade secrets and any other material confidential information (including material proprietary source code) owned by such BioTE Company (and any confidential information owned by any Person to whom any of the BioTE Companies has a confidentiality obligation). Except as required by Law or as part of any audit or examination by a regulatory authority or self-regulatory authority, no such trade secret or confidential information has been disclosed by any BioTE Company to any Person other than to Persons subject to a duty of confidentiality or pursuant to a written agreement restricting the disclosure and use of such trade secrets or any other confidential information by such Person. To the Knowledge of the Company, no Person is in violation of any such written confidentiality agreements.

(g) The IT Assets are sufficient in all material respects for the current business operations of the BioTE Companies. The BioTE Companies have in place commercially reasonable disaster recovery and security plans and procedures and have taken commercially reasonable steps to safeguard the confidentiality, availability, security and integrity of the IT Assets owned by the BioTE Companies and all confidential or sensitive data and information stored thereon, such as Personal Information, including from unauthorized access and infection by Unauthorized Code. The BioTE Companies have maintained in the Ordinary Course of Business all required licenses and service contracts, including the purchase of a sufficient number of license seats, for all Software material to the operation of the BioTE Companies as currently conducted.

(h) Each item of Intellectual Property owned or used by the BioTE Companies immediately prior to the Closing will be owned or available for use by the BioTE Companies immediately subsequent to the Closing on identical terms and conditions as owned or used by the BioTE Companies immediately prior to the Closing.

Section 3.11 Data Security; Data Privacy.

(a) Since the Lookback Date, to the Knowledge of the Company, no BioTE Company has not received any written notice of a Security Breach from any vendor processing Personal Information on their behalf. The BioTE Companies have implemented and, as applicable, required their third-party vendors to implement, and maintain adequate policies and commercially reasonable security measures regarding: (i) the confidentiality, integrity, and availability of Personal Information and proprietary or sensitive business information in their possession, custody, or control or held or processed on their behalf, and (ii) the integrity and availability of the IT Assets. To the Knowledge of the Company, the IT Assets are free from malicious software, hardware, or any other implement designed to disrupt, damage, or gain unauthorized access to any software or hardware. Except as set forth on Section 3.11(a) of the Company’s Disclosure Letter, the BioTE Companies have not experienced any material information security incident that has materially compromised the confidentiality, integrity or availability of the IT Assets or the data thereon. Since the Lookback Date, no BioTE Company has received any written complaint, claim, demand, inquiry or other notice, including a notice of investigation, from any Person (including any Governmental Entity or self-regulatory authority or entity) regarding any of the BioTE Companies’ Processing of Personal Information, any Security Breach or compliance with applicable Privacy and Security Requirements. Since the Lookback Date, no BioTE Company has notified in writing, or, to the Knowledge of the BioTE Companies, has been required by any Privacy and Security Requirement to notify in writing, any person or entity of any Security Breach.

(b) Each BioTE Company is, and since the Lookback Date has been, in material compliance with all applicable Privacy and Security Requirements.

Section 3.12 Litigation. There are no Proceedings (or to the Knowledge of the Company, investigations by a Governmental Entity) pending or, to the Knowledge of the Company, threatened in writing against any BioTE Company or any director or officer of a BioTE Company (in their capacity as such) in which the reasonably expected damages are in excess of $500,000, and since the Lookback Date, the BioTE Companies have not been subject to or bound by any material outstanding Orders. No Proceeding concerning hormones has ever been brought or threatened against any of the BioTE Companies.

Section 3.13 Brokerage. No BioTE Company has any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any BioTE Company or the Buyer to pay any finder’s fee, brokerage, or agent’s commissions or other like payments.

Section 3.14 Labor Matters.

(a) The Company has made available to the Buyer a complete list of all employees of the BioTE Companies as of on or about September 30, 2021, and, as applicable, their classification as exempt or non-exempt under the Fair Labor Standards Act and any applicable state law, employer, title and/or job description, job location (city and state) and any and all base compensation (including without limitation identifying whether such individuals are paid hourly or on a salary basis, their annual compensation, for non-exempt workers their regular hourly rate, and any commissions paid with respect to fiscal year 2020 and through September 30, 2021 with respect to fiscal year 2021), any bonuses paid with respect to the 2020 fiscal year and fiscal year 2021, and any other future bonuses for which any employees may be eligible. As of the Effective Date, to the Knowledge of the Company, all employees of the BioTE Companies are legally permitted to be employed by the BioTE Companies in the jurisdiction in which such employees are employed in their current job capacities, including without limitation being authorized to work in the country in which they perform services and holding any and all necessary licenses or other certifications required to perform their duties with respect to the BioTE Companies. The BioTE Companies have properly completed all reporting and verification requirements pursuant to applicable Law relating to immigration control for all of employees thereof. Except as set forth in Section 3.14(a) of the Company’s Disclosure Letter, no freelancer, consultant, independent contractor or other contracting party whose services the BioTE Companies use or has used can effectively claim the existence of an employment relationship with any of the BioTE Companies.

(b) The Company has made available to Buyer true, correct and complete copies of each of the following: (i) all existing employment agreements, and all forms of offer letters and employment agreements and a true, correct and complete list of employees subject thereto, (ii) all forms of services agreements and agreements with current and former consultants and/or independent contractors, (iii) all forms of restrictive covenant agreements (including but not limited to agreements containing confidentiality, noncompetition, nonsolicitation or inventions provisions) between current and former employees, consultants or independent contractors and the BioTE Companies (and a true, correct and complete list of employees, consultants, independent contractors and/or other Persons subject thereto), (iv) the most current management organization chart(s), (v) all forms of bonus plans and any form award agreement thereunder, (vi) a schedule of bonus commitments made to current employees of the BioTE Companies, (vii) employee handbooks and other material policies/manuals applicable to employees, and (viii) any other materials relating to the termination of employees by any BioTE Company during the preceding two-year period, including all settlement and/or separation agreements entered into by any BioTE Company and/or any former employees during such period.

(c) No BioTE Company is a party to, negotiating or bound by any collective bargaining agreement, works agreements and or other representative agreement with respect to employees of any BioTE Company, and no employees of any of the BioTE Companies are represented by any labor union, works council, trade union or other labor organization (the foregoing, collectively, a “Labor Organization”), nor have they been during the preceding three (3) year period. There are no strikes, walkouts, picketing, hand billing, labor arbitrations, work stoppages, slowdowns, or other material labor disputes pending, and no such strikes, walkouts, picketing, hand billing, labor arbitrations, work stoppages, slowdowns or other material labor disputes have occurred in the preceding three years, nor has any such action been threatened against any BioTE Company in the preceding three (3) years. In the preceding three years, (i) no Labor Organization, or group of employees of any BioTE Company, has made a written demand for recognition or certification with respect to any employees of any BioTE Company, and there are no representation or certification proceedings presently pending or to the Knowledge of any BioTE Company threatened to be brought or filed with the National Labor Relations Board or any similar labor relations tribunal or authority, (ii) there have been no pending or to the Knowledge of any BioTE Company threatened union organizing activities with respect to employees of any BioTE Company, and (iii) there has been no actual or to the Knowledge of any BioTE Company threatened unfair labor practice charges, grievances or other labor disputes arising under a collective bargaining agreement or relating to any Labor Organization with respect to any of the BioTE Companies. The Company warrants and represents that, with respect to the transactions contemplated by this Agreement and the execution of same, they have no notice and bargaining obligations to any Labor Organizations representing its employees under applicable Law or any collective bargaining agreement.

(d) Except as set forth on Section 3.14(d) of the Company’s Disclosure Letter, the BioTE Companies and, to the Company’s Knowledge, each third party that is a single employer or joint employer with any BioTE Company with respect to any employees, are, and for the preceding three year period have been, in compliance in all material respects with all applicable Laws relating to labor, employment and employment practices, including (where applicable) provisions thereof relating to wages and hours, classification (including employee, independent contractor classification and the proper classification of employees as exempt employees and nonexempt employees under the Fair Labor Standards Act and applicable state and local Laws), equal opportunity, employment harassment, discrimination and/or retaliation, disability rights, maternity benefits, accessibility, pay equity, workers’ compensation, affirmative action, collective bargaining, workplace health and safety, COVID-19, immigration (including the completion of Forms I-9 for all employees and the proper confirmation of employee visas), whistleblowing, plant closures and layoffs (including the WARN Act), employee trainings and notices, labor relations, employee leave issues, unemployment insurance, and the payment of social security and other Taxes. Since the Lookback Date, none of the BioTE Companies has implemented any plant closing or mass layoff of their employees triggering notice requirements under the WARN Act, nor is there presently any outstanding liability under the WARN Act with respect to any such actions, and as of the Effective Date, no such plant closings or employee layoffs are currently planned or have been announced by the BioTE Companies.

(e) Since the Lookback Date, none of the BioTE Companies has been party to any Proceeding, Order or other dispute involving, or had any Liability with respect to, any single employer, joint employer or co-employer claims or causes of action by any individual who was employed or engaged by a third party but providing services to any of the BioTE Companies. To the Company’s Knowledge, each third party providing individuals to the BioTE Companies, including without limitation as a single employer, joint employer or co-employer, on a temporary, seasonal or leased basis is in compliance in all material respects with all applicable labor and employment Laws. The BioTE Companies do not have reason to believe they are a single employer, joint employer or co-employer of any individuals with any third party.

(f) Since the Lookback Date, (i) each of the BioTE Companies has withheld all amounts required by Law or by agreement to be withheld from the wages, salaries and other payments that have become due and payable to employees; (ii) no BioTE Company has been liable for any arrears of wages, compensation or related Taxes, penalties, or other sums with respect to its employees; (iii) each of the BioTE Companies has paid in full (or properly accrued) to all employees and independent contractors all wages, salaries, commissions, bonuses and other compensation due and payable to or on behalf of such employees and such independent contractors; and (iv) each individual who during the preceding three years has provided or is providing services to any BioTE Company, and has been classified as (y) an independent contractor, consultant, leased employee, or other non-employee service provider, or (z) an exempt employee, has been properly classified as such under all applicable Laws, including without limitation relating to wage and hour and Tax. No BioTE Company has any Liability under any applicable Laws arising out of improperly treating any such individual as a consultant, independent contractor or temporary employee, as applicable, during the preceding three years, and no such individual is entitled to any compensation or benefits that such Person has not been afforded under any applicable Laws or benefit plan or program of any BioTE Company. No BioTE Company has material liability for any delinquent payment to any trust or other fund or to any Governmental Entity with respect to unemployment compensation benefits, social security or other benefits or obligations for such BioTE Company employees (other than routine payments to be made in the Ordinary Course of Business and consistent with past practice).

(g) No employee or independent contractor of any BioTE Company is, with respect to his or her employment by or relationship with any BioTE Company, in breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation (i) owed to the BioTE Companies; or (ii) to the Knowledge of any BioTE Company, owed to any third party with respect to such Person’s employment or engagement by the BioTE Companies. Since the Lookback Date, no third party has made an allegation, asserted or threatened to assert any suit, claim or action against any of the BioTE Companies to the effect that any BioTE Company has hired or engaged any employee or independent contractor in breach of the terms of any employment agreement, nondisclosure agreement, noncompetition agreement, nonsolicitation agreement, restrictive covenant or similar obligation. No Key Employee has provided oral or written notice of any present intention to terminate his or her relationship with any BioTE Company prior to the twelve (12) month anniversary of the Closing.

(h) Except as set forth on Section 3.14(h) of the Company’s Disclosure Letter, the employment of each of the employees of the BioTE Companies is “at will” and the BioTE Companies have no obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees and/or any payment of severance or other compensation or consideration in connection with such termination of employment. As of the date hereof, the BioTE Companies have not, (i) entered into any Contract that obligates or purports to obligate Buyer to make an offer of employment to any present or former employee or independent contractor of the BioTE Companies and/or (ii) promised or otherwise provided any assurances (contingent or otherwise) to any present or former employee or independent contractor of the BioTE Companies of any terms or conditions of employment with Buyer following the Effective Date.

(i) With respect to the preceding three-year period, Section 3.14(i) of the Company’s Disclosure Letter sets forth a complete list of any and all complaints, claims, allegations or other contentions, whether made internally to any BioTE Company or representative thereof or externally to any third party, which were made, whether formally or informally, concerning or regarding discrimination, harassment, retaliation or other misconduct based on any characteristic protected under applicable law, including without limitation sex-based harassment or discrimination, which were made by or against, or otherwise involved any act or omission of, any employee, officer, director, consultant, contractor or other person working for or directly providing services to any BioTE Company (the foregoing collectively, “Discrimination Complaints”). With respect to the preceding three-year period, the BioTE Companies have promptly, thoroughly and impartially investigated all Discrimination Complaints, and Section

3.14(i) of the Company’s Disclosure Letter further sets forth a complete list of all such investigations conducted, the results of such investigations and any remedial or corrective actions taken with respect to same. The BioTE Companies do not reasonably expect any material Liabilities with respect to any such Discrimination Complaint.

(j) Since the Lookback Date, there are no pending or, to the Company’s Knowledge, threatened charges, complaints, arbitrations, audits, or investigations before any Governmental Entity brought against the BioTE Companies by or on behalf of any current or former employee (or any person alleging to be an employee), any applicant for employment, any class of the foregoing, or any Governmental Entity, that involve the labor or employment relations and practices of the BioTE Companies that would reasonably be expected to result, individually or in the aggregate, in material liability to the BioTE Companies taken as a whole.

(k) The Company complies with all applicable Laws relating to occupational safety and health. Except as set forth in Section 3.14(k) of the Company’s Disclosure Letter, to the Company’s Knowledge, since the Lookback Date, there have been no workplace accidents, injuries, or illnesses (including with respect to COVID-19) involving any employee or independent contractor which are likely to result in a claim for worker’s compensation payments or benefits or a violation of Law.

(l) Except as set forth on Section 3.14(l) of the Company’s Disclosure Letter, no employee layoff, facility closure or shutdown (whether voluntary or by Order), reduction-in-force, furlough, temporary layoff, material work schedule change or reduction in hours, or reduction in salary or wages, or other workforce changes affecting employees or independent contractors of the BioTE Companies has occurred since March 1, 2020 or is currently contemplated, planned or announced, including as a result of COVID-19 or any Law, Order, or directive by any Governmental Entity in connection with or in response to COVID-19. The BioTE Companies have not otherwise experienced any material employment-related Liability with respect to COVID-19. No current or former employee of any BioTE Company has filed or, to the Knowledge of the Company, has threatened, any claims against any BioTE Company related to COVID-19.

Section 3.15 Employee Benefit Plans.

(a) Section 3.15(a) of the Company’s Disclosure Letter sets forth a list of each material Company Employee Benefit Plan. With respect to each material Company Employee Benefit Plan, the Company has made available to the Buyer correct and complete copies of, as applicable, (i) the current plan document (and all amendments thereto), (ii) the most recent summary plan description (“SPD”) (with all summaries of material modifications thereto), (iii) the most recent determination, advisory or opinion letter received from the IRS, (iv) (except with respect to any benefit plan sponsored and maintained by a professional employer organization in which the Company is a participating employer) the most recently filed Form 5500 annual report with all schedules and attachments as filed, (v) all current related material insurance Contracts, trust agreements or other funding arrangements, and (vi) all material non-routine correspondence to or from the IRS, the United States Department of Labor, the Pension Benefit Guaranty Corporation, or any other Governmental Entity received in the two (2) years prior to the Effective Date with respect to any Company Employee Benefit Plan.

(b) No BioTE Company has any current or contingent obligation to provide retiree or post-employment health or life insurance or any other retiree or post-employment welfare-type benefits to any Person other than as required under Section 4980B of the Code or any similar Law. No BioTE Company sponsors, maintains, or contributes to (or is required to contribute to), or has any Liability under or with respect to, a “defined benefit plan” (as defined in Section 3(35) of ERISA) or a plan that is or was subject to Title IV of ERISA or Section 412 or 430 of the Code. No BioTE Company contributes to, or has any obligation to contribute to, or has any Liability under or with respect to, any “multiemployer plan,” as defined in Section 3(37) of ERISA. No Company Employee Benefit Plan is (i) a “multiple employer plan” within the meaning of Section 413(c) of the Code or Section 210 of ERISA, or (ii) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA). No BioTE Company has or may have any Liability under Title IV of ERISA on account of being considered a single employer under Section 414 of the Code with any other Person.

(c) Each Company Employee Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code has received, or may rely upon, a current favorable determination, advisory or opinion letter from the IRS. Each Company Employee Benefit Plan has been established, operated, maintained, funded and administered in accordance in all material respects with its respective terms and in compliance in all material respects with all applicable Laws, including ERISA and the Code. No BioTE Company, nor to the Knowledge of the Company, any other Person, has engaged in any material “prohibited transactions” within the meaning of Section 4975 of the Code or Sections 406 or 407 of ERISA that are not otherwise exempt under Section 408 of ERISA and to the Knowledge of the Company, no breaches of fiduciary duty (as determined under ERISA) have occurred with respect to any Company Employee Benefit Plan that would, in each case, reasonably be expected to result in material Liability to the BioTE Companies. There is no Proceeding (other than routine claims for benefits) pending or, to the Knowledge of the Company, threatened, with respect to any Company Employee Benefit Plan or against the assets of any Company Employee Benefit Plan, in each case that would result in material liability to the BioTE Companies. The BioTE Companies have complied in all material respects with the requirements of the Patient Protection and Affordable Care Act, including the Health Care and Education Reconciliation Act of 2010 (the “ACA”), and none of the BioTE Companies have incurred (whether or not assessed), nor is reasonably expected to incur, any material penalty or Tax under the ACA (including with respect to the reporting requirements under Sections 6055 and 6056 of the Code, as applicable) or under Section 4980H, 4980B or 4980D of the Code. All material contributions, distributions, reimbursements and premium payments that are required to be made or paid by any of the BioTE Companies have been made in all material respects in accordance with the terms of the Company Employee Benefit Plans and in all material respects in compliance with the requirements of applicable Law and all contributions, distributions, reimbursements and premium payments required to be made or paid by any of the BioTE Companies for any period ending on or before the Closing Date that are not yet due have in all material respects been made or accrued in accordance with the terms of the Company Employee Benefit Plans and material compliance with the requirements of applicable Law.

(d) The consummation of the transactions contemplated by this Agreement, alone or together with any other event will not (i) result in any material payment or benefit becoming due or payable to any current or former officer, employee, director, or independent contractor under a Company Employee Benefit Plan, (ii) increase the amount or value of any benefit or compensation otherwise payable or required to be provided to any current or former officer, employee, director, or independent contractor under a Company Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding, or forfeiture, of any such benefit or compensation under a Company Employee Benefit Plan, or (iv) result in the forgiveness in whole or in part of any outstanding loans made by the BioTE Companies to any current or former officer, employee, director, or individual independent contractor.

(e) No Person has any right against the BioTE Companies to be grossed up for, reimbursed or otherwise indemnified for any Tax or interest imposed under Section 409A of the Code or otherwise.

(f) Neither the execution or delivery of this Agreement nor the consummation of the transactions contemplated by this Agreement would reasonably be expected to, either alone or in conjunction with any other event, result in the payment of any amount that could, individually or in combination with any other payment, constitute a “parachute payment” (as defined in Section 280G(b)(2) of the Code). No BioTE Company has agreed to pay, gross-up, reimburse or otherwise indemnify any Person for any Tax imposed under Section 4999 of the Code or otherwise.

Section 3.16 Insurance. The BioTE Companies have in effect policies of insurance (including all policies of property, fire and casualty, liability, workers’ compensation, directors and officers and other forms of insurance as may be applicable to the businesses of the BioTE Companies) in amounts and scope of coverage as are customary for companies of a similar nature and size operating in the industries in which the BioTE Companies operate (the “Insurance Policies”). As of the Effective Date: (a) all of the Insurance Policies held by, or for the benefit of, the BioTE Companies with respect to policy periods that include the Effective Date are in full force and effect, and (b) since the Lookback Date, no BioTE Company has received a written notice of cancellation of any of the Insurance Policies or of any changes that are required in the conduct of the business of the BioTE Companies as a condition to the continuation of coverage under, or renewal of, any of the Insurance Policies. The Insurance Policies satisfy all insurance-related requirements necessary for the BioTE Companies to maintain in good standing all Company Permits. No BioTE Company is in breach or default under, nor has it taken any action or failed to take any action which, with notice or the lapse of time, or both, would constitute a breach or default under, or permit an increase in premium, cancellation, reduction in coverage, denial or non-renewal with respect to any Insurance Policy. During the twelve (12) months prior to the Effective Date, there have been no claims by or with respect to the BioTE Companies under any Insurance Policy as to which coverage has been denied or disputed by the underwriters of such Insurance Policy.

Section 3.17 Compliance with Laws; Permits.

(a) Each BioTE Company is and, since the Lookback Date, has been, in material compliance with all Laws applicable to the conduct of the business of such BioTE Company and, since the Lookback Date, no written notices have been received by any BioTE Company from any Governmental Entity or any other Person alleging a violation of any such Laws.

(b) Each BioTE Company holds all Permits material for the conduct of such BioTE Company’s business as presently conducted or required for the ownership and use of its assets and properties (including for the occupation and use of the Leased Real Property) as currently conducted (collectively, “Company Permits”). The operations of the BioTE Companies are and, since the Lookback Date, have been conducted in compliance in all material respects with all terms and conditions of all Company Permits. Section 3.17(b) of the Company’s Disclosure Letter sets forth (i) all Company Permits of each BioTE Company and (ii) all pending Permits of each BioTE Company. All Company Permits are valid and in full force and effect and none of such Company Permits will be terminated or become terminable as a result of, or in connection with, the consummation of the transactions contemplated by this Agreement. No BioTE Company is or has, since the Lookback Date, been in default under any Permit, and no Company Permit has been suspended, terminated, revoked, withdrawn, modified, or limited since the Lookback Date. To the Knowledge of the Company, no condition exists that, with the giving of notice or lapse of time or both, would constitute a default under any Company Permit, and no Proceeding (or to the Knowledge of the Company, investigation by a Governmental Entity) is pending or, to the Knowledge of the Company, threatened, to suspend, terminate, revoke, or withdraw any Company Permit, or to modify or limit any Company Permit in a manner that has had or would reasonably be expected to have a material adverse effect on the ability of the applicable BioTE Company to use such Company Permit or conduct its business.

(c) Section 3.17(c) of the Company’s Disclosure Letter sets forth, as of the Effective Date, all bank accounts of the BioTE Companies. Since the Lookback Date, no bank has closed or, to the Knowledge of the Company, threatened to close, any bank account of a BioTE Company.

(d) The BioTE Companies have implemented all policies, procedures, and processes required of them by their bank partners and otherwise as would be consistent with standard industry practices, but in no event less than commercially reasonable practices, to ensure compliance with applicable Law, including sufficient allocation of resources, internal and external, and appropriate board of directors review of such policies, procedures, and processes and oversight day to day by qualified management.

(e) The application for any PPP Loan made by any BioTE Company, including all representations and certifications contained therein, was true, correct and complete in all respects when made and was otherwise completed in accordance with all guidance issued in respect of the CARES Act and Payroll Protection Program and no misleading statements were made in connection with, nor material information omitted from, such application. The BioTE Companies have used the proceeds of the Company PPP Loan solely for the purposes permitted by the CARES Act and Payroll Protection Program and have complied in all respects with all requirements of the CARES Act and Payroll Protection Program in connection therewith. The BioTE Companies have fully repaid (without any forgiveness) all PPP Loans made to them.

Section 3.18 Environmental Matters. Except as set forth on Section 3.18 of the Company’s Disclosure Letter:

(a) to the Company’s Knowledge, each BioTE Company is, and since the Lookback Date, has been, in compliance in all material respects with all Environmental Laws and Environmental Permits, except where the failure to comply with Environmental laws or Environmental Permits would not be reasonably expected to result in a material liability, and all past non-compliance has been resolved without ongoing obligations or costs;

(b) to the Company’s Knowledge, all Environmental Permits are in full force and effect;

(c) each BioTE Company has not received any written notice regarding any actual or alleged material violation by such BioTE Company of, or material Liabilities of such BioTE Company under, any Environmental Laws, the subject of which remains unresolved or under which there are continuing unsatisfied obligations;

(d) no BioTE Company has used, generated, manufactured, distributed, sold, treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled or released, or exposed any Person to any Hazardous Materials, or owned, leased or operated any property or facility contaminated by, any Hazardous Materials, in each case, except in material compliance with applicable Environmental Laws;

(e) there are no material Proceedings pending or, to the Knowledge of the Company, threatened against any BioTE Company under any Environmental Laws;

(f) no BioTE Company is subject to any material outstanding Order of any Governmental Entity under Environmental Laws and all other Orders of any Governmental Entity under Environmental Laws have been resolved without material ongoing obligations or costs;

(g) no consent, approval or authorization of or registration or filing with any Governmental Entity is required by Environmental Laws or Environmental Permits in connection with the execution, delivery and performance of this Agreement or the consummation of the transactions contemplated by this Agreement;

(h) no BioTE Company has assumed, undertaken, or provided an unexpired indemnity with respect to any material Liability, in each case relating to Hazardous Materials or relating to Environmental Laws; and

(i) the Company has made available to the Buyer copies of all Phase I environmental reports, Phase II environmental reports, environmental health and safety audits or inspections (in the case of such audits or inspections, conducted since the Lookback Date or earlier to the extent any finding contained therein is currently unresolved and material), and material documents related to any Proceeding or unresolved material Liability arising under Environmental Laws relating to the BioTE Companies or their current or former properties, facilities or operations in the Company’s possession.

Section 3.19 Title to and Sufficiency of Assets; No Bankruptcy.

(a) Each BioTE Company has good and marketable title to, or, in the case of leased or subleased assets, a valid and binding leasehold interest in, or, in the case of licensed assets, a valid license in, all of its tangible or intangible assets, properties and rights free and clear of all Liens other than Permitted Liens (collectively, the “Assets”). All such tangible Assets that are material to the operation of the business of the BioTE Companies are in reasonably good condition and in a state of reasonably good maintenance and repair (ordinary wear and tear excepted) and are suitable for the purposes used.

(b) The Assets constitute all of the material tangible and intangible assets, properties and rights necessary to conduct the business of the BioTE Companies immediately after the Closing, in all material respects, as it has been operated for the six (6) months leading up to the Effective Date.

(c) None of the BioTE Companies is the subject of any bankruptcy, dissolution, liquidation, reorganization, or similar Proceeding.

Section 3.20 Regulatory Matters.

(a) The BioTE Companies have obtained all Permits that are necessary for the development, testing, manufacturing, packaging, labeling, distribution, promotion, storage, sale, marketing, import or export of the Company Products as presently conducted, and each of such Permits is valid and in full force and effect. There is no Proceeding pending, or to the Knowledge of the Company, threatened, that would result in the termination, revocation, suspension or the imposition of a restriction on any such Permit or the imposition of any fine, penalty or other sanction for the violation of any such Permit.

(b) Since January 1, 2016, all of the Company Products are being and have been manufactured, processed, developed, packaged, labeled, promoted, marketed, sold, stored, tested, distributed, imported and exported in material compliance with all applicable requirements under any applicable Law, including all Regulatory Laws and/or those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals.

(c) The BioTE Companies have timely filed with the applicable regulatory authorities (including, without limitation, the FDA or any other Governmental Entity performing functions similar to those performed by the FDA) all material filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions, including but not limited to adverse event reports, required to be filed by it under applicable Law, including all Regulatory Laws and/or those regarding non-clinical testing, clinical research, establishment registration, drug and device listing, good manufacturing practices, record-keeping, adverse event reporting, and reporting of corrections and removals. All such filings, documents, declarations, listings, registrations, reports, statements, amendments, supplements or submissions were in material compliance with applicable Laws when filed, and no material deficiencies have been asserted by any applicable Governmental Entity with respect to any such filings, documents, declarations, listing, registrations, reports, statements, amendments, supplements or submissions. To the Knowledge of the Company, (i) each such filing was true and correct in all material respects as of the date of submission or was corrected in or supplemented by a subsequent filing, and (ii) any material and legally necessary or required updates, changes, corrections, amendments, supplements or modifications to such filings have been submitted to the applicable Governmental Entity.

(d) Except as set forth in Section 3.20(d) of the Company’s Disclosure Letter, no BioTE Company has received any notification of any pending or, to the Knowledge of the Company, threatened (i) Proceeding or Order alleging potential or actual non-compliance with any Permits or Regulatory Laws; or (ii) non-ordinary course audit, inspection or investigation by any Governmental Entity.

(e) No Company Product has been seized, withdrawn, recalled, detained or subject to a suspension of manufacturing and, to the Knowledge of the Company, there are no facts or circumstances reasonably likely to cause the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such product. No Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention or seizure of any such Company Product are pending or, to the Knowledge of the Company, threatened against any BioTE Company.

(f) Except as set forth in Section 3.20(f) of the Company’s Disclosure Letter, no BioTE Company has received or been subject to any action, notice, warning, administrative proceeding, review, or investigation by a Governmental Entity, including any FDA Form 483, FDA warning letter or untitled letter or any similar notice, that (i) alleged or asserted that a BioTE Company violated any applicable Regulatory Laws, (ii) commenced, or threatened to initiate, any Proceeding or Order to withdraw a premarket clearance or investigational device exemption of any Company Product or product candidate, (iii) commenced, or threatened to initiate, any Proceeding or Order to enjoin manufacture or distribution of any Company Product or product candidate; or (iv) commenced, or threatened to initiate any action, suit, claim, investigation, proceeding or order to change the labeling or classification of any Company Product or product candidate.

(g) To the Knowledge of the Company, none of the BioTE Companies nor any of their respective officers, directors, employees, or agents has (i) made an untrue statement of material fact or fraudulent statement to the FDA or any other Governmental Entity, (ii) failed to disclose a material fact required to be disclosed to the FDA or any other Governmental Entity or (iii) committed any other act, made any statement or failed to make any statement, that (in any such case) establishes a reasonable basis for a Governmental Entity to allege a violation of any applicable Law and/or Regulatory Law. None of the BioTE Companies nor, to the Knowledge of the Company, any of their respective officers, directors, employees, or agents is the subject of any pending or threatened investigation by the or by any other Governmental Entity pursuant to any Regulatory Law.

(h) To the Knowledge of the Company, each BioTE Company is and has operated in all material respects in compliance with all applicable Contracts of any BioTE Company and all applicable Health Care Laws relating to the BioTE Companies’ respective business during the last six (6) years. No BioTE Company has been notified in writing during the last six (6) years of any violation or alleged violation of any Health Care Laws, except as disclosed in Section 3.20(f) of the Company’s Disclosure Letter.

(i) Each of the BioTE Companies is in possession of all Permits of all Governmental Entities material to the conduct of such BioTE Company’s business as presently conducted. A complete list of all such Permits is set forth in Section 3.20(i) of the Company’s Disclosure Letter. Except as set forth in Section 3.20(i) of the Company’s Disclosure Letter, all

Permits required to be set forth on Section 3.20(i) of the Company’s Disclosure Letter are in full force and effect in all material respects and no such Permit will be subject to material loss or limitation or obligation to re-apply, as a result of the consummation of the transactions contemplated by this Agreement. No event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Section 3.20(i) of the Company’s Disclosure Letter.

(j) None of the BioTE Companies have, directly or indirectly: (i) offered, paid or received, or made arrangements to offer, pay or receive, any remuneration, in cash or in kind, to any past, present or potential customers or providers, past or present suppliers, patients, contractors or third-party payors in order to obtain business or payments from such Persons that would reasonably be expected to subject any BioTE Company to any material damage or penalty in any civil, criminal or governmental litigation or proceeding, (ii) given or agreed to give, or has knowledge that there has been made or that there is any agreement or other arrangement to make, any improper, noncompliant or illegal gift or gratuitous payment of any kind, nature or description (whether in money, property or services) to any customer or potential customer, patient or potential patient, supplier or potential supplier, contractor, third-party payor or any other Person, other than in connection with promotional or entertainment expenses in the ordinary and lawful conduct of business; (iii) made or agreed to make, or has knowledge that there has been made or that there is any agreement or other arrangement to make, any contribution, payment or gift of funds or property to, or for the private use of, any Governmental Entity where either the contribution, payment or gift is or was illegal under applicable Laws under which such payment, contribution or gift was made; (iv) established or maintained any unrecorded fund or asset for any purpose or made any false or artificial entries on any of its books or records for any reason in material violation of Health Care Laws; (v) made, or agreed to make, or has Knowledge that there has been made or that there is any agreement or other arrangement to make, any payment to any Person with the intention or understanding that any part of such payment would be used for any unlawful purpose other than any legitimate business purpose as described in the documents supporting such payment; or (vi) paid, offered to pay, accepted or offered to accept any illegal remuneration for any referral in violation of the Health Care Laws. Except as set forth in Section 3.20(j) of the Company’s Disclosure Letter, none of the BioTE Companies are a party to any Contract (including any joint venture or consulting agreement) with any physician, health care facility, hospital, or other licensed health care professional or other Person who is in a position to make or influence referrals to or otherwise generate business for any BioTE Company to provide services, lease space, lease equipment or engage in any other venture or activity.

(k) Each of the BioTE Companies maintains compliance protocols, including policies and procedures, designed to promote compliance with applicable Laws including without limitation the Health Care Laws, compliance driven culture and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards applicable to the operations of the BioTE Companies (the “Compliance Program”). Each of the BioTE Companies have taken all actions necessary to comply in all material respects with all requirements of the Compliance Program. None of the BioTE Companies (i) is a party to a Corporate Integrity Agreement with the U.S. Department of Health and Human Services Office of Inspector General; (ii) has reporting obligations pursuant to any settlement agreement entered into with any Governmental Entity; (iii) has been the subject of any federal or state governmental reimbursement program investigation conducted by any federal or state enforcement agency other than audits conducted in the ordinary course of business; (iv) has been a defendant in any unsealed qui tam/False Claims Act litigation; and/or (v) has been served with or received any search warrant, subpoena, civil investigation demand or contact letter from any federal or state enforcement agency related to its respective participation in any federal or state governmental reimbursement program.

(l) None of the BioTE Companies receives any reimbursement from any health insurer, whether a private or governmental payor, for the Company Product or services of any BioTE Company. The BioTE Companies receive payments from providers for the Company Products and services provided by the BioTE Companies at fair market value, and to the Knowledge of the Company, these payments are not billed to any health insurer, whether a private or governmental payor, or otherwise passed along in any way to any private or government payor. No BioTE Company bills or participates in any way in any reimbursement program, including federal, state, local, and private health insurance programs.

(m) None of the BioTE Companies nor any officer, employee, contractor, or agent of any BioTE Company, has (i) been convicted or sanctioned of any crime or engaged in any conduct for which debarment is mandated or authorized by 21 U.S.C. § 335a or excluded pursuant to 42 U.S.C. § 1320a-7, nor has any such Person been so debarred, (ii) been convicted or sanctioned of any crime or engaged in any conduct for which such Person could be excluded from participating in the federal health care programs under 42 U.S.C. § 1320a-7, nor has any such Person been excluded from participation in such programs, (iii) been convicted of or charged or threatened in writing with prosecution or is under an investigation or subject to any enforcement action by a Governmental Entity, including the Center for Medicare and Medicaid Services, the U.S. Department of Health and Human Services Officer of Inspector General, Office for Civil Rights and the U.S. Department of Justice, or assessed any Civil Monetary Penalty, for any violation of a Health Care Law or any Law applicable to a federal or state government health care reimbursement program, and/or (iv) been subject to reporting obligations pursuant to a deferred prosecution agreement, consent decree, settlement, integrity agreement, corrective action plan, or other similar obligations, Order, or agreement with any Governmental Entity.

(n) The Company is not subject to the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”) and does not receive any “Protected Health Information” (as defined by HIPAA) from any entity that is a covered entity or business associate under HIPAA.

Section 3.21 Anti-Money Laundering Compliance.

(a) There have been no matters of material non-compliance with any Anti-Money Laundering Laws by the BioTE Companies in the five (5) years prior to the Effective Date.

(b) No BioTE Company nor, to the Knowledge of the Company, any of their respective directors, officers, managers, employees, agents or third-party representatives (in their capacities as such) has knowingly engaged in a transaction that involves the proceeds of crime in violation of any Anti-Money Laundering Laws.

(c) There are no legal, regulatory, or administrative Proceedings, filings, Orders, or, to the Knowledge of the Company, governmental investigations, alleging any violations of any Anti-Money Laundering Laws by any BioTE Company or any of their respective directors, officers, managers, or employees.

Section 3.22 Affiliate Transactions. There are no Contracts (except for the Governing Documents) between any of the BioTE Companies, on the one hand, and any Interested Party (other than another BioTE Company) on the other hand and no Interested Party (other than another BioTE Company) (a) owes any amount to any BioTE Company, (b) owns any material assets, tangible or intangible, necessary for the conduct of the business of any BioTE Company as it has been operated for the twelve (12) months prior to the Effective Date, or (c) owns any interest in, or is a director, officer, or owner of, or lender to or borrower from, or has the right to participate in the profits of, any Person that is a competitor, supplier, or landlord of any BioTE Company (other than in connection with ownership of less than five percent (5%) of the stock of a publicly traded company) (such Contracts or arrangements, “Affiliated Transactions”).

Section 3.23 Information Supplied; Proxy Statement. The information supplied or to be supplied by the BioTE Companies, the Members, and the Members’ Representative for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or (c) the time of the Buyer Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings), except that no warranty or representation is made by the Company, the Members or the Members’ Representative with respect to (i) statements made or incorporated by reference therein based on information supplied by the Buyer or its Affiliates for inclusion therein and (ii) any projections or forecasts included in such materials.

Section 3.24 Investment Intent.

(a) The Company understands and acknowledges that the acquisition of the Buyer Class V Voting Stock (and/or the Buyer Class A Common Stock) involves substantial risk. The Company can bear the economic risk of its investment (which the Company acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Company is capable of evaluating the merits and risks of its investment in the Buyer Class V Voting Stock (and/or the Buyer Class A Common Stock).

(b) The Company is acquiring the Buyer Class V Voting Stock (and any Buyer Class A Common Stock into which such Buyer Class V Voting Stock converts) for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Buyer Class V Voting Stock (or any Buyer Class A Common Stock, as applicable) in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) The Company qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) The Company understands and acknowledges that the Buyer Class V Voting Stock has not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Company acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Company acknowledges that there is no public market for the Buyer Class V Voting Stock and that there can be no assurance that a public market will develop.

Section 3.25 Debt Financing. The Company has delivered to the Buyer true, correct and complete copies of the Debt Commitment Letters (including all exhibits, annexes, schedules, term sheets and executed fee letters). As of the Effective Date, each of the Debt Commitment Letters is a legal, valid and binding obligation of the Company and, to the Knowledge of the Company, each other party thereto, and enforceable against the Company and, to the Knowledge of the Company, each other party thereto in accordance with its terms, except to the extent enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other laws affecting the enforcement of creditors’ rights generally and principles of equity. There are no conditions precedent related to the funding of the full amounts of the Debt Financing and, to the Knowledge of the Company, no other contingencies or rights that would permit the parties thereto to reduce the total amount of the Debt Financing contemplated by the Debt Commitment Letters to be funded on the Closing Date, in each case other than as set forth in the Debt Commitment Letters. Except for the Debt Commitment Letters, as of the Effective Date, there are no other contracts, agreements, “side letters” or other arrangements to which the Company or any of its Affiliates is a party relating to the Debt Commitment Letters or the Debt Financing that could reasonably be expected to adversely affect the conditionality, enforceability, availability, termination or aggregate principal amount of the Debt Financing on the Closing Date.

Section 3.26 No Other Representations and Warranties. EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN THIS ARTICLE III (AS MODIFIED BY THE COMPANY’S DISCLOSURE LETTER) OR IN ANY ANCILLARY AGREEMENT, NO BIOTE COMPANY NOR ANY OF THEIR RESPECTIVE REPRESENTATIVES, DIRECTORS, MANAGERS, PARTNERS, OFFICERS, OR DIRECT OR INDIRECT EQUITYHOLDERS HAS MADE ANY REPRESENTATIONS OR WARRANTIES, EXPRESS OR IMPLIED, OF ANY NATURE WHATSOEVER RELATING TO THE MEMBERS’ REPRESENTATIVE, ANY BIOTE COMPANY OR THE BUSINESS OF SUCH BIOTE COMPANY, OR OTHERWISE IN CONNECTION WITH THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, INCLUDING ANY REPRESENTATIONS AND WARRANTIES AS TO THE ACCURACY OR COMPLETENESS OF ANY EVALUATION MATERIAL OR AS TO THE FUTURE SALES, REVENUE, PROFITABILITY, OR SUCCESS OF ANY BIOTE COMPANY, OR ANY REPRESENTATIONS OR WARRANTIES ARISING FROM STATUTE OR OTHERWISE IN LAW, FROM A COURSE OF DEALING, OR USAGE OF TRADE. ALL SUCH OTHER REPRESENTATIONS AND WARRANTIES ARE EXPRESSLY DISCLAIMED BY THE COMPANY AND THE MEMBERS’ REPRESENTATIVE.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE BUYER

As an inducement to the Company to enter into this Agreement and consummate the transactions contemplated by this Agreement, except (i) as set forth in the applicable section of the Buyer’s Disclosure Letter (which shall be interpreted in accordance with Section 10.13), or (ii) as disclosed in the Buyer SEC Documents filed or furnished with the SEC prior to the Effective Date (excluding any disclosures in any risk factors section that do not constitute statements of fact, disclosures in any forward-looking statements disclaimer and other disclosures that are generally cautionary, predictive or forward-looking in nature), the Buyer hereby represents and warrants to the Company as follows as of the Effective Date:

Section 4.1 Organization; Authority; Enforceability. The Buyer is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware. The Buyer is qualified to do business and is in good standing as a foreign entity in each jurisdiction in which the character of its properties, or in which the transaction of its business, makes such qualification necessary, except where the failure to be so qualified and in good standing (or equivalent) would not have a Buyer Material Adverse Effect. The Buyer has the requisite power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement, the Ancillary Agreements to which the Buyer is a party and the transactions contemplated hereby and thereby have been duly approved and authorized by all requisite Buyer Board action on the part of the Buyer (the “Buyer Board Recommendation”). No other proceedings on the part of the Buyer (including any action by the Buyer Board or the Buyer Stockholders), except for the receipt of the Required Vote, are necessary to approve and authorize the execution, delivery or performance of this Agreement and the Ancillary Agreements to which the Buyer is a party and the consummation of the transactions contemplated hereby and thereby. This Agreement has been, and the Ancillary Agreements to be executed and delivered by the Buyer at Closing will be, duly executed and delivered by Buyer and constitute valid and binding agreement of the Buyer, enforceable against the Buyer in accordance with their respective terms, except as such may be limited by the Enforceability Exceptions. The Buyer is not the subject of any bankruptcy, dissolution, liquidation, reorganization or similar proceeding.

Section 4.2 Capitalization.

(a) The authorized share capital of the Buyer consists of (i) 200,000,000 shares of Buyer Class A Common Stock, (ii) 20,000,000 shares of Buyer Class B Common Stock, and (iii) 1,000,000 shares of Buyer Preferred Stock. As of the Effective Date and as of immediately prior to the Closing (without giving effect to the Buyer Share Redemptions, the Buyer Class B Common Stock Conversion, or the consummation of any Equity Financing), (A) 31,750,000 shares of Buyer Class A Common Stock are and will be issued and outstanding, (B) 7,937,500 shares of Buyer Class B Common Stock are and will be issued and outstanding, (C) no shares of Buyer Preferred Stock are and will be issued and outstanding, and (D) 13,504,166 warrants of the Buyer are and will be issued and outstanding, in such amounts, type, exercise price and with such expiration date as set forth on Section 4.2(a) of the Buyer’s Disclosure Letter (the “Buyer Warrants”). The exercise price of each Buyer Warrant has not been reduced to an amount less than $11.50 per Buyer Warrant. Except for this Agreement and the Warrant Agreement, the Equity Interests set forth in this Section 4.2(a) comprise all of the Equity Interests of the Buyer that are issued and outstanding (without giving effect to the Buyer Share Redemptions, the Buyer Class B Common Stock Conversion, or the consummation of any Equity Financing).

(b) Except as (v) set forth on Section 4.2(b) of the Buyer’s Disclosure Letter, (w) set forth in this Agreement (including as set forth in Section 4.2(a)), the Ancillary Agreements or the Governing Documents of the Buyer, (x) as contemplated by the Sponsor Letter Agreement, (y) for the Buyer Share Redemptions, or (z) as contemplated by any subscription agreement for an Equity Financing:

(i) there are no outstanding options, warrants, Contracts, calls, puts, bonds, debentures, notes, rights to subscribe, conversion rights or other similar rights to which the Buyer is a party or which are binding upon the Buyer providing for the offer, issuance, redemption, exchange, conversion, voting, transfer, disposition or acquisition of any of its Equity Interests, and the Buyer has not granted any share appreciation rights or any other contractual rights the value of which is derived from the financial performance of the Buyer or the value of any of its Equity Interests;

(ii) there are no contractual obligations of the Buyer pursuant to which the Buyer could be required to register shares of the Buyer Capital Stock or other securities under the Securities Act;

(iii) the Buyer is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any of its Equity Interests;

(iv) the Buyer is not a party to any stockholder agreement, investment agreement, side letter, subscription agreement, voting trust, proxy or other agreement or understanding with respect to the voting or transfer of any of its Equity Interests;

(v) there are no contractual equityholder preemptive or similar rights, rights of first refusal, rights of first offer, or registration rights in respect of Equity Interests of the Buyer; and

(vi) the Buyer has not violated in any material respect any applicable securities Laws or any preemptive or similar rights created by Law, Governing Document, or Contract to which the Buyer is a party in connection with the offer, sale or issuance of any of its Equity Interests.

(c) All of the issued and outstanding Equity Interests of the Buyer have been duly authorized, validly issued and fully paid and are non-assessable and free of any preemptive rights in respect thereto, and were not issued in violation of any preemptive rights, call options, rights of first refusal or similar rights of any Person or applicable Law, other than in each case Securities Liens.

(d) Except as set forth on Section 4.2(d) of the Buyer’s Disclosure Letter, the Buyer does not own, directly or indirectly, any Equity Interests, participation or voting right or other investment (whether debt, equity or otherwise) in any Person (including any Contract in the nature of a voting trust or similar agreement or understanding) or any other equity equivalents in or issued by any other Person.

(e) Upon issuance and delivery of the Buyer Class V Voting Stock to the Company at the Closing, and upon the further distribution of the Buyer Class V Voting Stock to the Members, such Buyer Class V Voting Stock will (i) be duly authorized and validly issued, and fully paid and nonassessable, (ii) be issued in compliance in all material respects with applicable Law, (iii) not be issued in breach or violation of any preemptive rights or any Contract, (iv) be issued to the Company with good and valid title, free and clear of any Liens other than Securities Liens and the Earnout Restrictions and forfeiture rights as described in Section 2.5 in relation to the Earnout Voting Shares, and (v) represent all of the Buyer Class V Voting Stock issued or outstanding.

(f) Except as set forth on Section 4.2(f) of the Buyer’s Disclosure Letter, the Buyer has no Liability with respect to indebtedness for borrowed money.

Section 4.3 Brokerage. Except as set forth on Section 4.3 of the Buyer’s Disclosure Letter, the Buyer has not incurred any Liability in connection with this Agreement or the Ancillary Agreements, or the transactions contemplated hereby or thereby, that would result in the obligation of any BioTE Company or the Buyer to pay a finder’s fee, brokerage or agent’s commissions or other like payments.

Section 4.4 Trust Account.

(a) As of the Effective Date, the Buyer has at least three hundred seventeen million five hundred five hundred forty-eight thousand nine hundred eighty-one dollars ($317,548,981) (the “Trust Amount”) in the Trust Account, with such funds invested in United States government securities or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act of 1940, and held in trust by the Trustee pursuant to the Trust Agreement. The Trust Agreement is in full force and effect and is a legal, valid and binding obligation of the Buyer, and, to the Knowledge of the Buyer, the Trustee, enforceable in accordance with its terms. The Trust Agreement has not been terminated, repudiated, rescinded, amended, supplemented or modified, in any respect by the Buyer or the Trustee, and no such termination, repudiation, rescission, amendment, supplement or modification is contemplated by the Buyer. The Buyer is not party to or bound by any side letters with respect to the Trust Agreement or (except for the Trust Agreement) any Contracts, arrangements or understandings, whether written or oral, with the Trustee or any other Person that would (i) cause the description of the Trust Agreement in the Buyer SEC Documents to be inaccurate in any material respect or (ii) explicitly by their terms, entitle any Person (other than (A) the Buyer Stockholders who shall have exercised their rights to participate in the Buyer Share Redemptions, (B) the underwriters of the Buyer’s initial public offering, who are entitled to the deferred discount (as such is described in the Trust Agreement) and (C) the Buyer with respect to income earned on the proceeds in the Trust Account to cover any of its Tax obligations and up to one hundred thousand dollars ($100,000) of interest on such proceeds to pay dissolution expenses) to any portion of the proceeds in the Trust Account. Prior to the Closing, none of the funds held in the Trust Account may be released except in accordance with the Trust Agreement or the Governing Documents of the Buyer. There are no Proceedings (or to the Knowledge of the Buyer,

investigations) pending or, to the Knowledge of the Buyer, threatened with respect to the Trust Account. The Buyer has not released any money from the Trust Account (other than interest income earned on the principal held in the Trust Account as permitted by the Trust Agreement). As of the Closing, the obligations of the Buyer to dissolve or liquidate pursuant to the Governing Documents of the Buyer shall terminate, and, as of the Closing, the Buyer shall have no obligation whatsoever pursuant to the Governing Documents of the Buyer to dissolve and liquidate the assets of the Buyer by reason of the consummation of the transactions contemplated hereby. Following the Closing, no stockholder of the Buyer shall be entitled to receive any amount from the Trust Account other than any stockholder of the Buyer who properly effectuates a Buyer Share Redemption.

(b) As of the Effective Date, assuming the accuracy of the representations and warranties of the Company herein and the compliance by the Company with its obligations hereunder, the Buyer has no reason to believe that any of the conditions to the use of funds in the Trust Account will not be satisfied or funds available in the Trust Account will not be available to the Buyer on the Closing Date.

Section 4.5 Buyer SEC Documents; Controls.

(a) The Buyer has timely filed or furnished all material forms, reports, schedules, statements and other documents required to be filed by it with the SEC since the consummation of the initial public offering of the Buyer’s securities, together with any material amendments, restatements or supplements thereto, and all such forms, reports, schedules, statements and other documents required to be filed or furnished under the Securities Act or the Securities Exchange Act (excluding Section 16 under the Securities Exchange Act) (all such forms, reports, schedules, statements and other documents filed with the SEC, the “Buyer SEC Documents”). As of their respective dates, each of the Buyer SEC Documents, as amended (including all financial statements included therein, exhibits and schedules thereto and documents incorporated by reference therein), complied in all material respects with the applicable requirements of the Securities Act, or the Securities Exchange Act, as the case may be, and the rules and regulations of the SEC thereunder applicable to such Buyer SEC Documents. None of the Buyer SEC Documents contained, when filed or, if amended prior to the Effective Date, as of the date of such amendment with respect to those disclosures that are amended, any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. To the Knowledge of the Buyer, as of the Effective Date, (i) none of the Buyer SEC Documents are the subject of ongoing SEC review or outstanding SEC comment and (ii) neither the SEC nor any other Governmental Entity is conducting any investigation or review of any Buyer SEC Document.

(b) Each of the financial statements of the Buyer included in the Buyer SEC Documents, including all notes and schedules thereto, complied in all material respects, when filed or if amended prior to the Effective Date, as of the date of such amendment, with the rules and regulations of the SEC with respect thereto, were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of the unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC) and fairly present in all material respects in accordance with applicable requirements of GAAP

(subject, in the case of the unaudited statements, to normal year-end audit adjustments) the financial position of the Buyer, as of their respective dates and the results of operations and the cash flows of the Buyer, for the periods presented therein. Each of the financial statements of the Buyer included in the Buyer SEC Documents were derived from the books and records of the Buyer, which books and records are, in all material respects, correct and complete and have been maintained in all material respects in accordance with commercially reasonable business practices.

(c) No notice of any SEC review or investigation of the Buyer or Buyer SEC Documents has been received by the Buyer. Since the consummation of its initial public offering, all comment letters received by the Buyer from the SEC or the staff thereof and all responses to such comment letters filed by or on behalf of the Buyer are publicly available on the SEC’s EDGAR website.

(d) Since the consummation of the initial public offering of the Buyer’s securities, the Buyer has timely filed all certifications and statements required by (x) Rule 13a-14 or Rule 15d-14 under the Securities Exchange Act or (y) 18 U.S.C. Section 1350 (Section 906 of the Sarbanes-Oxley Act of 2002) with respect to any Buyer SEC Document. Each such certification is correct and complete. The Buyer maintains disclosure controls and procedures required by Rule 13a-15 or Rule 15d-15 under the Securities Exchange Act; such controls and procedures are reasonably designed to ensure that all material information concerning the Buyer is made known on a timely basis to the individuals responsible for the preparation of the Buyer’s SEC Filings. As used in this Section 4.5(d), the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC.

(e) The Buyer has designed and maintains a system of internal controls over financial reporting, as defined in Rules 13a-15(f) and 15d-15(f) of the Securities Exchange Act, sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. The Buyer maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain asset accountability and (iii) access to assets is permitted only in accordance with management’s general or specific authorization.

Section 4.6 Information Supplied; Proxy Statement. The information supplied or to be supplied by the Buyer for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (a) the time such information is filed, submitted or made publicly available, (b) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, or (c) the time of the Buyer Stockholder Meeting (subject to the qualifications and limitations set forth in the materials provided by the Buyer or that are included in such filings and/or mailings), except that no warranty or representation is made by the Buyer with respect to (i) statements made or incorporated by reference therein based on information supplied by the Members, the Members’ Representative, the BioTE Companies or their respective Affiliates for inclusion therein or (ii) any projections or forecasts included in such materials. The Proxy Statement will comply in all material respects with the applicable requirements of the Securities Exchange Act and the rules and regulations of the SEC thereunder applicable to the Proxy Statement.

Section 4.7 Litigation. There are no material Proceedings (or to the Knowledge of the Buyer, investigations) pending or, to the Knowledge of the Buyer, threatened against the Buyer or, to the Knowledge of the Buyer, any director, officer or employee of the Buyer (in their capacity as such) and since the Lookback Date there have not been any such Proceedings and the Buyer is not subject to or bound by any material outstanding Orders. There are no material Proceedings pending or threatened by the Buyer against any other Person.

Section 4.8 Listing. The issued and outstanding Buyer Class A Common Stock and the Buyer Warrants (the foregoing, collectively, the “Buyer Public Securities”) are registered pursuant to Section 12(b) of the Securities Exchange Act and are listed for trading on the Stock Exchange under the symbols “HYAC,” and “HYACW,” respectively. There is no Proceeding or investigation pending or, to the Knowledge of the Buyer, threatened against the Buyer by the Stock Exchange or the SEC with respect to any intention by such entity to deregister the Buyer Public Securities or prohibit or terminate the listing of the Buyer Public Securities on the Stock Exchange. The Buyer has taken no action that is designed to terminate the registration of the Buyer Public Securities under the Securities Exchange Act. The Buyer is in compliance in all material respects with the listing rules of the Stock Exchange and has not received any written or, to the Knowledge of the Buyer, oral deficiency notice from the Stock Exchange relating to the continued listing requirements of the Buyer Public Securities.

Section 4.9 Investment Company. The Buyer is not an “investment company” within the meaning of the Investment Company Act of 1940.

Section 4.10 Contracts; No Defaults. Section 4.10 of the Buyer’s Disclosure Letter contains a listing of every “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than confidentiality and non-disclosure agreements and this Agreement), to which, as of the Effective Date, the Buyer is a party or by which any of its assets are bound. True, correct and complete copies of the Contracts listed in Section 4.10 of the Buyer’s Disclosure Letter have been delivered to or made available to the Company or its agents or representatives. Each Contract of a type required to be listed in Section 4.10 of the Buyer’s Disclosure Letter, whether or not set forth in Section 4.10 of the Buyer’s Disclosure Letter, was entered into at arm’s length and in the ordinary course of business. Except for any Contract that has terminated or will terminate upon the expiration of the stated term thereof prior to the Closing Date, with respect to any Contract of the type described in Section 4.10 of the Buyer’s Disclosure Letter, whether or not set forth in Section 4.10 of the Buyer’s Disclosure Letter, (i) such Contracts are in full force and effect and represent the legal, valid and binding obligations of the Buyer and, to the Knowledge of the Buyer, represent the legal, valid and binding obligations of the other parties thereto, and, to the Knowledge of the Buyer, are enforceable by the Buyer in accordance with their terms, subject in all respects to the Enforceability Exceptions, (ii) none of the Buyer nor, to the Knowledge of the Buyer, any other party thereto is in material breach of or material default (or would be in material breach, violation or default but for the existence of a cure period) under any such Contract, (iii) the Buyer has not received any written or, to the Knowledge of the Buyer, oral claim or notice of material breach of or material default under any such Contract, (iv) to the Knowledge of the Buyer, no event has occurred which, individually or together with other events, would reasonably be expected to result in a material breach of or a material default under any such Contract by the Buyer or its Subsidiaries or, to the Knowledge of the Buyer, any other party thereto (in each case, with or without notice or lapse of time or both) and (v) through the Effective Date, the Buyer has not received written notice from any other party to any such Contract that such party intends to terminate or not renew any such Contract.

Section 4.11 Noncontravention. Except for the filings pursuant to Section 5.10 or Section 5.11, the consummation by the Buyer of the transactions contemplated by this Agreement and the Ancillary Agreements do not (a) conflict with or result in any breach of any of the material terms, conditions or provisions of, (b) constitute a material default under (whether with or without the giving of notice, the passage of time or both), (c) result in a material violation of, (d) give any third party the right to terminate or accelerate, or cause any termination or acceleration of, any material right or material obligation under, (e) result in the creation of any Lien upon its Equity Interests under, (f) require any approval under, from or pursuant to, or (g) require any filing with, (i) any Contract or Lease to which the Buyer is a party, (ii) any Governing Document of the Buyer, or (iii) any Governmental Entity under or pursuant to any Law or Order to which the Buyer is bound or subject, with respect to clauses (i) and (iii) that are or would reasonably be expected to be material to Buyer. The Buyer is not in material violation of any of its Governing Documents except as would not have a Buyer Material Adverse Effect.

Section 4.12 Business Activities.

(a) Since its organization, other than as described in the Buyer SEC Documents, the Buyer has not conducted any material business activities other than activities related to the Buyer’s initial public offering or directed toward the accomplishment of a Business Combination. Except as set forth in the Buyer Governing Documents, there is no Contract, commitment, or Order binding upon the Buyer or to which the Buyer is a party which has or would reasonably be expected to have the effect of prohibiting or impairing any business practice of the Buyer or any acquisition of property by the Buyer or the conduct of business by the Buyer after the Closing, other than such effects, individually or in the aggregate, which are not, and would not reasonably be expected to be, material to the Buyer.

(b) Except for this Agreement and the transactions contemplated by this Agreement, the Buyer has no interests, rights, obligations or Liabilities with respect to, and the Buyer is not party to, bound by or has its assets or property subject to, in each case whether directly or indirectly, any Contract or transaction which is, or could reasonably be interpreted as constituting, a Business Combination.

(c) The Buyer has no material Liabilities that are required to be disclosed on a balance sheet in accordance with GAAP, other than (i) Liabilities set forth in or reserved against in the balance sheet of the Buyer as of September 30, 2021 (the “Buyer Balance Sheet”); (ii) Liabilities which have arisen after the date of the Buyer Balance Sheet in the Ordinary Course of Business (none of which results from, arises out of, or was caused by any breach of warranty, breach of Contract or infringement or violation of Law); (iii) Liabilities arising under this

Agreement, the Ancillary Agreements and/or the performance by the Buyer of its obligations hereunder or thereunder; or (iv) for fees, costs and expenses for advisors and Affiliates of the Buyer or the Sponsor, including with respect to legal, accounting or other advisors incurred by the Buyer in connection with the transactions contemplated by this Agreement.

(d) As of the Effective Date and except for this Agreement and the Ancillary Agreements and transactions contemplated hereby and thereby (including with respect to expenses and fees incurred in connection therewith), the Buyer is not party to any Contract with any other Person that would require payments by the Buyer or any of its Subsidiaries after the Effective Date in excess of $100,000 in the aggregate with respect to any individual Contract.

Section 4.13 Investment Intent.

(a) The Buyer understands and acknowledges that the acquisition of the Closing Company Units involves substantial risk. The Buyer can bear the economic risk of its investment (which the Buyer acknowledges may be for an indefinite period) and has such knowledge and experience in financial or business matters that the Buyer is capable of evaluating the merits and risks of its investment in the Closing Company Units.

(b) The Buyer is acquiring the Closing Company Units for its own account, for investment purposes only and not with a view toward, or for sale in connection with, any distribution thereof, or with any present intention of distributing or selling any Closing Company Units in violation of the federal securities Laws, any applicable foreign or state securities Laws or any other applicable Law.

(c) The Buyer qualifies as an “accredited investor,” as such term is defined in Rule 501(a) promulgated pursuant to the Securities Act.

(d) The Buyer understands and acknowledges that the Closing Company Units have not been registered under the Securities Act, any United States state securities Laws or any other applicable foreign Law. The Buyer acknowledges that such securities may not be transferred, sold, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any other provision of applicable United States federal, United States state, or other Law or pursuant to an applicable exemption therefrom. The Buyer acknowledges that there is no public market for the Closing Company Units and that there can be no assurance that a public market will develop.

Section 4.14 Tax Matters.

(a) The Buyer has timely filed all Income and other material Tax Returns required to be filed by it on or prior to the Closing Date pursuant to applicable Laws (taking into account any validly obtained extensions of time within which to file). All Income and other material Tax Returns filed by the Buyer are correct and complete in all material respects and have been prepared in compliance with all applicable Laws. All Income and other material Taxes due and payable by the Buyer for which the applicable statute of limitations remains open have been timely paid (whether or not shown as due and payable on any Tax Return).

(b) The Buyer has timely and properly withheld or collected and paid to the applicable Taxing Authority all material amounts of Taxes required to have been withheld and paid by it in connection with any amounts paid or owing to any employee, independent contractor, creditor, equityholder or other third party and has otherwise complied in all material respects with all applicable Laws relating to such withholding, collection and payment of Taxes.

(c) No written claim has been made by a Taxing Authority in a jurisdiction where the Buyer does not file a particular type of Tax Return, or pay a particular type of Tax, that the Buyer is or may be subject to taxation of that type by, or required to file that type of Tax Return in, that jurisdiction that has not been settled or resolved.

(d) The Buyer is not currently and has never been the subject of any Tax Proceeding with respect to any Taxes or Tax Returns of or with respect to the Buyer, no such Tax Proceeding is pending, and, to the Knowledge of the Buyer, no such Tax Proceeding has been threatened in writing, in each case, that has not been settled or resolved. The Buyer has not commenced a voluntary disclosure proceeding in any jurisdiction that has not been resolved or settled. All deficiencies, assessments, claims or adjustments with respect to a material amount of Taxes asserted or assessed in writing against the Buyer have been fully and timely (taking into account applicable extensions) paid, settled or withdrawn, and, to the Knowledge of the Buyer, no such deficiency, assessment, claim or adjustment has been threatened or proposed in writing against the Buyer.

(e) There are no outstanding agreements extending or waiving the statute of limitations applicable to any Tax or Tax Return with respect to the Buyer or extending a period of collection, assessment or deficiency for Taxes of the Buyer, which period (after giving effect to such extension or waiver) has not yet expired, and no written request for any such waiver or extension is currently pending. The Buyer is not the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the applicable Governmental Entity) within which to file any Tax Return that has not been filed. No private letter ruling, administrative relief, technical advice, request for change of any method of accounting or other similar ruling or request has been granted or issued by, or is pending with, any Governmental Entity that relates to any Taxes or Tax Returns of the Buyer.

(f) The Buyer has not been a party to any “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2) (or any similar provision of U.S. state or local or non-U.S. Tax Law).

(g) There is no Lien for Taxes on any of the assets of the Buyer, other than Permitted Liens.

(h) The Buyer has not been a member of an affiliated group as defined in Section 1504 of the Code (or any analogous combined, consolidated or unitary group defined under state, local or non-U.S. Law) and does not have any liability for Taxes of any other Person as a result of Treasury Regulations Section 1.1502-6 (or any similar provision of state, local, or non-U.S. Laws), as a successor or transferee, by Contract, by operation of Law, or otherwise (other than pursuant to this Agreement or any of the Ancillary Agreements, if any). The Buyer is not party to or bound by any Tax Sharing Agreement except for any Ordinary Course Tax Sharing Agreement. All amounts payable by the Buyer with respect to (or reference to) Taxes pursuant to any Ordinary Course Tax Sharing Agreement have been timely paid in accordance with the terms of such Contracts.

(i) All material accrued but unpaid Taxes of the Buyer (i) for periods covered by the financial statements incorporated by reference in the Buyer SEC Documents have been accrued and adequately disclosed on the Buyer’s financial statements in accordance with GAAP and (ii) for periods not covered by any financial statements incorporated by reference in the Buyer SEC Documents have been accrued and adequately disclosed on the books and records of the Buyer.

(j) The Buyer has not distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was governed, or intended or reported to be governed, in whole or in part by Section 355 or Section 361 of the Code or that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement.

(k) Since the date of its formation, the Buyer has been classified as a U.S. corporation for U.S. federal, state and local Income Tax purposes.

(l) Buyer has (i) to the extent it has deferred the payment of any “applicable employment taxes” (as defined in Section 2302(d)(1) of the CARES Act) pursuant to Section 2302 of the CARES Act, properly complied in all material respects with all requirements of applicable Law in order to defer such Taxes (ii) not deferred payment of any payroll Taxes pursuant to Internal Revenue Service Notice 2020-65 or any related or similar order or declaration from any Governmental Entity (including, without limitation, the Presidential Memorandum, dated August 8, 2020, issued by the President of the United States) or (iii) to the extent it has claimed any “employee retention credit” pursuant to Section 2301 of the CARES Act, properly complied in all material respects with all requirements of applicable Law to claim such Tax credits.

Section 4.15 Compliance with Laws. The Buyer is, and has been since its date of incorporation, in compliance in all material respects with all Laws applicable to the conduct of the business of the Buyer, and no written or oral notices have been received by Buyer from any Governmental Entity or any other Person alleging a material violation of any such Laws.

Section 4.16 Inspections; Company Representations. The Buyer is an informed and sophisticated purchaser, and has engaged advisors, experienced in the evaluation and investment in businesses such as the BioTE Companies. The Buyer has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. The Buyer agrees to engage in the transactions contemplated by this Agreement based upon its own inspection and examination of the BioTE Companies and on the accuracy of the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any BioTE Company pursuant to this Agreement and hereby disclaims reliance upon any express or implied representations or warranties of any nature made by the Company or its Affiliates or representatives, except for those set forth in Article III and in any Ancillary Agreement or certificate delivered by any BioTE Company pursuant to this Agreement.

Section 4.17 Title to Property. The Buyer (a) does not own or lease any real or personal property or (b) is not a party to any agreement or option to purchase any real property, personal property or other material interest therein.

Section 4.18 Takeover Statutes and Charter Provisions. The board of directors of the Buyer has taken all action necessary so that the restrictions on a “business combination” (as such term is used in Section 203 of the DGCL) contained in Section 203 of the DGCL or any similar restrictions under any foreign Laws will be inapplicable to this Agreement and the transactions contemplated hereby, including the Business Combination and the issuance to the Company of the Buyer Class V Voting Stock and the Member Earnout Units. As of the Effective Date, no “fair price,” “moratorium,” “control share acquisition” or other anti-takeover statute or similar domestic or foreign Law applies with respect to the Buyer in connection with this Agreement, the Business Combination, the issuance of the Buyer Class V Voting Stock and the Member Earnout Units, or any of the other transactions contemplated hereby. As of the Effective Date, there is no stockholder rights plan, “poison pill” or similar anti-takeover agreement or plan in effect to which the Buyer is subject, party or otherwise bound.

ARTICLE V

PRE-CLOSING AGREEMENTS

Section 5.1 Interim Operating Covenants (Company).

(a) From the Effective Date until the earlier of: (1) the date this Agreement is terminated in accordance with Article IX and (2) the Closing Date (such period, the “Pre-Closing Period”), unless the Buyer shall otherwise give prior consent in writing (which consent shall not be unreasonably withheld, conditioned, or delayed) and except (w) in the Ordinary Course of Business (excluding for this purpose Section 5.1(a)(xvi)), (x) as specifically contemplated by this Agreement or the Ancillary Agreements (including the Recapitalization), (y) as set forth on Section 5.1(a) of the Company’s Disclosure Letter, (z) as required by any Law or Order (including any COVID-19 Measures) applicable to any BioTE Company or the assets, or operation of the business, of any BioTE Company, the Company shall, and shall cause the other BioTE Companies to, conduct and operate their business in all material respects in the Ordinary Course of Business and use its commercially reasonable efforts in the Ordinary Course of Business to preserve their existing relationships with Governmental Entities, material customers, suppliers and distributors, and the Company shall not, and shall cause the other BioTE Companies not to:

(i) amend or otherwise modify any of the Governing Documents of any BioTE Company in any manner that would be adverse to the Buyer;

(ii) make any material changes to its financial or accounting policies, methods or practices, other than as required by GAAP;

(iii) sell, issue, redeem, assign, transfer, pledge (other than in connection with existing credit facilities or pursuant to any existing Company Employee Benefits Plans), convey or otherwise dispose of (A) any Equity Interests of any BioTE Company or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating any BioTE Company to issue, deliver or sell any Equity Interests of any BioTE Company;

(iv) adjust, split, combine or reclassify any of its Equity Interests;

(v) (A) incur, assume, guarantee, receive or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness (other than (1) additional Indebtedness under existing credit facilities or refinancings, replacements, or extensions thereof, (2) capital leases entered into in the Ordinary Course of Business, and (3) other Indebtedness incurred in the Ordinary Course of Business or as set forth on Section 5.1(a)(v) of the Company’s Disclosure Letter, not to exceed $1,500,000 in the aggregate, or (B) make any advances or capital contributions to, or investments in, any Person, other than a BioTE Company;

(vi) commit to, authorize or enter into any agreement in respect of, any capital expenditure (or series of commitments or capital expenditures), other than capital expenditures in an amount not to exceed $400,000;

(vii) enter into any material amendment or termination (other than an expiration in accordance with the terms thereof) of, or waive compliance with, any material term of any Material Contract or Material Lease or enter into any Contract that if entered into prior to the Effective Date would be a Material Contract or Material Lease;

(viii) acquire the business, properties or assets, including Equity Interests of another Person, except, in each case, for acquisitions whose consideration in an aggregate amount (for all such acquisitions) is not greater than $1,800,000 and the consideration for which is payable only in cash, so long as, based upon the advice of the Company’s accountants, such acquisition, individually or in the aggregate, would not require any additional disclosure pursuant to the rules and regulations adopted by PCAOB (whether through merger, consolidation, share exchange, business combination or otherwise);

(ix) propose, adopt or effect any plan of complete or partial liquidation, dissolution, recapitalization or reorganization, or voluntarily subject to any material Lien, any of the material rights or material assets owned by, or leased or licensed to, any BioTE Company, except for (A) Permitted Liens, (B) Liens under existing credit facilities or other Indebtedness permitted pursuant to Section 5.1(a)(v) and (C) as required or contemplated by this Agreement;

(x) compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by a BioTE Company not covered by insurance in excess of $400,000 in any single instance or in excess of $1,500,000 in the aggregate, (B) granting injunctive or other equitable remedy against a BioTE Company that would reasonably be expected to a Material Adverse Effect, (C) which imposes any restrictions on the operations of businesses of the BioTE Companies that would reasonably be expected to a Material Adverse Effect, or (D) by the equityholders of the Company or any other Person which relates to the transactions contemplated by this Agreement;

(xi) except as required under applicable Law or the terms of any Company Employee Benefit Plan existing as of the Effective Date or otherwise in the Ordinary Course of Business, (A) increase in any manner the compensation, bonus, severance or termination pay of any of the current or former directors, officers, employees or individual consultants of the BioTE Companies, except as required pursuant to an existing written Contract between any BioTE Company and any employee or annual increases in the Ordinary Course or Business, (B) become a party to, establish, materially amend (other than as part of an annual renewal for health and/or welfare benefits) commence participation in, or terminate any stock option plan or other stock-based compensation plan, or any Company Employee Benefit Plan, (C) grant any new awards or Equity Interests under any Company Employee Benefit Plan, (D) enter into, amend or terminate any collective bargaining agreement or other agreement with a Labor Organization respecting employees of any of the BioTE Companies, (E) hire or engage any new employee or consultant if such new employee or consultant will receive, annual base compensation (or annual base wages or fees) in excess of $300,000, unless agreed to in advance in writing by the Buyer, or (F) implement any employee layoffs, plant closings, or similar events that individually or in the aggregate would give rise to any obligations or liabilities on the part of the BioTE Companies under the WARN Act;

(xii) (A) sell, lease, assign, transfer, convey, license, sublicense, covenant not to assert, permit to lapse, abandon, allow to lapse, or otherwise dispose of, create, grant or issue any Liens (other than Permitted Liens), debentures or other securities in or on, any material rights or assets owned by, or leased or licensed to, any BioTE Company, other than (1) inventory or products in the Ordinary Course of Business, (2) assets with an aggregate fair market value less than $1,500,000, (3) pursuant to non-exclusive licenses of Owned Intellectual Property granted by any BioTE Company to customers in the Ordinary Course of Business, (4), or (4) in connection with the incurrence of Indebtedness that is permitted to be incurred under this Agreement; or (B) subject any Owned Intellectual Property to Copyleft Terms;

(xiii) fail to take any action required to maintain any material Insurance Policies in force (other than (A) substitution of an Insurance Policy by an Insurance Policy with substantially similar coverage or (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application), or knowingly take or omit to take any action that could reasonably result in any such Insurance Policy being void or voidable (other than (A) substitution of an Insurance Policy by an Insurance Policy with substantially similar coverage, (B) with respect to any policy that covers any asset or matter that has been disposed or is no longer subsisting or application, or (C) actions set forth on Section 5.1(a)(xiii) of the Company’s Disclosure Letter);

(xiv) except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) change (or request to change) any method of accounting for Tax purposes, (C) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (D) consent to any extension or waiver of the statutory period of limitations applicable to any Tax matter, (E) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (F) surrender any right to claim any refund of a material amount of Taxes, (G) initiate any discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any BioTE Company, or (H) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(xv) amend, modify, terminate or waive any material right under any Company Permit;

(xvi) declare, set aside, make or pay any dividend or other distribution (whether payable in cash, stock, property, a combination thereof or otherwise) in respect of, or enter into any Contract with respect to the voting of, any of its capital stock or other Equity Interests or securities therein;

(xvii) enter into, renew, modify or revise any Affiliated Transaction (or any Contract that, if entered into prior to the execution and delivery of this Agreement, would be an Affiliated Transaction); or

(xviii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Buyer, directly or indirectly, the right to control or direct the Company or any operations of any BioTE Company prior to the Closing. Prior to the Closing, the BioTE Companies shall exercise, consistent with the terms and conditions of this Agreement, control over their respective businesses and operations.

Section 5.2 Interim Operating Covenants (Buyer).

(a) During the Pre-Closing Period, unless the Company shall otherwise give prior consent (which consent shall not be unreasonably withheld, conditioned, or delayed) in writing and except as contemplated by this Agreement or the Ancillary Agreements or as set forth on Section 5.2(a) of the Buyer’s Disclosure Letter, the Buyer shall not:

(i) conduct any activities or enter into any Contracts directed toward or in contemplation of an alternative Business Combination to the Business Combination contemplated by this Agreement;

(ii) amend or otherwise modify the (A) Trust Agreement, (B) Private Placement Warrants Agreement dated March 1, 2021, by and between and the Buyer and the Sponsor, or (C) Buyer Governing Documents;

(iii) withdraw any of the Trust Amount, other than as permitted by the Buyer Governing Documents or the Trust Agreement;

(iv) make any material changes to its accounting policies, methods or practices, other than as required by GAAP or applicable Law;

(v) except to the extent required by applicable Law, (A) make, change or revoke any material election relating to Taxes, (B) change (or request to change) any method of accounting for Tax purposes, (C) enter into any agreement, settlement or compromise with any Taxing Authority relating to a material amount of Taxes, (D) consent to any extension or waiver of the statutory period of limitations applicable to any Tax matter, (E) file any amended material Tax Return, (F) enter into any Tax Sharing Agreement (other than an Ordinary Course Tax Sharing Agreement), (G) surrender any right to claim any refund of a material amount of Taxes, (H) initiate any discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to the Buyer, or (I) take any action that would reasonably be expected to prevent, impair or impede the Intended Tax Treatment;

(vi) other than in connection with a Buyer Share Redemption or an Equity Financing, sell, issue, redeem, assign, transfer, convey or otherwise dispose of (A) any of its Equity Interests, or (B) any options, warrants, rights of conversion or other rights or agreements, arrangements or commitments obligating the Buyer to issue, deliver or sell any Equity Interests of the Buyer, other than Contracts for Indebtedness from the Sponsor or its Affiliates or any director or officer of the Buyer or the Sponsor incurred in order to finance working capital and Tax expenses needs and expenses (“Sponsor Loans”); provided, that the amount of any such Sponsor Loans that may be converted into Buyer Warrants shall not exceed one million five hundred thousand dollars ($1,500,000);

(vii) other than the Buyer Share Redemption, declare, make or pay any dividend, other distribution or return of capital (whether in cash or in kind) to the equityholders of the Buyer;

(viii) adjust, split, combine or reclassify (other than a reclassification pursuant to a conversion of shares of Buyer Class B Common Stock into shares Buyer Class A Common Stock pursuant to the Buyer Governing Documents) any of its Equity Interests;

(ix) reduce the exercise price of any Buyer Warrant;

(x) incur, assume, guarantee or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, material Liabilities, debts or obligations other than Contracts for Indebtedness from the Sponsor or its Affiliates or any director or officer of the Buyer or the Sponsor incurred in order to finance working capital and Tax expenses needs and expenses;

(xi) enter into any transaction or Contract with the Sponsor or any of its Affiliates for the payment of finder’s fees, consulting fees, monies in respect of any payment of a loan or other compensation paid by Buyer to the Sponsor, Buyer’s officers or directors, or any Affiliate of the Sponsor or Buyer’s officers, for services rendered prior to, or for any services rendered in connection with, the consummation of the transactions contemplated by this Agreement;

(xii) compromise, commence or settle any pending or threatened Proceeding (A) involving payments (exclusive of attorney’s fees) by Buyer not covered by insurance in excess of $400,000 in any single instance or in excess of $1,500,000 in the aggregate, (B) granting material injunctive or other equitable remedy against the Buyer, or (C) which imposes any material restrictions on the operations of businesses of the Buyer; or

(xiii) agree or commit to do any of the foregoing.

(b) Nothing contained in this Agreement shall be deemed to give the Members’ Representative or the Company, directly or indirectly, the right to control or direct the Buyer prior to the Closing. Prior to the Closing, the Buyer shall exercise, consistent with the terms and conditions of this Agreement, control over its business.

Section 5.3 Commercially Reasonable Efforts; Further Assurances.

(a) Subject to the terms and conditions set forth in this Agreement, and to applicable Laws, during the Pre-Closing Period, the Parties shall cooperate and use their respective commercially reasonable efforts to take, or cause to be taken, all appropriate action (including executing and delivering any documents, certificates, instruments and other papers that are necessary for the consummation of the transactions contemplated by this Agreement), and do, or cause to be done, and assist and cooperate with the other Parties in doing, all things necessary to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement. No Party shall willfully take any action that would have the effect of delaying, impairing or impeding in any material respect the consummation of the transactions contemplated by this Agreement.

(b) The Company shall use its commercially reasonable efforts, and the Buyer shall cooperate in all reasonable respects with the Company, to solicit and obtain the consents of the Persons who are parties to the Contracts listed on Section 5.1 of the Company’s Disclosure Letter prior to the Closing; provided, however, that no Party nor any of their Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such consent may be required (unless such payment is required in accordance with the terms of the relevant Contract requiring such consent). Any payment pursuant to the foregoing proviso shall be a Transaction Expense (which payment shall be treated as a Company Transaction Expense hereunder).

Section 5.4 Trust & Closing Funding. Subject to the satisfaction or waiver of the conditions set forth in Section 8.1 (other than those conditions that by their nature are to be satisfied at Closing, but subject to the satisfaction or waiver of those conditions) and provision of notice thereof to the Trustee (which notice the Buyer shall provide to the Trustee in accordance with the terms of the Trust Agreement), (i) in accordance with the Trust Agreement and the Buyer Governing Documents, at the Closing, the Buyer shall cause (a) the documents, opinions and notices required to be delivered to the Trustee pursuant to the Trust Agreement to be so delivered, and (b) the Trustee to pay as and when due (x) all amounts payable to Buyer Stockholders who shall have validly elected to redeem their shares of Buyer Class A Common Stock pursuant to the Buyer Certificate of Incorporation, and (y) all amounts payable pursuant to Section 2.2 and (ii) thereafter, the Trust Account shall terminate, except as otherwise provided in the Trust Agreement.

Section 5.5 Listing. During the Pre-Closing Period, the Buyer shall remain listed as a public company on, and for the Buyer Class A Common Stock and Buyer Warrants to be listed on, the Stock Exchange. During the Pre-Closing Period, the Buyer will keep current and timely file all of its public filings with the SEC and otherwise comply in all material respects with applicable securities Laws. During the Pre-Closing Period, if the Buyer receives any written or, to the Knowledge of the Buyer, oral notice from the Stock Exchange that the Buyer has failed, or would reasonably be expected to fail, to meet the Stock Exchange listing requirements as of the Closing or within one (1) year thereafter for any reason, then the Buyer shall give prompt written notice of such Stock Exchange notice to the Company, including a copy of any written notice received from the Stock Exchange or a summary of any oral notice received from the Stock Exchange.

Section 5.6 Equity Incentive Plan. Prior to the Closing Date, the Buyer shall approve and, subject to the approval of the Buyer Stockholders, adopt, an omnibus incentive equity plan, to be effective in connection with the Closing, which shall provide for (i) an aggregate share reserve thereunder equal to (x) fifteen percent (15%) of the shares of Buyer Class A Common Stock on a fully diluted basis plus (y) a number of shares of Buyer Class A Common Stock necessary to satisfy payments to Phantom Equity Holders under the Phantom Equity Acknowledgement (as mutually agreed by the Buyer and the Company), and providing for an annual “evergreen” increase of five percent (5%) of the shares of Buyer Class A Common Stock outstanding as of the day prior to such increase and (ii) an employee stock purchase plan, that provides for grant of purchase rights with respect to Buyer Class A Common Stock to employees of the BioTE Companies, with a total pool of Buyer Class A Common Stock not exceeding one percent (1%) and providing for an annual “evergreen” increase of one percent (1%) of the shares of Buyer Class A Common Stock outstanding as of the day prior to such increase, in each case, to be based on such other terms and conditions as reasonably mutually agreed upon between the Buyer, the Company and the Members’ Representative to be effective upon and following the Closing (the “Equity Incentive Plan”). Nothing contained in this Section 5.6 (whether express or implied) shall confer any rights, remedies or benefits whatsoever (including any third-party beneficiary rights) on any Person other than the Parties to this Agreement.

Section 5.7 Confidential Information. During the Pre-Closing Period, each Party shall be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth herein, and such provisions are hereby incorporated herein by reference. Each Party acknowledges and agrees that each is aware, and each of their respective Affiliates and representatives is aware (or upon receipt of any material nonpublic information of the other Party, will be advised), of the restrictions imposed by the United States federal securities Laws and other applicable foreign and domestic Laws on Persons possessing material nonpublic information about a public company. Each Party hereby agrees, that during the Pre-Closing Period, except in connection with or support of the transactions contemplated by this Agreement, while any of them are in possession of such material nonpublic information, none of such Persons shall, directly or indirectly (through its Affiliates or otherwise), acquire, offer or propose to acquire, agree to acquire, sell or transfer or offer or propose to sell or transfer any securities of the Buyer, communicate such information to any other Person or cause or encourage any Person to do any of the foregoing.

Section 5.8 Access to Information.

(a) During the Pre-Closing Period, upon reasonable prior written notice, the BioTE Companies shall afford the representatives of the Buyer reasonable access, during normal business hours, to the properties, books and records of the BioTE Companies and furnish to the representatives of the Buyer such additional financial and operating data and other information regarding the business of the BioTE Companies as the Buyer or its representatives may from time to time reasonably request for purposes of consummating the transactions contemplated by this Agreement, but only to the extent that the BioTE Companies may do so without violating any obligations to any third party or any applicable Law and to the extent that the BioTE Companies have the authority to grant such access without breaching any restrictions binding on them (and provided that the Buyer shall abide by the terms of the Confidentiality Agreement). The Buyer agrees to be responsible for the reasonable and documented out-of-pocket expenses incurred by the BioTE Companies as a result of providing such access (which shall be treated as Buyer Transaction Expenses hereunder).

(b) The Buyer shall coordinate its access rights with the Company to reasonably minimize any inconvenience to or interruption of the conduct of the business of the BioTE Companies.

(c) Notwithstanding anything to the contrary in this Section 5.8, neither the Members’ Representative nor any BioTE Company or any of their respective representatives shall be required to disclose any information to Buyer during the Pre-Closing Period if such disclosure would (i) jeopardize any attorney-client or other applicable legal privilege, (ii) require disclosure of any trade secrets of the BioTE Companies or of third parties, cause a violation of any BioTE Company’s obligations with respect to confidentiality, or violate any Privacy and Security Requirement, or (iii) contravene any applicable Contracts or Laws; provided, that, in the case of each of (i), (ii), and (iii), the Members’ Representative and the Company shall use their respective reasonable best efforts to provide such access or information as can be provided (or otherwise convey such information regarding the applicable matter as can be conveyed) in a manner without violating such privilege, obligation, Contract, or Law, and shall provide notice of the withholding of access or information on any such basis. Prior to the Closing, without the prior written consent of the Company, which may be withheld for any reason, Buyer shall not contact any suppliers to, or customers or other material business relationships of, any BioTE Company in relation to the transactions contemplated by this Agreement and Buyer shall have no right to perform invasive or subsurface investigations of any of the Leased Real Property.

Section 5.9 Notification of Certain Matters.

(a) During the Pre-Closing Period, each of the Parties shall give prompt notice to the other Parties if such Party or its Affiliates: (a) fails to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it or its Affiliates hereunder in any material respect; (b) receives any notice or other communication in writing from any third party (including any Governmental Entity) alleging (i) that the consent, approval, waiver or filing of such third party is or may be required in connection with the transactions contemplated by this Agreement or (ii) any non-compliance with any Law by such Party or its Affiliates; (c) receives any notice or other communication from any Governmental Entity in connection with the transactions contemplated by this Agreement; or (d) becomes aware of the commencement or threat, in writing, of any action against such Party or any of its Affiliates, or any of their respective properties or assets, or, to the knowledge of such Party, any officer, director, partner, member or manager, in his, her or its capacity as such, of such Party or of its Affiliates with respect to the consummation of the transactions contemplated by this Agreement. No such notice shall constitute an acknowledgement or admission by the Party providing the notice regarding whether or not any of the conditions to the Closing have been satisfied or in determining whether or not any of the representations, warranties or covenants contained in this Agreement have been breached.

(b) During the Pre-Closing Period, the Company shall disclose to the Buyer in writing any development, fact or circumstance of which the Company has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1(a) or Section 8.1(b) to be satisfied.

(c) During the Pre-Closing Period, Buyer shall disclose to the Company in writing any development, fact or circumstance of which the Buyer has Knowledge, arising before or after the Effective Date, that would cause or would reasonably be expected to result in the failure of the conditions set forth in Section 8.1(a) or Section 8.1(c) to be satisfied.

Section 5.10 Regulatory Approvals; Efforts.

(a) Each Party shall, as promptly as reasonably practicable, use commercially reasonable efforts to obtain, or cause to be obtained, all consents, authorizations, orders, clearances and approvals from all Governmental Entities that may be or become necessary for its execution and delivery of this Agreement and the performance of its obligations pursuant to this Agreement (including those required by applicable Company Permits of the BioTE Companies) (the “Regulatory Filings”). Each Party shall use commercially reasonable efforts to cooperate fully with the other Parties and their Affiliates in promptly seeking to obtain all such consents, authorizations, orders and approvals and effect any such Regulatory Filing. With respect to the Regulatory Filings, each Party agrees to use its commercially reasonable efforts and cooperate with the other Parties (i) in timely making inquiries with Governmental Entities regarding the Regulatory Filings, (ii) in determining if any Regulatory Filings are required by Governmental Entities, and (iii) in timely making all Regulatory Filings (except with respect to such jurisdictions where the Parties agree that a Regulatory Filing is not required). If the Buyer determines that it is required to make any Regulatory Filing or otherwise provide information with respect to the Buyer or any of the Buyer’s personnel or Affiliates to a Governmental Entity in connection with any Company Permit, then the Company will, except as prohibited by applicable Law (in which case the Company will use commercially reasonable efforts to obtain any required permission to allow disclosure), provide upon the Buyer’s request relevant portions of all past filings and correspondence with Governmental Entities with respect to any Company Permits related to such Regulatory Filing or information provision requirement that the Buyer reasonably determines to be necessary to make a complete, accurate and timely Regulatory Filing or provision of information. The Parties shall not willfully take any action that will have the effect of delaying, impairing or impeding in any material respect the receipt of any Regulatory Filings or any other required consents, authorizations, orders, clearances and approvals that, if not received, would have or would reasonably be expected to have, a Material Adverse Effect.

(b) Subject to the terms and conditions herein provided and without limiting the foregoing, the Parties agree to make or cause to be made an appropriate filing under the HSR Act as promptly as practicable, and in any event no later than ten (10) Business Days after the Effective Date. Notwithstanding anything in this Agreement to the contrary, whether or not the transactions contemplated in this Agreement are consummated, the Company shall be responsible for all fees and payments (including filing fees) to any Governmental Entity in connection with any Regulatory Filings made or required to be made pursuant to this Agreement or the transactions contemplated hereby (including with respect to the Proxy Statement and under the HSR Act).

(c) Notwithstanding anything in this Agreement to the contrary, but subject to compliance with Section 5.7, nothing in this Section 5.10 shall require Buyer, Sponsor, the Members’ Representative or any of their respective Affiliates to take any action with respect to any of their respective Affiliates (other than, with respect to Buyer and Sponsor, Buyer’s Subsidiaries and the BioTE Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Buyer, Sponsor, the Members’ Representative or their respective Affiliates (other than, with respect to Buyer and the Sponsor, Buyer’s Subsidiaries and the BioTE Companies), or any interests therein, including selling, divesting or otherwise disposing of, licensing, holding separate, or otherwise restricting or limiting its freedom to operate with respect to, any business, products, rights, services, licenses, investments, or assets, of the Buyer, the Sponsor, the Members’ Representative or their respective Affiliates (other than, with respect to the Buyer and the Sponsor, Buyer’s Subsidiaries and the BioTE Companies), any of their respective affiliated investment funds or any portfolio company (as such term is commonly understood in the private equity industry) or investment of the Buyer, the Sponsor, the Members’ Representative or their respective Affiliates (other than the BioTE Companies), or any interests therein.

Section 5.11 Communications; Press Release; SEC Filings.

(a) Prior to the Closing, any press or other public release or public announcement concerning this Agreement or the transactions contemplated by this Agreement or any matter contemplated by the foregoing shall not be issued without the prior written consent of each of the Buyer and the Company, which consent shall not be unreasonably withheld, conditioned, or delayed; provided, however, that each Party may make any public announcement that is required by applicable Law or the requirements of any national securities exchange (it being understood that, to the extent practicable, the Party making such public announcement shall provide such announcement to the other Parties prior to release and consider in good faith any comments from such other Parties); and provided, further, that each Party may make announcements regarding this Agreement and the transactions contemplated hereby consisting solely of information contained in and otherwise consistent with any such mutually agreed press release or public announcement and the Buyer SEC Documents to their directors, officers, employees, customers, suppliers and other interested parties without the consent of the other Parties; and provided, further, that subject to this Section 5.11, the foregoing shall not prohibit any Party from communicating with third parties to the extent necessary for the purpose of seeking any third party consent that is required under this Agreement.

(b) As promptly as practicable following the Effective Date, the Buyer shall prepare and file a Current Report on Form 8-K pursuant to the Securities Exchange Act to report the execution of this Agreement (the “Signing Form 8-K”) and the Parties shall issue a mutually agreeable press release announcing the execution of this Agreement (the “Signing Press Release”). Buyer shall provide the Company with a reasonable opportunity to review and comment on the Signing Form 8-K prior to its filing and shall consider such comments in good faith. The Buyer shall not file any such documents with the SEC without the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned, or delayed).

(c) As promptly as reasonably practicable after the Effective Date, but in any event following delivery of any information required to be delivered by the Company pursuant to this Section 5.11, the Buyer and the Company shall prepare, and the Buyer shall file with the SEC, a proxy statement relating to the transactions contemplated by this Agreement and the Ancillary Agreements (as amended from time to time, the “Proxy Statement”), which shall comply as to form, in all material respects, with, as applicable, the provisions of the Securities Exchange Act and the rules and regulations promulgated thereunder, for the purpose of (A) providing Buyer Stockholders with the opportunity to participate in the Buyer Share Redemption and (B) soliciting proxies from the Buyer Stockholders to vote at the Buyer Stockholder Meeting in favor of the Buyer Stockholder Voting Matters. The Buyer shall file the definitive Proxy Statement with the SEC and cause the Proxy Statement to be mailed to its stockholders of record, as of the record date to be established by the Buyer Board in accordance with Section 5.11(j), at such time as reasonably agreed by Buyer and the Company promptly following (x) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act or (y) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC (the date in (x) or (y), the “Proxy Statement Clearance Date”).

(d) Prior to filing with the SEC, the Buyer will make available to the Company drafts of the Proxy Statement and any other documents to be filed with the SEC that relate to the transactions completed hereby, both preliminary and final, and drafts of any amendment or supplement to the Proxy Statement or such other document and will provide the Company with a reasonable opportunity to comment on such drafts and shall consider such comments in good faith. The Buyer will advise the Company promptly after it receives notice thereof, of (i) the time when the Proxy Statement has been filed, (ii) in the event the preliminary Proxy Statement is not reviewed by the SEC, the expiration of the waiting period in Rule 14a-6(a) under the Securities Exchange Act, (iii) in the event the preliminary Proxy Statement is reviewed by the SEC, receipt of oral or written notification of the completion of the review by the SEC, (iv) the filing of any supplement or amendment to the Proxy Statement, (v) any request by the SEC for amendment of the Proxy Statement, (vi) any comments, written or oral, from the SEC relating to the Proxy Statement and responses thereto and (vii) requests by the SEC for additional information in connection with the Proxy Statement. The Buyer shall promptly respond to any comments of the SEC on the Proxy Statement, and shall use its commercially reasonable efforts to have the Proxy Statement cleared by the SEC under the Securities Exchange Act as soon after filing as practicable; provided that prior to responding to any requests or comments from the SEC, the Buyer will make available to the Company drafts of any such response and provide the Company with reasonable opportunity to comment on such drafts.

(e) If at any time prior to the Closing (including prior to the Buyer Stockholder Meeting) any Party discovers or becomes aware of any information that is required to be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such Party shall promptly inform the other Parties and the Parties shall cooperate reasonably in connection with preparing and, to the extent required by Law, disseminating (including by promptly transmitting to the Buyer Stockholders) any such amendment or supplement describing such information to be filed with the SEC; provided that no information received by the Buyer pursuant to this Section 5.11(e) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made hereunder by any Party, and no such information shall be deemed to change, supplement or amend the Disclosure Letters hereto.

(f) The Parties acknowledge that a substantial portion of the Proxy Statement and certain other forms, reports and other filings required to be made by the Buyer under the Securities Exchange Act in connection with the transactions contemplated by this Agreement (collectively, “Additional Buyer Filings”) shall include disclosure regarding the BioTE Companies and the business of the BioTE Companies and the BioTE Companies’ management, operations and financial condition. Accordingly, the Company agrees to, and agrees to cause the other BioTE Companies to, as promptly as reasonably practicable, provide the Buyer with all information concerning the Members, the Members’ Representative, the Company and the other BioTE Companies, and their respective business, management, operations and financial condition, in each case, that is reasonably requested by the Buyer to be included in the Proxy Statement, Additional Buyer Filings or any other Buyer SEC Filing. The Company shall make, and shall cause the other BioTE Companies to, make, and shall cause their Affiliates, directors, officers, managers and employees to make, such information available to the Buyer and its counsel, auditors and other representatives in connection with the drafting of the Proxy Statement and Additional Buyer Filings, as reasonably requested by the Buyer, and responding in a timely manner to comments thereto from the SEC. The Buyer shall make all necessary filings with respect to the transactions contemplated by this Agreement under the Securities Act, the Securities Exchange Act and applicable blue-sky Laws and the rules and regulations thereunder, and the Members’ Representative and the Company shall reasonably cooperate in connection therewith.

(g) Prior to Closing, the Company shall begin preparing a draft Current Report on Form 8-K in connection with and announcing the Closing, together with, or incorporating by reference, such information that is or may be required to be disclosed with respect to the transactions contemplated by this Agreement pursuant to Form 8-K (the “Closing Form 8-K”). The Company shall provide the Buyer and the Sponsor with a reasonable opportunity to review and comment on the Closing Form 8-K prior to its filing and shall consider such comments in good faith. Prior to the Closing, the Parties shall prepare a mutually agreeable press release announcing the consummation of the transactions contemplated by this Agreement (“Closing Press Release”). Concurrently with the Closing, the Buyer shall distribute the Closing Press Release, and within four (4) Business Days thereafter, file the Closing Form 8-K with the SEC.

(h) The Company shall provide to the Buyer as promptly as reasonably practicable after the Effective Date, (i) audited consolidated balance sheets of the BioTE Companies as of December 31, 2020 and December 31, 2019, and related audited consolidated statements of operations, members’ equity and cash flows for the fiscal years ended on such dates, together with all related notes and schedules thereto, accompanied by the reports thereon of the BioTE Companies’ independent auditors, prepared in accordance with GAAP, applied on a consistent basis throughout the covered periods and Regulation S-X of the SEC and in each case, audited in accordance with the standards of the PCAOB, (ii) all other audited and unaudited financial statements of the BioTE Companies and any company or business units acquired by the BioTE Companies, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Proxy Statement and/or the Closing Form 8-K (including pro forma financial information), (iii) all selected financial data of the BioTE Companies required by Item 301 of Regulation S-K, as necessary for inclusion in the Proxy Statement and Closing Form

8-K and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the SEC (as if the BioTE Companies were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Proxy Statement and Closing Form 8-K (including pro forma financial information).

(i) Each Party covenants and agrees that the information supplied or to be supplied by such Party or its Affiliates for inclusion in the Proxy Statement, the Additional Buyer Filings, any other Buyer SEC Filing, any document submitted to any other Governmental Entity or any announcement or public statement regarding the transactions contemplated by this Agreement (including the Signing Press Release and the Closing Press Release) shall not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading at (i) the time such information is filed, submitted or made publicly available, (ii) the time the Proxy Statement (or any amendment thereof or supplement thereto) is first mailed to the Buyer Stockholders, (iii) the time of the Buyer Stockholder Meeting, or (iv) the Closing (subject to the qualifications and limitations set forth in the materials provided by such Party or that are included in such filings and/or mailings).

(j) The Buyer shall, prior to or as promptly as practicable following the Proxy Statement Clearance Date (and in no event later than the date the Proxy Statement is required to be mailed in accordance with Section 5.11(c)), establish a record date (which date shall be mutually agreed with the Company) for, duly call and give notice of, the Buyer Stockholder Meeting. The Buyer shall convene and hold a meeting of the Buyer Stockholders, for the purpose of obtaining the approval of the Buyer Stockholder Voting Matters, which meeting shall be held not more than forty-five (45) days after the date on which the Buyer commences the mailing of the Proxy Statement to its stockholders. The Buyer shall use its reasonable best efforts to take all actions necessary to obtain the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting, including as such Buyer Stockholder Meeting may be adjourned or postponed in accordance with this Agreement, including by soliciting proxies as promptly as practicable in accordance with applicable Law for the purpose of seeking the approval of the Buyer Stockholder Voting Matters. The Buyer shall include the Buyer Board Recommendation in the Proxy Statement. The Buyer Board shall not (and no committee or subgroup thereof shall) change, withdraw, withhold, qualify or modify, or publicly propose to change, withdraw, withhold, qualify or modify, the Buyer Board Recommendation. The Buyer agrees that its obligation to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting for the purpose of seeking approval of the Buyer Stockholder Voting Matters shall not be affected by any intervening event or circumstance, and Buyer agrees to establish a record date for, duly call, give notice of, convene and hold the Buyer Stockholder Meeting and submit for the approval of the Buyer Stockholders the Buyer Stockholder Voting Matters, in each case as contemplated by this Section 5.11(j), regardless of whether or not there shall have occurred any intervening event or circumstance. Notwithstanding anything to the contrary contained in this Agreement, the Buyer shall be entitled to (and in the case of the following clauses (ii) and (iv), at the request of the Company, shall) postpone or adjourn the Buyer Stockholder Meeting for a period of no longer than 15 Business Days: (i) to ensure that any supplement or amendment to the Proxy Statement that the Buyer Board has determined in good faith is required by applicable Law is disclosed to the Buyer Stockholders and for such supplement or amendment to be promptly disseminated to the Buyer Stockholders prior to the Buyer Stockholder Meeting; (ii) if, as of the time for which the Buyer Stockholder Meeting is originally scheduled (as set forth in the Proxy Statement), there are insufficient shares of outstanding Buyer Capital Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business to be conducted at the Buyer Stockholder Meeting; (iii) to seek withdrawals of redemption requests from Buyer Stockholders; or (iv) in order to solicit additional proxies from Buyer Stockholders for purposes of obtaining approval of the Buyer Stockholder Voting Matters; provided that, in the event of any such postponement or adjournment, the Buyer Stockholder Meeting shall be reconvened as promptly as practicable following such time as the matters described in such clauses have been resolved.

Section 5.12 Expenses. Except as otherwise provided in this Agreement (including Section 2.1), each Party shall be solely liable for and pay all of its own costs and expenses (including attorneys’, accountants’ and investment bankers’ fees and other out-of-pocket expenses) incurred by such Party or its Affiliates in connection with the negotiation and execution of this Agreement and the Ancillary Agreements, the performance of such Party’s obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby.

Section 5.13 Releases.

(a) Subject to the other provisions in this Section 5.13, effective upon the Closing, and in consideration of the transactions contemplated by this Agreement, and the additional covenants and promises set forth in this Agreement, the Company, on behalf of itself and its current and former Subsidiaries, Affiliates, members and their respective successors and assigns (collectively, the “Company Releasing Parties”), hereby releases and discharges the Buyer, Sponsor, each BioTE Company and their respective Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Company Released Parties”) from and against any and all Liabilities, and causes of actions of the Company Releasing Parties, of any kind or nature whatsoever arising out of the ownership of any BioTE Company (whether directly or indirectly) as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Company Released Matters”), and the Company shall not, and shall cause the other Company Releasing Parties not to, seek to recover any amounts in connection with such Company Released Matters from any Company Released Party; provided, however, that nothing contained in this Section 5.13(a) shall waive, release or discharge any Company Released Party from any Liability such Person may have to any Company Releasing Party with respect to indemnification under the Governing Documents of the BioTE Companies or any Liability such Person may have to any Company Releasing Party pursuant to any Contract, advance or balance set forth on Section 3.22 of the Company’s Disclosure Letter that is not cancelled in connection with the transactions contemplated by this Agreement.

(b) Subject to the other provisions in this Section 5.13, effective upon the Closing, and in consideration of the transactions contemplated by this Agreement, and the additional covenants and promises set forth in this Agreement, the Buyer, on behalf of itself and the BioTE Companies, the Buyer’s controlled Affiliates and their respective successors and assigns (collectively, the “Buyer Releasing Parties”), hereby releases and discharges the Company, its Affiliates and each of their respective current and former managers, directors, officers, employees, members, stockholders, partners, benefit plan fiduciaries and administrators and their respective successors and assigns (the “Buyer Released Parties”) from and against any and all Liabilities, and causes of actions of any BioTE Company, of any kind or nature whatsoever arising out of such the Company’s ownership of any BioTE Company (whether directly or indirectly), as to facts, conditions, transactions, events or circumstances prior to the Closing (the “Buyer Released Matters”), and Buyer shall not, and shall cause the other Buyer Releasing Parties not to, seek to recover any amounts in connection with such Buyer Released Matters from any Buyer Released Party; provided, however, that nothing contained in this Section 5.13(b) shall waive, release or discharge any Buyer Released Party from any Liability such Person may have to any Buyer Releasing Party with respect to indemnification under the Governing Documents of the Buyer or pursuant to any Contract, advance or balance set forth on Section 4.2 of the Buyer’s Disclosure Letter.

(c) It is the intention of the Company in executing the release contained in Section 5.13(a) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Company Released Matters. The Company hereby represents to the Buyer that (i) it has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Company Released Matters or possible Company Released Matters against any Company Released Parties, (ii) it fully intends to release, except in the case of claims against a Person in respect of such Person’s Fraud, all Company Released Matters against the Company Released Parties including unknown and contingent Company Released Matters (other than those specifically reserved above), (iii) it has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof; and (iv) to the Knowledge of the Company, no Person other than the Company has any interest in any Company Released Matters by applicable Law or Contract by virtue of any action or inaction by it in a manner that would derogate from or otherwise prejudice the foregoing waiver. Furthermore, the Company further agrees not to institute any Proceeding against any Company Released Party with respect to the Company Released Matters, except in the case of claims against a Person in respect of such Person’s Fraud.

(d) It is the intention of the Buyer in executing the release contained in Section 5.13(b) and in giving and receiving the consideration called for in this Agreement, that this release shall be effective as a full and final accord and satisfaction and general release of and from all Buyer Released Matters. The Buyer represents to the Company that (i) the Buyer has not voluntarily or involuntarily assigned or transferred or purported to assign or transfer to any Person any Buyer Released Matters or possible Buyer Released Matters against any Buyer Released Parties, (ii) the Buyer fully intends to release, except in the case of claims against a Person in respect of such Person’s Fraud, all Buyer Released Matters against the Buyer Released Parties including unknown and contingent Buyer Released Matters (other than those specifically reserved above), (iii) the Buyer has consulted with counsel with respect to the execution and delivery of this general release and has been fully apprised of the consequences hereof; and (iv) to the Knowledge of the Buyer, no Person other than Buyer has any interest in any Buyer Released Matters by applicable Law or Contract by virtue of any action or inaction by the Buyer in a manner that would derogate from or otherwise prejudice the foregoing waiver. Furthermore, the Buyer further agrees not to institute any Proceeding against any Buyer Released Party with respect to the Buyer Released Matters, except in the case of claims against a Person in respect of such Person’s Fraud.

(e) Notwithstanding anything to the contrary in this Section 5.13, nothing in this Section 5.13 shall waive, release, discharge, limit, modify, restrict, operate as a waiver with respect to or otherwise affect, any Liabilities or rights any Party may have (i) under this Agreement, any Ancillary Agreement or the transactions contemplated hereby and thereby, (ii) under the Confidentiality Agreement, (iii) arising out of actions or omissions occurring after the Closing or (iv) arising out of, or resulting from, Fraud of the released Person. The invalidity or unenforceability of any part of this Section 5.13 shall not affect the validity or enforceability of the remainder of this Section 5.13, which shall remain in full force and effect.

Section 5.14 Directors and Officers.

(a) Indemnification. Beginning on the Closing Date and continuing until the sixth (6th) anniversary of the Closing Date, the Buyer (i) shall cause each BioTE Company to maintain in effect all rights to indemnification, advancement of expenses, exculpation and other limitations on Liability to the extent provided in the Governing Documents of such BioTE Company in effect as of the Effective Date (“Company D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable Company D&O Provisions, any employee, agent or representative of any BioTE Company (collectively, with such Person’s heirs, executors or administrators, the “Company Indemnified Persons”), (ii) shall maintain in effect all rights to indemnification, advancement of expenses, exculpations and other limitations on Liability to the extent provided in the Governing Documents of the Buyer in effect as of the Effective Date (the “Buyer D&O Provisions”) in favor of any current or former director, officer, or manager, or, to the extent authorized under the applicable Buyer D&O Provisions, any employee, agent or representative of the Buyer (collectively, with such Person’s heirs, executors or administrators, the “Buyer Indemnified Persons”), and (iii) shall not, and shall not permit any BioTE Company or the Buyer to, amend, repeal or modify in a manner adverse to the beneficiary thereof any provision in the Company D&O Provisions or the Buyer D&O Provisions, as the case may be, as it relates to any Company Indemnified Person or Buyer Indemnified Person, in each case, relating to a state of facts existing prior to Closing, without the written consent of such affected Company Indemnified Person or Buyer Indemnified Person (it being agreed that each Company Indemnified Person and Buyer Indemnified Person shall be a third party beneficiary of this Section 5.14). After the Closing, in the event that any BioTE Company, the Buyer or their respective successors (i) consolidates with or merges into any other Person and is not the continuing or surviving company or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then in each such case, the Buyer shall cause proper provision to be made so that the successors of the BioTE Company or the Buyer, as applicable, shall succeed to and be bound by the obligations set forth in this Section 5.14.

(b) Tail Policy.

(i) For a period of six (6) years from and after the Closing Date, the Buyer shall purchase and maintain in effect policies of directors’ and officers’ liability insurance covering those Persons who are currently covered by such policies of the BioTE Companies and the Buyer with respect to claims arising from facts or events that occurred on or before the Closing and with no less favorable coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy.

(ii) At or prior to the Closing Date, the Buyer shall purchase and maintain in effect for a period of six (6) years thereafter, “run-off” coverage as provided by any BioTE Company’s and the Buyer’s fiduciary and employee benefit policies, in each case, covering those Persons who are covered on the Effective Date by such policies and with terms, conditions, retentions and limits of liability that are no less advantageous than the coverage provided under any BioTE Company’s or the Buyer’s existing policies (the policies contemplated by the foregoing clauses (i) and (ii), collectively, the “Tail Policy”); provided that in no event shall the Buyer be required to expend on the premium thereof in excess of three hundred percent (300%) of the aggregate annual premiums currently payable by the Company and the Buyer with respect to such current policies (the “Premium Cap”); provided, further, that if such minimum coverage under any such Tail Policy is or becomes not available at the Premium Cap, then any such Tail Policy shall contain the maximum coverage available at the Premium Cap. No claims made under or in respect of such Tail Policy related to any fiduciary or employee of any BioTE Company shall be settled without the prior written consent of the Company.

(c) The provisions of this Section 5.14 are (i) intended to be for the benefit of, and shall be enforceable by, each Company Indemnified Person and each Buyer Indemnified Person, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such individual may have under the applicable party’s Governing Documents or in any Contract of the applicable party or its respective Subsidiaries in effect as of the Effective Date.

(d) Nothing in this Agreement is intended to, shall be construed to, or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Buyer or the Company or any of their respective Subsidiaries for any of their respective directors, officers, or other employees, it being understood and agreed that the indemnification provided for in this Section 5.14 is not prior to or in substitution for any such claims under such policies.

(e) This Section 5.14 shall survive the consummation of the transactions contemplated by this Agreement and shall be binding on all successors and assigns of the Buyer and the Company.

(f) Post-Closing Buyer Board and Officers.

(i) Except as otherwise agreed in writing by the Buyer and the Company, prior to the Closing, and conditioned upon the occurrence of the Closing, the Parties shall take all necessary action, including causing the directors of the Buyer to resign (effective as of the Closing), so that, effective as of immediately following the Closing, the Buyer Board shall consist of seven (7) directors, of which, subject to Section 5.14(f)(ii) below:

(A) the Company shall designate four (4) individuals to serve as directors on the Buyer Board, at least two (2) of which shall be considered independent under the requirements of the Stock Exchange (including one who shall qualify as an audit committee financial expert and be qualified to act as chairman of the audit committee); and

(B) the Buyer shall designate three (3) individuals to serve as directors on the Buyer Board, at least one (1) of which shall be considered independent under the requirements of the Stock Exchange.

(ii) Notwithstanding anything to the contrary contained herein, if, after giving effect to the Buyer Share Redemptions, the amount of SPAC Cash at Closing is less than the Director Threshold Amount, then prior to Closing, the Company and the Buyer shall designate five (5) individuals and two (2) individuals, respectively, to serve as directors on the Buyer Board.

(iii) The Parties shall take all action necessary, including causing the officers of the Buyer to resign, so that effective as of the Closing, the officers of the Buyer will consist of the individuals listed on Section 5.14(f)(iii) of the Company’s Disclosure Letter.

Section 5.15 Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws. Subject to receipt of the Required Vote, immediately prior to the Closing, the Buyer shall (a) file the Buyer Second A&R Certificate of Incorporation in accordance with the provisions hereof and the DGCL and (b) adopt the Buyer A&R Bylaws as its bylaws until thereafter amended in accordance with the provisions thereof, the Buyer Second A&R Certificate of Incorporation and the DGCL.

Section 5.16 Name Change. In connection with the adoption of the Buyer Second A&R Certificate of Incorporation and Buyer A&R Bylaws, the Buyer will change its name from “Haymaker Acquisition Corp. III” to “biote Corp.”.

Section 5.17 Exclusivity; Transaction Support.

(a) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Company, the Members’ Representative, the Class A Member, the Founder, and their respective Affiliates shall not, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Buyer and the Sponsor (and their respective representatives, acting in their capacity as such) (a “Competing Buyer”) that may constitute, or could reasonably be expected to lead to, a Competing Transaction; (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Competing Buyer regarding a Competing Transaction; (iii) furnish (including through any virtual data room) any information relating to any BioTE Company or any of its assets or businesses, or afford access to the assets, business, properties, books or records of any BioTE Company to a Competing Buyer, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Competing Transaction; (iv) approve, endorse or recommend any Competing Transaction; or (v) enter into a Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Competing Transaction or publicly announce an intention to do so. Without limiting the generality of the foregoing, prior to the Closing, the Class A Member shall vote (or cause to be voted) its Equity Securities in the Company against and/or withhold consent with respect to (A) any Competing Transaction or (B) any other matter, action, agreement, transaction or proposal that would reasonably be expected to result in (x) a breach of any of the Company’s covenants, representation or warranty or any other agreements or obligations under this Agreement or (y) any of the conditions to the Closing set forth in Sections 8.1 of this Agreement not being satisfied.

(b) From the Effective Date, until the earlier of the Closing or the termination of this Agreement in accordance with Section 9.1, the Sponsor and the Buyer shall not directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage any inquiries or the making, submission or announcement of, any proposal or offer from any Person or group of Persons other than the Company (and their respective representatives, acting in their capacity as such) (an “Alternative Target”) that may constitute or could reasonably be expected to lead to, a Buyer Competing Transaction, (ii) enter into, participate in, continue or otherwise engage in, any discussions or negotiations with any Alternative Target regarding a Buyer Competing Transaction; (iii) furnish (including through any virtual data room) any non-public information relating to Buyer or any of its assets or businesses, or afford access to the assets, business, properties, books or records of the Buyer to an Alternative Target, in all cases for the purpose of assisting with or facilitating, or that could otherwise reasonably be expected to lead to, a Buyer Competing Transaction; (iv) approve, endorse or recommend any Buyer Competing Transaction; or (v) enter into a Buyer Competing Transaction or any agreement, arrangement or understanding (including any letter of intent or term sheet) relating to a Buyer Competing Transaction or publicly announce an intention to do so.

(c) The Class A Member hereby ratifies and approves the Requisite Consent and the appointment of the Members’ Representative pursuant to Section 10.3.

(d) Except as expressly contemplated by this Agreement or with the prior written consent of Buyer (such consent to be given or withheld in its sole discretion), from and after the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with its terms, the Class A Member agrees not to (A) Transfer any of its Equity Interests in the Company, (B) enter into (i) any option, warrant, purchase right, or other contract that would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)) require the Class A Member to Transfer any of its Equity Interests in the Company or (ii) any voting trust, proxy or other contract with respect to the voting or Transfer of any of its Equity Interests in the Company, or (C) take any actions in furtherance of any of the matters described in the foregoing clauses (A) or (B). For purposes of this Agreement, “Transfer” means any, direct or indirect, sale, transfer, assignment, pledge, mortgage, exchange, hypothecation, grant of a security interest in or disposition or encumbrance of an interest or the underlying economic rights (whether with or without consideration, whether voluntarily or involuntarily or by operation of law or otherwise). Notwithstanding anything to the contrary herein, the Class A Member may from time to time Transfer any of its Equity Interests in the Company to its Affiliates without Buyer’s prior written consent if, prior to such Transfer, such Affiliate enters into a joinder to this Agreement in a form reasonably acceptable to Buyer (and any other Transfer shall be void ab initio).

Section 5.18 Equity Financing; Cooperation.

(a) During the Pre-Closing Period, the Buyer may issue up to $100,000,000 in shares of Buyer Class A Common Stock in a private placement pursuant to subscription agreements in a customary form agreed to by the Buyer and the Company (the “Equity Financing”), provided that, without the prior written consent of the Company, no such subscription agreement shall provide for an issue price per share of Buyer Class A Common Stock that is less than $10.00 per share.

(b) Prior to the earlier of the Closing and the termination of this Agreement pursuant to Section 9.1, the Company agrees, and shall cause the appropriate officers and employees thereof to cooperate in connection with (x) the arrangement of any Equity Financing and (y) the marketing of the transactions contemplated by this Agreement and the Ancillary Agreements in the public markets and with existing equityholders of the Buyer (including in the case of clauses (x) and (y) with respect to the satisfaction of the relevant conditions precedent), in each case as may be reasonably requested by the Buyer, including by (i) upon reasonable prior notice, participating in meetings, calls, drafting sessions, presentations, and due diligence sessions (including accounting due diligence sessions) and sessions with prospective investors at mutually agreeable times and locations and upon reasonable advance notice (including the participation in any relevant “roadshow”), (ii) assisting with the preparation of customary materials and (iii) providing the Financial Statements and such other financial information regarding the Company as is reasonably requested in connection therewith, subject to confidentiality obligations acceptable to the Company; provided, that nothing in this Section 5.18 shall require such cooperation to the extent it would unreasonably interfere with the business of the Company, or conflict with or violate any applicable Law or Contract, or require the Company to breach, waive or amend any terms of this Agreement.

Section 5.19 Debt Financing. The Company shall use its commercially reasonable efforts to (i) enter into the Debt Facilities, which shall reflect the terms of the Debt Commitment Letters, on or before the Closing Date, (ii) negotiate and enter into definitive agreements with respect to the Debt Facilities on terms and conditions not materially less favorable to the Company, taken as a whole (including with respect to the conditionality thereof), than the terms and conditions contained in the Debt Commitment Letters (as of the Effective Date), and (iii) take all actions necessary to enable it to utilize the Debt Facilities on the Closing Date (including, if required to satisfy the condition in Section 8.1(c)(iii), a drawdown of not less than $125,000,000). If the Debt Financing contemplated by any of the Debt Commitment Letters becomes unavailable on the terms and conditions contemplated therein, in whole or in part, the Company shall (i) promptly notify the Buyer thereof and (ii) use, and cause its affiliates to use, commercially reasonable efforts to, as promptly as practicable following the occurrence of such event, arrange for and obtain alternative financing on terms and conditions to funding and availability that are not (unless otherwise consented to in writing by the Buyer) materially less favorable, in the aggregate, to the Company than those in the Debt Commitment Letters in respect of the Debt Financing which has become unavailable and, in any event, without adding new or additional conditions precedent or contingencies, or amending, modifying or expanding existing conditions, to receipt of the Debt Financing from those set forth in the Debt Commitment Letters as of the Effective Date. In no event shall the receipt by, or the availability of any funds or financing to, the Company or any of its affiliates or any other financing be a condition to the Company’s obligation to consummate the transactions contemplated by this Agreement.

Section 5.20 Affiliate Obligations. On or before the Closing Date, except as set forth on Section 5.20 of the Company’s Disclosure Letter and as provided for in this Agreement and any Ancillary Agreements, the Company shall take all actions necessary to cause all Liabilities and obligations of the BioTE Companies under any Affiliated Transaction to be terminated in full without any further force and effect and without any cost to or other Liability to or obligations of any BioTE Company or the Buyer.

Section 5.21 Recapitalization Steps Plan. As soon as reasonably practicable after the Buyer Share Redemption Deadline and, in any event, prior to the Buyer Stockholder Meeting, the Company shall notify the Buyer of any changes to the Recapitalization Steps Plan as a result of any changes to the Cash Consideration to be paid to the Selling Member pursuant to Section 2.2(c) or any other changes in inputs to the calculation of Retained Company Units.

Section 5.22 Employment Agreements. The Company shall use its reasonable best efforts to enter into any employment agreement with each Executive, in form and substance satisfactory to such Executive, the Company, and the Buyer, prior to the Closing.

Section 5.23 Phantom Equity Acknowledgements. The Company shall use its reasonable best efforts to enter into the Phantom Equity Acknowledgements (in the form attached hereto as Exhibit H or such other form that is mutually acceptable to the Company, the Buyer, and the applicable Phantom Equity Holder) with the Phantom Equity Holders on or prior to December 31, 2021, and, in any event prior to the Closing.

ARTICLE VI

ADDITIONAL AGREEMENTS

Section 6.1 Access to Books and Records. From and after the Closing, the Buyer and its Affiliates shall make or cause to be made available to the Members’ Representative (including the right to copy at the Members’ Representative’s sole expense, as applicable) all books, records and documents relating to periods prior to the Closing Date of any BioTE Company (and the assistance of employees responsible for such books, records and documents) during regular business hours and upon reasonable prior written request as may be reasonably necessary for (a) investigating, settling, preparing for the defense or prosecution of, defending or prosecuting any Proceeding (other than an actual or potential Proceeding (i) brought or threatened to be brought by the Members’ Representative or its Affiliates arising under this Agreement or (ii) brought or threatened to be brought by the Buyer or their Affiliates against the Members’ Representative or its Affiliate relating to or arising under this Agreement), (b) preparing reports to Governmental Entities or (c) such other purposes (that do not involve an actual or potential Proceeding brought by the Members’ Representative or its Affiliates against the Buyer or by the Buyer or its Affiliates against the Members’ Representative arising under this Agreement) for which access to such documents is reasonably necessary. The Buyer shall (at the Company’s sole expense) cause each BioTE Company to maintain and preserve all such books, records and other documents in the possession of the BioTE Companies as of the Closing Date for the greater of (i) six (6) years after the Closing Date and (ii) any applicable statutory or regulatory retention period, as the same may be extended, and in each case, shall offer to transfer such records to the Members’ Representative, at the end of such period. Notwithstanding anything in this Agreement to the contrary, the Buyer shall not be required to provide any access or information to the Sponsor, the Members’ Representative, their respective Affiliates or any of their respective representatives which constitutes information protected by attorney-client privilege or which would violate any obligation owed to a third party under Contract or Law. This Section 6.1 shall not apply to Taxes or Tax matters, which are the subject of Section 7.1.

ARTICLE VII

TAX MATTERS

Section 7.1 Certain Tax Matters.

(a) Tax Returns.

(i) The Members’ Representative shall prepare and file, or cause to be prepared and filed, at the cost and expense of the Company, (A) all Tax Returns of each BioTE Company that are due on or prior to the Closing Date (taking into account applicable extensions) and (B) all Income Tax Returns of each BioTE Company for any taxable period ending on or prior to the Closing Date, in each case, that are due after the Closing Date (collectively, the “Member Prepared Returns”). The Member Prepared Returns filed after the Closing Date shall be prepared in a manner consistent with the BioTE Companies’ past practices, except as otherwise required by applicable Law. The Member Prepared Returns filed after the Closing Date (taking into account applicable extensions) shall be submitted to the Buyer no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review. The Members’ Representative shall consider in good faith all reasonable comments received from the Buyer no later than ten (10) days prior to the due date for filing any such Tax Return (taking into account applicable extensions) and shall not file such Tax Return without the consent of the Buyer, such consent not to be unreasonably withheld, conditioned, or delayed. Except as otherwise required by law or as would not reasonably be expected to have a material effect on the Buyer, no filed Member Prepared Return may be amended after the Closing without the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed; provided that in all cases the Members’ Representative shall submit to the Buyer no later than thirty (30) days prior to filing any amended Member Prepared Return for review and comment by the Buyer and the Members’ Representative shall consider in good faith all reasonable comments received from Buyer within twenty (20) days of delivering any such Tax Returns to the Buyer. The Buyer shall prepare and file, or cause to be prepared and filed, at the cost and expense of the BioTE Companies, all Tax Returns of each BioTE Company (other than Member Prepared Returns) for any Pre-Closing Tax Period or Straddle Period that are due after the Closing Date (taking into account applicable extensions) (the “Buyer Prepared Returns”). Each Buyer Prepared Return shall be prepared in a manner consistent with the BioTE Companies’ past practices except as otherwise required by applicable Law. Each Buyer Prepared Return shall be submitted to the Members’ Representative no later than thirty (30) days prior to the due date for filing such Tax Return (taking into account applicable extensions) for review and approval, which approval shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, each Income Tax Return described in this Section 7.1(a) for a taxable period that includes the Closing Date (x) for which the “interim closing method” under Section 706 of the Code (or any similar provision of state, local or non-U.S. Law) is available shall be prepared in accordance with such method, (y) for which an election under Section 754 of the Code (or any similar provision of state, local or non-U.S. Law) may be made and has not already been made shall make such election and (z) shall be prepared in a manner such that any and all deductions, losses, or credits of any of the BioTE Companies resulting from, attributable to or accelerated by the payment of the Transaction Expenses in connection with the transactions contemplated by this Agreement are reported by the BioTE Companies and allocated to the taxable period ending on the Closing Date (or the portion of any Straddle Period ending on the Closing Date) to the maximum extent permitted by applicable Law (and the parties agree that, if the transactions contemplated by this Agreement are described in Treasury Regulations Section 1.263(a)-5(e)(3), the amount of such Transaction Expenses will be computed assuming that an election is made to deduct 70% of any success-based fees for U.S. federal or state Income Tax purposes pursuant to Revenue Procedure 2011-29, 2011-18 IRB).

(ii) After the Closing, without the prior written consent of the Members’ Representative (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not (and shall neither cause nor permit any BioTE Company to) take any of the following actions: (w) except for Buyer Prepared Returns as permitted under Section 7.1(a)(i), file , amend, re-file or otherwise modify any Tax Return relating in whole or part to any BioTE Company with respect to any Pre-Closing Tax Period or Straddle Period, (x) enter into an agreement to extend the statute of limitations with respect to Tax Returns relating in whole or part to any BioTE Company with respect to any Pre-Closing Tax Period or Straddle Period, (y) make any Tax election or take any position on any Tax Return with respect to any BioTE Company that would have retroactive effect to a Pre-Closing Tax Period or Straddle Period, or (z) initiate discussion, voluntary disclosure or examination with any Taxing Authority regarding Taxes or Tax Returns with respect to any BioTE Company for any Pre-Closing Tax Period or Straddle Period (except that the Buyer and the BioTE Companies shall be permitted to continue to comply with any voluntary disclosure program that was initiated prior to the Closing Date).

(iii) Notwithstanding the deadlines set forth in Section 7.1(a)(i) with respect to any Tax Return described therein, the Members’ Representative, and the Buyer shall reasonably cooperate to set later deadlines if it is reasonably necessary in order to allow sufficient time for preparation and review of such Tax Return prior to the due date of such Tax Return (including applicable extensions).

(b) For purposes of determining whether the following Taxes are attributable to a Pre-Closing Tax Period:

(i) in the case of property Taxes and other similar Taxes imposed for a Straddle Period, the amounts that are allocable to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on and including the Closing Date and the denominator of which is the number of days in the entire Straddle Period;

(ii) in the case of all other Taxes for a Straddle Period (including Taxes based on or measured by income, receipts, payments, or payroll (to the extent not covered by clause (i) above)), the amount allocable to the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the end of the day on the Closing Date using a “closing of the books” methodology (including deductions under Section 168(k) of the Code) (and in the case of any Taxes attributable to the ownership of any equity interest in Flow-Thru Entity, as if the taxable period of such Flow-Thru Entity ended as of the end of the Closing Date); provided that for purposes of this clause (ii), any item determined on an annual or periodic basis (including amortization and depreciation deductions and the effects of graduated rates but not including deductions under Section 168(k) of the Code) shall be allocated to the portion of the Straddle Period ending on the Closing Date based on the mechanics set forth in clause (i) for periodic Taxes unless otherwise required by applicable Law; and

(iii) in the case of Taxes in the form of interest, penalties or additions, all such Taxes shall be treated as attributable to a Pre-Closing Tax Period to the extent relating to a Tax for a Pre-Closing Tax Period (determined in accordance with clauses (i) and (ii) above) whether such items are incurred, accrued, assessed or similarly charged on, before or after the Closing Date.

(c) Each Party shall reasonably cooperate (and cause its Affiliates to reasonably cooperate), as and to the extent reasonably requested by each other Party, in connection with the preparation and filing of Tax Returns required to be filed by the Company and Tax Returns pursuant to Section 7.1(a), including the Buyer signing Member Prepared Returns that have been prepared in accordance with Section 7.1(a)(i) on behalf of a BioTE Company, the preparation of the Allocation and the Tax Basis Balance Sheet, and any Tax Proceeding with respect to Taxes or Tax Returns of any BioTE Company. Such cooperation shall include the provision of records and information which are reasonably relevant to any such Tax Return, Tax Proceeding or other Tax related matter and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Following the Closing, the Buyer and the Company shall (and the Company shall cause the BioTE Companies to) retain all books and records with respect to Tax matters pertinent to the BioTE Companies relating to any taxable period beginning before the Closing Date until the seven (7) year anniversary of the Closing Date, and to abide by all record retention agreements entered into with any Taxing Authority. The Company shall (and shall cause their respective Affiliates to) provide any information reasonably requested to allow the Buyer or any BioTE Company to comply with any information reporting or withholding requirements contained in the Code or other applicable Laws or to compute the amount of payroll or other employment Taxes due with respect to any payment made in connection with this Agreement.

(d)

(i) Each Party shall promptly notify the other Parties in writing upon receipt by the applicable Party or its Affiliates of notice of any Tax Proceeding with respect to Taxes or Tax Returns of any BioTE Company relating to any Pre-Closing Tax Period or Straddle Period. Such notification shall specify in reasonable detail the basis for such Tax Proceeding and shall include a copy of the relevant portion of any correspondence received from the Taxing Authority.

(ii) The Members’ Representative shall have the right to control, at the cost and expense of the BioTE Companies, any Tax Proceeding in respect of any BioTE Company with respect to any Income Tax matters for any taxable period ending on or before the Closing Date; provided, however, that (A) the Buyer shall have the right, at the cost and expense of the BioTE Companies, to participate in any such Tax Proceeding, (B) the Members’ Representative shall provide the Buyer with a timely and reasonably detailed account of each stage of such Tax Proceeding, (C) the Members’ Representative shall not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Buyer, which consent shall not be unreasonably withheld, conditioned or delayed and (D) the Members’ Representative shall defend such Tax Proceeding diligently and in good faith and consult with the Buyer in good faith concerning the appropriate strategy for contesting such Tax Proceeding; provided, further, that the Buyer, at the cost and expense of the BioTE Companies, may control and contest any such Tax Proceeding (1) for which the Members’ Representative would otherwise have the right to control under this Section 7.1(d)(ii) if the Members’ Representative elects in writing not to conduct such Tax Proceeding and (2) in respect of any BioTE Company with respect to any Income Tax matters for any Straddle Period; provided, further, however, that if the Buyer exercises its right to control any such Tax Proceeding under the preceding clause, the Members’ Representative shall have the right, at the cost and expense of the BioTE Companies, to participate in any such Tax Proceeding and the Buyer shall (x) provide the Members’ Representative with a timely and reasonably detailed account of each stage of such Tax Proceeding, (y) not settle, compromise or abandon any such Tax Proceeding without obtaining the prior written consent of the Members’ Representative, which consent shall not be unreasonably withheld, conditioned or delayed, and (z) consult with the Members’ Representative in good faith concerning the appropriate strategy for contesting such Tax Proceeding.

(e) All Transfer Taxes shall be treated as Buyer Transaction Expenses. The Company shall prepare and file or shall cause the applicable BioTE Company to prepare and file in a timely manner, all necessary Tax Returns and other documentation with respect to all Transfer Taxes, and, if required by applicable Law, the Company and the Buyer will, and will cause their respective Affiliates to, reasonably cooperate and join in the execution of any such Tax Returns and other documentation. The Parties shall reasonably cooperate to establish any available exemption from (or reduction in) any Transfer Tax. The Company shall provide the other Parties with evidence reasonably satisfactory to such other Party or Parties that such Transfer Taxes have been paid, or if the relevant transactions are exempt from Transfer Taxes, evidence of the filing of an appropriate certificate or other evidence of exemption.

(f) The Parties acknowledge and agree that for U.S. federal (and, as applicable, state and local) Income Tax purposes, they intend that (i) the Buyer Class V Voting Stock and cash amounts contributed to the Company pursuant to Section 2.1(b) and Section 2.2(a), (b), (d), (f) and (g) (but only to the extent not otherwise accounted for in clause (ii) of this Section 7.1(f)) in exchange for the Primary Units constitute a transaction governed by Section 721 of the Code, and (ii) any Cash Consideration contributed to the Company pursuant to Section 2.2(c), (e) and (f), and distributed to the Selling Member by the Company pursuant to Section 2.2, and certain rights provided under the Tax Receivable Agreement, shall be treated together as a disguised sale of partnership interests governed by Section 707(a)(2)(B) of the Code and the Treasury Regulations thereunder pursuant to which Buyer received the Purchased Units (the “Deemed Sale”), which Deemed Sale gives rise to an adjustment to the Buyer’s tax basis in the direct and indirect assets of the Company pursuant to Section 743(b) of the Code (collectively, the “Intended Tax Treatment”). Within one hundred eighty (180) days following the final determination of the Buyer Transaction Expenses and the Company Transaction Expenses, the Company will prepare, and deliver (or cause to be prepared and delivered) to the Members’ Representative, (i) an allocation statement allocating the Cash Consideration (if any) and any other amounts treated as consideration for U.S. federal income Tax purposes with respect to the Deemed Sale among the assets of the Company (other than its Equity Interests in the Company Subsidiaries that are classified as entities that are disregarded as separate from the Company for U.S. federal Income Tax purposes (“DRE Subsidiaries”)) and the assets of the DRE Subsidiaries (the “Allocation”) and (ii) a balance sheet, as of the Closing Date, that sets out the Tax basis of the assets then owned by the Company (other than its Equity Interests in the DRE Subsidiaries) and assets of the DRE Subsidiaries on the Closing Date and the amount of the liabilities of the Company and the DRE Subsidiaries on the Closing Date (the “Tax Basis Balance Sheet”). The Allocation shall be prepared in accordance with Section 1060 of the Code and contain sufficient detail to permit the Parties to make the computations and adjustments required under Sections 734(b), 743(b), 751 and 755 of the Code and the Treasury Regulations thereunder. Within thirty (30) days after the receipt of the Tax Basis Balance Sheet and Allocation, the Members’ Representative will propose any changes or will indicate its concurrence therewith. If the Buyer and the Members’ Representative do not agree with the Tax Basis Balance Sheet or Allocation, then the Buyer and the Members’ Representative shall attempt in good faith to reach agreement on the Tax Basis Balance Sheet or the Allocation, as applicable, in a manner consistent with applicable Income Tax Law. If the Buyer and the Members’ Representative cannot reach an agreement on the Tax Basis Balance Sheet or the Allocation within fifteen (15) days after receipt of the Members’ Representative’s proposed changes, then the Buyer and the Members’ Representative shall submit the dispute to a nationally recognized accounting firm mutually acceptable to the Buyer and the Members’ Representative (the “Tax Accounting Firm”) for resolution, acting as an accounting expert (and not as an arbitrator). For this purpose, (x) the Tax Accounting Firm may not assign a value to any disputed item greater than the greatest value for such disputed item claimed by any party or less than the lowest value for such disputed item claimed by any party and (y) all fees and expenses relating to the work, if any, to be performed by the Tax Accounting Firm will be allocated between the Buyer on the one hand, and the Members, on the other hand, in the same proportion that the aggregate amount of the disputed items so submitted to the Tax Accounting Firm that is unsuccessfully disputed by each such Party (as finally determined by the Tax Accounting Firm) bears to the total amount of such disputed items so submitted. The Tax Basis Balance Sheet and the Allocation, as agreed to by the Buyer and the Members’ Representative or as finally determined by the Tax Accounting Firm, as the case may be, shall be binding on all Parties (the “Final Tax Basis Balance Sheet” and the “Final Allocation,” respectively). Within thirty (30) days following a Deemed Sale, the Buyer shall deliver a Section 743 notification to the Company in accordance with Treasury Regulation Sections 1.743-1(k)(2). The Parties also agree that no value shall be allocated to the Buyer Class V Voting Stock and shall report consistently with such determination for U.S. federal (and applicable state and local) Income Tax purposes.

(g) The Parties shall, and shall cause each of their respective applicable Affiliates to: (1) prepare and file all Tax Returns consistent with the Final Tax Basis Balance Sheet, Final Allocation and Intended Tax Treatment (collectively, the “Tax Positions”) unless otherwise required to do so by a “determination” as defined in Section 1313 of the Code (or any similar provision of applicable state, local or non-U.S. Law); (2) take no position in any communication (whether written or unwritten) with any Governmental Entity or any other action inconsistent with the Tax Positions; (3) promptly inform each other of any challenge by any Governmental Entity to any portion of the Tax Positions; (4) consult with and keep one another informed with respect to the status of, and any discussion, proposal or submission with respect to, any such challenge to any portion of the Tax Positions; and (5) use their respective commercially reasonable efforts to defend the Tax Positions in any Tax Proceeding.

(h) Without the prior written consent of the Buyer, the Company shall not, and shall cause its Affiliates not to, make or cause to be made any election under Treasury Regulations Section 301.9100-22 (or any similar provision of state, local, or non-U.S. Laws) with respect to any BioTE Company. With respect to any Tax Proceeding of any BioTE Company treated as a partnership for U.S. federal Income Tax purposes for any Pre-Closing Tax Period or any Straddle Period and such Tax Proceeding is governed under subchapter C of Chapter 63 of the Code, as amended by the Bipartisan Budget Act of 2015 (or any similar provision of state, local or non-U.S. Law), the Company shall (and Buyer shall cause the Company to), and shall cause its eligible Subsidiaries to, timely make an election under Section 6226 of the Code (or any similar provision of state, local or non-U.S. Law) in accordance with applicable Laws (and the Members expressly consent to, and shall reasonably cooperate to the extent requested by the Buyer in, the making of all such elections) (a “Section 6226 Election”). The Company shall (and Buyer shall cause the Company to), and shall cause all of its respective eligible Subsidiaries, if any, to, make or cause to remain in effect, as applicable, a valid election under Section 754 of the Code (and any similar provision of state, local or non-U.S. Law) for any taxable period that includes the Closing Date (and, with respect to the Company and its eligible Subsidiaries, if any, for any taxable period that includes the date of any Exchange (as defined in the Company A&R OA)).

(i) The Members and the BioTE Companies shall terminate or cause to be terminated any and all of the Tax Sharing Agreements (excluding, for the avoidance of doubt, the Company A&R OA) in effect between the Members, on the one hand, and any BioTE Company, on the other hand, written or unwritten, on the Closing Date, and there shall be no continuing obligation for the BioTE Companies to make any payments under any such agreements, arrangements or undertakings.

ARTICLE VIII

CONDITIONS TO CLOSING

Section 8.1 Conditions to the Obligations of the Parties.

(a) Conditions to the Obligations of Each Party. The obligation of each Party to consummate the transactions to be performed by it in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) No Orders or Illegality. There shall not be any applicable Law in effect that makes the consummation of the transactions contemplated by this Agreement illegal or any Order in effect preventing the consummation of the transactions contemplated by this Agreement.

(ii) Required Vote. The Required Vote shall have been obtained in accordance with the DGCL, the Buyer Governing Documents, and the rules and regulations of the Stock Exchange.

(iii) Stock Exchange Listing. The Buyer Capital Stock shall have been approved for listing upon the Closing Date by the Stock Exchange.

(iv) HSR Filings. Any waiting period (and any extension thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or terminated.

(v) Other Regulatory Approvals. All other Regulatory Filings and any other consents, authorizations, orders, clearances and approvals required to be obtained in connection with the consummation of the transactions contemplated by this Agreement set forth on Section 8.1(a) of the Company’s Disclosure Letter shall have been obtained.

(vi) Net Tangible Assets. After giving effect to the transactions contemplated hereby, Buyer shall have at least $5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act) upon the Closing.

(b) Conditions to Obligations of the Buyer. The obligation of the Buyer to consummate the transactions to be performed by the Buyer in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Company set forth in Article III (other than the Company Fundamental Representations), without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Material Adverse Effect;

(B) The Company Fundamental Representations (other than Section 3.5), without giving effect to any materiality or Material Adverse Effect qualifiers contained therein, as applicable, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date); and

(C) The representation and warranty in Section 3.5 shall be true and correct in all respects.

(ii) Performance and Obligations of the Company. The Company shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Company on or prior to the Closing Date.

(iii) Material Adverse Effect. Since the Effective Date, there shall not have been a Material Adverse Effect.

(iv) Recapitalization. The Recapitalization shall have been effectuated as described herein and in compliance with the terms and conditions of the Company OA, and the Buyer shall have received copies of legal documentation reasonably satisfactory to the Buyer evidencing its completion on the terms set forth in Exhibit I (the “Recapitalization Steps Plan”).

(v) BioTE Mexico Transfer. The BioTE Mexico Transfer shall have been effectuated prior to Closing in accordance with applicable Law and the BioTE Mexico Sub Governing Documents, and the Buyer shall have received copies of legal documentation reasonably satisfactory to the Buyer providing evidence therefor.

(vi) Company Closing Deliveries. The Buyer shall have received the Closing deliveries set forth in Section 2.4(a).

(vii) Requisite Consent. The Requisite Consent shall have been obtained, provided as of the Effective Date, and be in full force and effect.

(c) Conditions to Obligations of the Company. The obligation of the Company to consummate the transactions to be performed by the Company in connection with the Closing is subject to the satisfaction or written waiver, at or prior to the Closing Date, of each of the following conditions:

(i) Representations and Warranties.

(A) The representations and warranties of the Buyer set forth in Article IV (other than the Buyer Fundamental Representations), in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct as of such date), except in each case, to the extent such failure of the representations and warranties to be so true and correct, individually or in the aggregate, has not had a Buyer Material Adverse Effect; and

(B) The Buyer Fundamental Representations, in each case, without giving effect to any materiality or Buyer Material Adverse Effect qualifiers contained therein, shall be true and correct in all material respects as of the Effective Date and as of the Closing Date as though then made (or if such representations and warranties relate to a specific date, such representations and warranties shall be true and correct in all material respects as of such date).

(ii) Performance and Obligations of the Buyer. The Buyer shall have performed or complied in all material respects with all covenants required by this Agreement to be performed or complied with by the Buyer on or prior to the Closing Date.

(iii) Closing Date Cash. Closing Date Cash shall not be less than one hundred twenty-five million dollars ($125,000,000).

(iv) Buyer Governing Documents. The Buyer Second A&R Certificate of Incorporation shall have been filed with the Secretary of State of the State of Delaware, and the Buyer shall have adopted the Buyer A&R Bylaws.

(v) Buyer Closing Deliveries. The Company shall have received the Closing deliveries set forth in Section 2.4(b).

(d) Frustration of Closing Conditions. None of the Company or the Buyer may rely on the failure of any condition set forth in this Section 8.1 to be satisfied if such failure was caused by such Party’s failure to act in good faith or to use commercially reasonable efforts to cause the Closing conditions of such other Party to be satisfied.

(e) Waiver of Closing Conditions. Upon the occurrence of the Closing, any condition set forth in this Section 8.1 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing.

ARTICLE IX

TERMINATION

Section 9.1 Termination. This Agreement may be terminated, and the transactions contemplated by this Agreement abandoned, at any time prior to the Closing only as follows:

(a) by the mutual written consent of the Company and the Buyer;

(b) by the Company or the Buyer by written notice to the other Party or Parties if any applicable Law is in effect making the consummation of the transactions contemplated by this Agreement illegal or any final, non-appealable Order is in effect permanently preventing the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose breach of or failure to perform any of its representations, warranties, covenants, agreements, or other obligations contained in this Agreement has been the cause of or has resulted in such final, non-appealable Order or other action;

(c) by the Company or the Buyer by written notice to the other Party or Parties if the consummation of the transactions contemplated by this Agreement shall not have occurred on or before the date that is six (6) months following the Effective Date (the “Outside Date”); provided, however, that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to any Party whose breach of or failure to perform any of its representations, warranties, covenants, agreements, or other obligations contained in this Agreement has been the cause of or has resulted in the failure of the Closing to occur on or prior to the Outside Date;

(d) by the Company if the Buyer breaches in any material respect any of its representations or warranties contained in this Agreement or breaches or fails to perform in any material respect any of its agreements or covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Company’s obligations to consummate the transactions set forth in Section 8.1(a) or Section 8.1(c) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Buyer by the Company, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after receipt of such written notice and the Company has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(d) shall not be available to the Company if the Company is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement such that the conditions set forth in Section 8.1(a) or Section 8.1(b) would not be satisfied; and

(e) by the Buyer if the Company breaches in any material respect any of its representations or warranties contained in this Agreement or the Company breaches or fails to perform in any material respect any of its agreements or covenants contained in this Agreement, which breach or failure to perform (i) would render a condition precedent to the Buyer’s obligations to consummate the transactions set forth in Section 8.1(a) or Section 8.1(b) not capable of being satisfied, and (ii) after the giving of written notice of such breach or failure to perform to the Company by the Buyer, cannot be cured or has not been cured by the earlier of the Outside Date and thirty (30) days after the delivery of such written notice and the Buyer has not waived in writing such breach or failure; provided, however, that the right to terminate this Agreement under this Section 9.1(e) shall not be available to the Buyer if the Buyer is then in material breach of any representation, warranty, covenant, or agreement contained in this Agreement such that the conditions set forth in Section 8.1(a) or Section 8.1(c) would not be satisfied.

Section 9.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement shall immediately become null and void, without any Liability on the part of any Party or any other Person, and all rights and obligations of each Party shall cease; provided that (a) the Confidentiality Agreement and the agreements contained in Section 5.11(a), Section 5.12, this Section 9.2 and Article X shall survive any termination of this Agreement and remain in full force and effect, (b) no such termination shall relieve any Party from any Liability arising out of or incurred as a result of its Fraud or its willful and material breach of this Agreement, and (c) no such termination shall relieve the Class A Member or the Founder from any Liability arising out of or incurred as a result of its breach of its obligations under Section 5.17.

ARTICLE X

MISCELLANEOUS

Section 10.1 Amendment and Waiver. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by the Buyer, the Company and the Members’ Representative. No waiver of any provision or condition of this Agreement shall be valid unless the same shall be in writing and signed by the Party against which such waiver is to be enforced. No waiver by any Party of any default, breach of representation or warranty, or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior, or subsequent such occurrence. Any such amendment or waiver may occur after the approval of the Buyer Stockholder Voting Matters at the Buyer Stockholder Meeting. Sections 10.5, 10.10, 10.12, 10.13, 10.15 and this Section 10.1 (and any provision of this Agreement to the extent a modification, waiver or termination of such provision would modify the substance of Sections 10.5, 10.10, 10.12, 10.13, 10.15 and this Section 10.1) may not be modified, waived or terminated in a manner that impacts or is adverse in any respect to the Financing Source Parties without the prior written consent of the Financing Sources.

Section 10.2 Waiver of Remedies; Survival of Representations and Warranties.

(a) Except (i) in the case of Fraud, (ii) as set forth in Section 9.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 10.11, the Company Parties shall have no liability to the Buyer, the BioTE Companies, or its and their respective successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Buyer Parties”) for any or all losses that are sustained or incurred by any of the Buyer Parties by reason of, resulting from, or arising out of any breach of or inaccuracy in any of the Company’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any Ancillary Agreement. Except (i) in the case of Fraud, (ii) as set forth in Section 9.2, or (iii) claims to enforce the performance of the covenants required to be performed in whole or in part after the Closing in accordance with Section 10.11, the Buyer Parties shall have no liability to the Company and its successors and permitted assigns, officers, directors, managers, equityholders, members, partners, employees, Affiliates, agents and representatives (collectively, the “Company Parties”) for any or all losses that are sustained or incurred by any of the Company Parties by reason of, resulting from, or arising out of any breach of or inaccuracy in any of the Buyer’s representations or warranties or breach of any covenant to the extent providing for performance prior to the Closing contained in this Agreement or any certificate delivered in connection with this Agreement.

(b) The representations and warranties of the Parties set forth in Article III and Article IV and all covenants of any of the Parties that are to be fully performed prior to Closing, shall not survive the Closing.

Section 10.3 Members’ Representative.

(a) In connection with the Recapitalization, the Members shall appoint the Members’ Representative as agent and attorney in fact (with the full power of substitution) for and on behalf of the Members to (i) interpret the terms and provisions of this Agreement and the Ancillary Agreements, (ii) execute, deliver and receive deliveries of all agreements, certificates, statements, notices, approvals, extensions, waivers, undertakings, amendments and other documents required or permitted to be given in connection with this Agreement, the Ancillary Agreements and the consummation of the transactions contemplated hereby, (iii) receive service of process in connection with any claims under this Agreement, (iv) agree to, negotiate, enter into settlements and compromises of, assume the defense of any Proceedings, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such Proceedings, and to take all actions necessary or appropriate in the judgment of the Members’ Representative for the accomplishment of the foregoing, (v) give and receive notices and communications, (vi) make any determinations and settle any matters related to any Tax matters pursuant to Article VII, (vii) administer, pay out, deduct, hold back or redirect any funds (including any Earnout Voting Shares and/or Member Earnout Units), which may be payable or distributable to any Member pursuant to the terms of this Agreement or any Ancillary Agreement for, (A) any amount that may be payable by the Members pursuant to this Agreement, including Section 2.5 and Article VII or (B) any costs, fees, expenses and other liabilities incurred by the Members’ Representative, acting in such capacity, in connection with this Agreement and the Ancillary Agreements, and (viii) take all actions necessary or appropriate in the judgment of the Members’ Representative on behalf of the Members in connection with this Agreement and the Ancillary Agreements.

(b) The Members’ Representative, or any successor hereafter appointed, may resign at any time by written notice to the Buyer. Any change in the Members’ Representative will become effective upon notice to the Buyer in accordance with this Section 10.3. All power, authority, rights and privileges conferred in this Agreement to the Members’ Representative will apply to any successor Members’ Representative.

(c) The Members’ Representative will not be liable for any act done or omitted under this Agreement as Members’ Representative while acting in good faith, and any act taken or omitted to be taken pursuant to the advice of counsel will be conclusive evidence of such good faith. The Buyer agrees that it will not look to the assets of the Members’ Representative, acting in such capacity, for the satisfaction of any obligations to be performed by the BioTE Companies. In performing any of its duties under this Agreement or any Ancillary Agreements, the Members’ Representative will not be liable to the Members for any losses that any such Person may incur as a result of any act, or failure to act, by the Members’ Representative under this Agreement or any Ancillary Agreements, and the Members’ Representative will be indemnified and held harmless by the Company for all losses, except to the extent that the actions or omissions of the Members’ Representative constituted fraud, gross negligence or willful misconduct. The limitation of liability provisions of this Section 10.3(c) will survive the termination of this Agreement and the resignation of the Members’ Representative.

(d) The Buyer shall be entitled to rely exclusively upon any notices and other acts of the Members’ Representative relating to the Members’ rights and obligations hereunder as being legally binding acts of each Member individually and collectively.

Section 10.4 Notices. All notices, demands and other communications to be given or delivered under this Agreement shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, or (b) when received (or, if delivery is refused, upon presentment) following sending by reputable overnight express courier (charges prepaid) or certified or registered mail and return receipt requested (postage prepaid). Unless another address is specified in writing pursuant to the provisions of this Section 10.4, notices, demands and other communications to the Company, the Members’ Representative and the Buyer shall be sent to the addresses indicated below:

Notices to the Company, and following the Closing, the Buyer: BioTe Holdings, LLC 1875 W. Walnut Hill Ln #100 Irving, TX 75038 Attention: Marybeth Conlon Email: marybeth.conlon@biote.com	with a copy to (which shall not constitute notice): Cooley (UK) LLP 22 Bishopsgate London EC2N 4BQ, UK Attention:Michal Berkner Ryan Sansom Email: mberkner@cooley.com rsansom@cooley.com
Notices to the Members’ Representative: Teresa S. Weber 1875 W. Walnut Hill Ln #100 Irving, TX 75038 Email: terry.weber@biote.com	with copies to (which shall not constitute notice): BioTe Holdings, LLC 1875 W. Walnut Hill Ln #100 Irving, TX 75038 Attention: Marybeth Conlon Email: marybeth.conlon@biote.com
Notices to the Buyer: c/o Haymaker Acquisition Corp. III 501 Madison Avenue, Floor 12 New York, NY 10022 Attention: Christopher Bradley Email: cbradley@mistralequity.com with a copy to (which shall not constitute notice):

DLA Piper LLP (US)

1251 Avenue of the Americas, 27th floor

New York, NY 10020

Attention:Sidney Burke

      Stephen P. Alicanti

Email:   sidney.burke@us.dlapiper.com

      stephen.alicanti@us.dlapiper.com

Section 10.5 Assignment. This Agreement and all of the provisions hereof shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns; provided that neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned or delegated by any Party (including by operation of Law) without the prior written consent of the other Parties. Any purported assignment or delegation not permitted under this Section 10.5 shall be null and void. Notwithstanding the foregoing, the Company may pledge, transfer or assign its rights hereunder to the Financing Sources as collateral security without the prior written consent of any other party hereto.

Section 10.6 Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by or invalid, illegal, or unenforceable under applicable Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition or invalidity, illegality, or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement. Furthermore, in lieu of such illegal, invalid, or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid, or unenforceable provision as may be possible.

Section 10.7 Interpretation. The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized terms used in any Disclosure Letter, Schedule, or Exhibit attached hereto or delivered at the same time and not otherwise defined therein shall have the meanings set forth in this Agreement. The use of the word “including”

herein shall mean “including without limitation.” The words “hereof,” “herein,” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement. References herein to a specific Section, Subsection, Clause, Recital, Section of a Disclosure Letter, Schedule or Exhibit shall refer, respectively, to Sections, Subsections, Clauses, Recitals, Sections of a Disclosure Letter, Schedules or Exhibits of this Agreement. Terms defined in the singular shall have a comparable meaning when used in the plural, and vice versa. References herein to any gender shall include each other gender. The word “or” shall not be exclusive unless the context clearly requires the selection of one (1) (but not more than one (1)) of a number of items. References to “written” or “in writing” include in electronic form. References herein to any Person shall include such Person’s heirs, executors, personal representatives, administrators, successors and permitted assigns; provided, however, that nothing contained in this Section 10.7 is intended to authorize any assignment or transfer not otherwise permitted by this Agreement. References herein to a Person in a particular capacity or capacities shall exclude such Person in any other capacity. Any reference to “days” shall mean calendar days unless Business Days are specified; provided that if any action is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter. References herein to any Contract (including this Agreement) mean such Contract as amended, restated, supplemented or modified from time to time in accordance with the terms thereof; provided that with respect to any Contract listed (or required to be listed) on the Disclosure Letters, all material amendments and modifications thereto must also be listed on the appropriate section of the applicable Disclosure Letter. With respect to the determination of any period of time, the word “from” means “from and including” and the words “to” and “until” each means “to but excluding.” References herein to any Law shall be deemed also to refer to such Law, as amended, and all rules and regulations promulgated thereunder. If any Party has breached any representation, warranty, covenant, or agreement contained in this Agreement in any respect, the fact that there exists another representation, warranty, covenant, or agreement relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, covenant, or agreement. The word “extent” in the phrase “to the extent” (or similar phrases) shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if.” An accounting term not otherwise defined in this Agreement has the meaning assigned to it in accordance with GAAP. Except where otherwise provided, all amounts in this Agreement are stated and shall be paid in United States dollars. The Parties and their respective counsel have reviewed and negotiated this Agreement as the joint agreement and understanding of the Parties, and the language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent, and no rule of strict construction shall be applied against any Person. Any information or materials shall be deemed provided, made available or delivered to the Buyer if such information or materials have been uploaded to the electronic data room maintained by the Company and its financial advisors on the Donnelley Financial Solutions (DFS) Venue online-platform for purposes of the transactions contemplated by this Agreement (the “Data Room”) or otherwise provided to the Buyer’s representatives (including counsel) via electronic mail, in each case, on or prior to the date that is three (3) Business Days prior to the Effective Date.

Section 10.8 Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and the Exhibits to this Agreement) contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements, understandings and discussions, whether written or oral, relating to such subject matter in any way. No Party shall be liable or bound to any other Party in any manner by any representations, warranties, or covenants relating to such subject matter except as specifically set forth herein or in the Ancillary Agreements and the Confidentiality Agreement (together with the Disclosure Letters and the Exhibits to this Agreement).

Section 10.9 Counterparts; Electronic Delivery. This Agreement, the Ancillary Agreements and the other agreements, certificates, instruments and documents delivered pursuant to this Agreement may be executed and delivered in one or more counterparts and by email or other electronic transmission, each of which shall be deemed an original and all of which shall be considered one and the same agreement. No Party shall raise the use of email or other electronic transmission to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of email or other electronic transmission as a defense to the formation or enforceability of a Contract and each Party forever waives any such defense.

Section 10.10 Governing Law; Waiver of Jury Trial; Jurisdiction. The Law of the State of Delaware shall govern (a) all claims or matters related to or arising from this Agreement (including any tort or non-contractual claims) and (b) any questions concerning the construction, interpretation, validity and enforceability of this Agreement, and the performance of the obligations imposed by this Agreement, in each case without giving effect to any choice-of-law or conflict-of-law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Law of any jurisdiction other than the State of Delaware; provided, that notwithstanding the foregoing, each of the parties hereto agrees that all claims or causes of action (whether at law, in equity, in contract, in tort or otherwise) against any of the Financing Sources in any way relating to the Debt Financing, shall be governed by, and construed in accordance with, and enforced under the laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any Law other than the Law of the State of New York. EACH PARTY TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHTS TO TRIAL BY JURY IN ANY PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE BETWEEN OR AMONG ANY OF THE PARTIES (WHETHER ARISING IN CONTRACT, TORT OR OTHERWISE) ARISING OUT OF, CONNECTED WITH, RELATED OR INCIDENTAL TO THIS AGREEMENT, THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT AND/OR THE RELATIONSHIPS ESTABLISHED AMONG THE PARTIES UNDER THIS AGREEMENT. THE PARTIES FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. Each of the Parties submits to the exclusive jurisdiction of first, the Chancery Court of the State of Delaware or if such court declines jurisdiction, then to the Federal District Court for the District of Delaware, in any Proceeding arising out of or relating to this Agreement, agrees that all claims in respect of the Proceeding shall be heard and determined in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement in any other courts. Nothing in this Section 10.10, however, shall affect the right of any Party to serve legal process in any other manner permitted by Law or at equity. Each Party agrees that a final judgment in any Proceeding so brought shall be conclusive and may be enforced by suit on the judgment or in any other manner provided by Law or at equity. Notwithstanding anything in this Agreement to the contrary, but subject to the next sentence, each of the parties hereto agrees that (i) it will not bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against the Financing Source Parties, in any way relating to this Agreement or any of the transactions contemplated by this Agreement, including but not limited to any dispute arising out of or relating in any way to the Debt Financing or the definitive agreements executed in connection therewith or the performance thereof, in any forum other than the Supreme Court of the State of New York, County of New York, or, if under applicable law exclusive jurisdiction is vested in the federal courts, the United States District Court for the Southern District of New York (and, in each case, appellate courts thereof) and (ii) any such action, cause of action, claim, cross-claim or third-party claim shall be governed by the laws of the State of New York. The Buyer further agrees that it shall not, and shall cause any of its affiliates and its direct and indirect unitholders not to, bring or support any action, cause of action, claim, cross-claim or third-party claim of any kind or description, whether in law or in equity, whether in contract or in tort or otherwise, against any Financing Source Party, in any way relating to this Agreement or the transactions contemplated hereby, including any dispute arising out of or relating in any way to the Financing or the definitive agreements executed in connection therewith or the performance thereof. Notwithstanding anything herein to the contrary, no Financing Source Party shall have any liability or obligation to the Buyer or any of its affiliates or any of its direct or indirect securityholders relating to or arising out of this Agreement or the Financing or in respect of any oral representation made or alleged to be have been made in connection herewith or therewith, whether in equity or at law, in contract, in tort or otherwise, and the Buyer shall not seek to, and shall cause its affiliates and its direct and indirect securityholders not to seek to, recover any money damages (including consequential, special, indirect or punitive damages, or damages on account of a willful and material breach) or obtain any equitable relief from or with respect to any Financing Source Party. For the avoidance of doubt, and notwithstanding anything herein to the contrary, nothing in the foregoing is intended to limit or otherwise restrict the Company from fully enforcing its rights, and the obligations of the Financing Source Parties, under the Financing and any other agreements entered into with the Financing Source Parties related thereto.

Section 10.11 Trust Account Waiver. Each of the Parties acknowledges that the Buyer has established the Trust Account for the benefit of its public Buyer Stockholders, which holds proceeds of its initial public offering. For and in consideration of the Buyer entering into this Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of the Parties (other than the Buyer), for itself and the Affiliates it has the authority to bind, hereby agrees it does not now and shall not at any time hereafter have any right, title, interest or claim of any kind in or to any assets in the Trust Account (or distributions therefrom to (i) the public Buyer Stockholders upon the redemption of their shares and (ii) the underwriters of the Buyer’s initial public offering in respect of their deferred underwriting commissions held in the Trust Account, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), and hereby waives any claims it has or may have at any time solely against the Trust Account (including the Trust Distributions) as a result of, or arising out of, any discussions, contracts or agreements (including this Agreement) between the Buyer and such Party and will not seek recourse against the Trust Account (including the Trust Distributions) for any reason whatsoever. Each of the Parties (other than the Buyer) agrees and acknowledges that such irrevocable waiver is material to this Agreement and specifically relied upon by the Buyer and the Sponsor to induce the Buyer to enter in this Agreement, and each of such Parties further intends and understands such waiver to be valid, binding and enforceable against such Party and each of its respective Affiliates that it has the authority to bind under applicable Law. To the extent a Party (other than the Buyer) or any of such Party’s Affiliates that such Party has the authority to bind commences any Proceeding against the Buyer, its Affiliates or its representatives based upon, in connection with, relating to or arising out of any matter relating to the Buyer, its Affiliates or its representatives, which Proceeding seeks, in whole or in part, monetary relief against the Buyer or such Affiliate or its representatives, each Party hereby acknowledges and agrees that such Party’s and its Affiliates’ sole remedy shall be against assets of the Buyer or such Affiliate or representatives, not in the Trust Account and that such claim shall not permit any such Party or such Affiliates (or any Person claiming on any of their behalves) to have any claim against the Trust Account (including the Trust Distributions) or any amounts contained in the Trust Account while in the Trust Account.

Section 10.12 Specific Performance. Each Party acknowledges that the rights of each Party to consummate the transactions contemplated by this Agreement are unique and recognize and affirm that in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached, money damages would be inadequate (and therefore the non-breaching Party would have no adequate remedy at Law) and the non-breaching Party would be irreparably damaged. Accordingly, each Party agrees that each other Party shall be entitled to specific performance, an injunction or other equitable relief (without posting of bond or other security or needing to prove irreparable harm) to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any Proceeding, in addition to any other remedy to which such Person may be entitled. Each Party agrees that it will not oppose the granting of specific performance and other equitable relief on the basis that the other Parties have an adequate remedy at Law or that an award of specific performance is not an appropriate remedy for any reason at Law or equity. The Parties acknowledge and agree that any Party seeking an injunction to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 10.12 shall not be required to provide any bond or other security in connection with any such injunction. Notwithstanding the foregoing, in no event shall the Buyer be entitled to seek the remedy of specific performance of this Agreement directly against the Financing Sources, solely in their respective capacities as lenders or arrangers in connection with the Debt Financing.

Section 10.13 No Third-Party Beneficiaries. This Agreement is for the sole benefit of the Parties and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such permitted assigns, any legal or equitable rights hereunder (other than in respect of the Company Indemnified Persons, the Buyer Indemnified Persons, Cooley, DLA, and the Non-Party Affiliates, each of whom is an express third-party beneficiary hereunder to the specific provisions in which such Person is referenced and entitled to enforce only such obligations hereunder). The provisions of this Section 10.13 and Sections 10.5, 10.10, 10.12 and 10.15 shall be enforceable against all parties to this Agreement by each Financing Source Party.

Section 10.14 Disclosure Letters and Exhibits. The Disclosure Letters and Exhibits attached hereto or referred to in this Agreement are (a) each hereby incorporated in and made a part of this Agreement as if set forth in full herein and (b) qualified in their entirety by reference to specific provisions of this Agreement. Any fact or item disclosed in any Section of a Disclosure Letter shall be deemed disclosed in each other Section of the applicable Disclosure Letter to which such fact or item may apply so long as (i) such other Section is referenced by applicable cross-reference or (ii) it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such other Section or portion of the Disclosure Letter. The headings contained in the Disclosure Letters are for convenience of reference only and shall not be deemed to modify or influence the interpretation of the information contained in the Disclosure Letters or this Agreement. The Disclosure Letters are not intended to constitute, and shall not be construed as, an admission or indication that any such fact or item is required to be disclosed. The Disclosure Letters shall not be deemed to expand in any way the scope or effect of any representations, warranties or covenants described in this Agreement. Any fact or item, including the specification of any dollar amount, disclosed in the Disclosure Letters shall not by reason only of such inclusion be deemed to be material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement, and matters reflected in the Disclosure Letters are not necessarily limited to matters required by this Agreement to be reflected herein and may be included solely for information purposes. No disclosure in the Disclosure Letters relating to any possible breach or violation of any Contract, Law or Order shall be construed as an admission or indication that any such breach or violation exists or has actually occurred. Moreover, in disclosing the information in the Disclosure Letters, the Parties do not waive any attorney-client privilege associated with such information or any protection afforded by the work-product doctrine with respect to any of the matters disclosed or discussed therein. The information contained in the Disclosure Letters shall be kept strictly confidential by the Parties and no third party may rely on any information disclosed or set forth therein.

Section 10.15 No Recourse. Notwithstanding anything that may be expressed or implied in this Agreement (except in the case of the immediately succeeding sentence) or any Ancillary Agreement, and notwithstanding the fact that any Party may be a corporation, partnership, limited liability company, or otherwise, each Party, by its acceptance of the benefits of this Agreement, covenants, agrees and acknowledges that no Persons other than the Parties shall have any obligation hereunder and that it has no rights of recovery hereunder against, and no recourse hereunder or under any Ancillary Agreements or other instruments delivered contemporaneously herewith or in respect of any oral representations made or alleged to be made in connection herewith or therewith shall be had against any former, current, or future director, officer, agent, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative or employee of any Party (or any of their successors or permitted assignees), against any former, current, or future general or limited partner, manager, stockholder, or member of any Party (or any of their successors or permitted assignees) or any Affiliate thereof, or against any former, current, or future director, officer, agent, employee, Affiliate, manager, assignee, incorporator, controlling Person, fiduciary, representative, general or limited partner, stockholder, manager or member of any of the foregoing, but in each case not including the Parties (each, but excluding for the avoidance of doubt, the Parties, a “Non-Party Affiliate”), whether by or through attempted piercing of the corporate veil, by or through a claim (whether in tort, Contract or otherwise) by or on behalf of such Party against the Non-Party Affiliates, by the enforcement of any assessment or by any Proceeding, or by virtue of any statute, regulation or other applicable Law, or otherwise; it being agreed and acknowledged that no personal Liability whatsoever shall attach to, be imposed on, or otherwise be incurred by any Non-Party Affiliate, as such, for any obligations of the applicable Party under this Agreement or the transactions contemplated by this Agreement, under any documents or instruments delivered contemporaneously herewith, in respect of any oral representations made or alleged to be made in connection herewith or therewith, or for any claim (whether in tort, Contract or otherwise) based on, in respect of, or by reason of, such obligations or their creation. Notwithstanding the forgoing, a Non-Party Affiliate may have obligations under any documents, agreements, or instruments delivered contemporaneously herewith or otherwise required by this Agreement if such Non-Party Affiliate is party to such document, agreement or instrument. Except to the extent otherwise set forth in, and subject in all cases to the terms and conditions of and limitations herein, this Agreement may only be enforced against, and any claim or cause of action of any kind based upon, arising out of, or related to this Agreement, or the negotiation, execution or performance of this Agreement, may only be brought against the entities that are named as Parties and then only with respect to the specific obligations set forth herein with respect to such Party. Each Non-Party Affiliate is intended as a third-party beneficiary of this Section 10.15.

Section 10.16 Legal Representation.

(a) The Company.

(i) Each Party hereby agrees, on its own behalf and on behalf of its directors, managers, officers, owners, employees and Affiliates and each of their successors and assigns (all such parties, the “Waiving Parties”), that Cooley LLP (or any successor thereto) (“Cooley”) may represent any BioTE Company or any direct or indirect director, manager, officer, owner, employee or Affiliate thereof, in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Company Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the BioTE Companies in connection with the transactions contemplated by this Agreement, and each Party on behalf of itself and the Waiving Parties hereby consents thereto and irrevocably waives (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Company Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Buyer and the Company acknowledges that the foregoing provision applies whether or not Cooley provides legal services to the BioTE Companies after the Closing Date. Each of the Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among Cooley, the BioTE Companies and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the BioTE Companies and is exclusively controlled by the BioTE Companies and shall not pass to or be claimed by the Members’ Representative or the Buyer. From and after the Closing, none of the Buyer or any Person purporting to act on behalf of or through the Buyer or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, the Buyer on behalf of itself and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among Cooley, any BioTE Company and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Company Post-Closing Representation. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer, on the one hand, and a third party other than a BioTE Company, on the other hand, the Buyer may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that the Buyer may not waive such privilege without the prior written consent of a BioTE Company.

(b) The Buyer.

(i) Each Waiving Party hereby agrees that DLA Piper LLP (US) (or any successor thereto) (“DLA”) may represent the Buyer or any direct or indirect director, manager, officer, owner, employee or Affiliate of the Buyer (including the BioTE Companies), in connection with any dispute, claim, Proceeding or Liability arising out of or relating to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby (any such representation, the “Buyer Post-Closing Representation”) notwithstanding its representation (or any continued representation) of the Buyer in connection with the transactions contemplated by this Agreement, and the Company, on behalf of itself and the Waiving Parties, hereby consents thereto and irrevocably waive (and will not assert) any conflict of interest or any objection arising therefrom or relating thereto, even though the interests of the Buyer Post-Closing Representation may be directly adverse to the Waiving Parties.

(ii) Each of the Buyer and the Company acknowledges that the foregoing provision applies whether or not DLA provides legal services to the Buyer after the Closing Date. Each of the Buyer and the Company, for itself and the Waiving Parties, hereby irrevocably acknowledges and agrees that all communications among DLA, the Buyer, the Sponsor, and/or any director, manager, officer, owner, employee or representative of any of the foregoing made in connection with the negotiation, preparation, execution, delivery and performance under, or any dispute, claim, Proceeding or Liability arising out of or relating to, this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby or any matter relating to any of the foregoing, are privileged communications and the attorney-client privilege and the expectation of client confidence belongs solely to the Sponsor and is exclusively controlled by the Sponsor and shall not pass to or be claimed by the Buyer or any of the BioTE Companies. From and after the Closing, none of the Buyer, the Company, nor any Person purporting to act on behalf of or through the Buyer, the Company, or any of the Waiving Parties, will seek to obtain the same by any process. From and after the Closing, each of the Buyer, the Company, and the Waiving Parties, irrevocably waives and will not assert any attorney-client privilege with respect to any communication among DLA, the Buyer, the Sponsor and/or any director, manager, officer, owner, employee or representative of any of the foregoing occurring prior to the Closing in connection with any Buyer Post-Closing Representation. Without limiting the generality of the foregoing, upon and after the Closing, (A) the Sponsor shall be the sole holder of the attorney-client privilege with respect to such engagement, and none of the Buyer, the BioTE Companies, or their respective Affiliates (other than the Sponsor) shall be a holder thereof, (B) to the extent that files of DLA in respect of such engagement constitute property of the client, only the Sponsor (and not the Buyer, the BioTE Companies, or their respective Affiliates (other than the Sponsor)) shall hold such property rights and (C) DLA shall have no duty whatsoever to reveal or disclose any such attorney-client communications or files to any of the Buyer, the BioTE

Companies, or their respective Affiliates (other than the Sponsor) by reason of any attorney-client relationship between DLA and the Buyer, the BioTE Companies, or their respective Affiliates (other than the Sponsor) or otherwise. Notwithstanding the foregoing, in the event that a dispute arises between the Buyer or any BioTE Company, on the one hand, and a third party, on the other hand, the Buyer and the applicable BioTE Company may assert the attorney-client privilege to prevent disclosure of confidential communications to such third party; provided, however, that the Buyer or any BioTE Company may not waive such privilege without the prior written consent of the Sponsor.

Section 10.17 Acknowledgements.

(a) The Company. Each of the BioTE Companies specifically acknowledges and agrees to the Buyer’s disclaimer of any representations or warranties other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement, whether made by the Buyer or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the BioTE Companies, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided by the Buyer, its Affiliates or representatives to the Company or any of its Affiliates or representatives), other than those set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement. The Company specifically acknowledges and agrees that, without limiting the generality of this Section 10.17, neither the Buyer nor any of its Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Company specifically acknowledges and agrees that except for the representations and warranties set forth in Article IV and any Ancillary Agreement or certificate delivered by the Buyer pursuant to this Agreement, the Buyer makes no, nor has the Buyer made, any other express or implied representation or warranty with respect to the Buyer, its assets or Liabilities, the businesses of the Buyer or the transactions contemplated by this Agreement or the Ancillary Agreements.

(b) The Buyer. The Buyer specifically acknowledges and agrees to the Company disclaimer of any representations or warranties other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any BioTE Company or the Members’ Representative pursuant to this Agreement, whether made by the Company or any of its Affiliates or representatives, and of all Liability and responsibility for any representation, warranty, projection, forecast, statement, or information made, communicated, or furnished (orally or in writing) to the Buyer, its Affiliates or representatives (including any opinion, information, projection, or advice that may have been or may be provided to the Buyer, its Affiliates or representatives by any BioTE Company or any of its respective Affiliates or representatives), other than those set forth in Article III and any Ancillary Agreement or certificate delivered by any BioTE Company or the Members’ Representative pursuant to this Agreement. The Buyer specifically acknowledges and agrees that, without limiting the generality of this Section 10.17, no BioTE Company nor any of their respective Affiliates or representatives has made any representation or warranty with respect to any projections or other future forecasts. The Buyer specifically acknowledges and agrees that except for the representations and warranties set forth in Article III and any Ancillary Agreement or certificate delivered by any BioTE Company or the Members’ Representative pursuant to this Agreement, the Company does not make, nor has the Company made, any other express or implied representation or warranty with respect to the BioTE Companies, their assets or Liabilities, the businesses of the BioTE Companies or the transactions contemplated by this Agreement or the Ancillary Agreements.

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BUYER:

HAYMAKER ACQUISITION CORP. III

By:	/s/ Christopher Bradley

Name:	Christopher Bradley
Title:	Chief Financial Officer

SPONSOR:

HAYMAKER SPONSOR III LLC

By:	/s/ Steven J. Heyer

Name:	Steven J. Heyer
Title:	Managing Member

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

BIOTE HOLDINGS, LLC and

CLASS A MEMBER:
BIOTE MANAGEMENT, LLC (for itself as Class A Member hereunder and on behalf of BioTE Holdings, LLC, as its sole member and manager)

By:	/s/ Gary S. Donovitz
Name: Gary S. Donovitz, its Sole Member and Manager

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

FOUNDER:

DR. GARY DONOVITZ

By:	/s/ Gary S. Donovitz

[Signature Page to Business Combination Agreement]

IN WITNESS WHEREOF, each of the undersigned has caused this Business Combination Agreement to be duly executed as of the date first above written.

MEMBERS’ REPRESENTATIVE:

TERESA S. WEBER

By:	/s/ Teresa S. Weber

[Signature Page to Business Combination Agreement]